Exhibit 2.1

Dated September 7, 2020

Agreement and Plan of Merger

between

B. Riley Principal Merger Corp. II,
as Parent

BMRG Merger Sub, LLC,
as Merger Sub I,

BMRG Merger Sub II, LLC,
as Merger Sub II,

Eos Energy Storage LLC,
as the Company

New Eos Energy LLC,
as Newco

and

AltEnergy Storage VI, LLC
in its capacity as the Securityholder Representative

i

EXHIBITS

Exhibit A	-	Form of Company Unitholder Approval
Exhibit B	-	Form of Third A&R Certificate of Parent
Exhibit C	-	Form of Certificate of Merger
Exhibit D	-	Form of Unitholder Letter of Transmittal
Exhibit E	-	Form of Company Bringdown Certificate
Exhibit F	-	Form of Sponsor Earn Out Agreement
Exhibit G	-	Form of FIRPTA Certificates
Exhibit H	-	Form of Director Nomination Agreement
Exhibit I	-	Form of Registration Rights Agreement
Exhibit J	-	Form of Parent Bringdown Certificate
Exhibit K	-	Form of Surviving Company Operating Agreement
Exhibit L	-	Form of Subscription Agreement
Exhibit M	-	Directors and Officers

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of September 7, 2020, by and among (i) B. Riley Principal Merger Corp. II, a Delaware corporation (“Parent”), (ii) BMRG Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub I”), (iii) BMRG Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub II”), (iv) Eos Energy Storage LLC, a Delaware limited liability company (the “Company”), (v) New Eos Energy LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of the Company (“Newco”), and (vi) AltEnergy Storage VI, LLC, a Delaware limited liability company, in its capacity as the Securityholder Representative hereunder (in such capacity, the “Securityholder Representative”). Each of Parent, Merger Sub I, Merger Sub II, the Company, Newco and the Securityholder Representative is also referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

Whereas, Parent is a blank check company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, each of Merger Sub I and Merger Sub II is a newly formed, wholly owned Subsidiary of Parent, and was formed for the sole purpose of the transactions contemplated by this Agreement;

WHEREAS, Newco is a newly formed, wholly owned Subsidiary of the Company, and was formed for the sole purpose of the transactions contemplated by this Agreement;

WHEREAS, upon the terms and subject to the conditions set forth herein and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), the Parties intend to enter into a business combination transaction by which: (1) Merger Sub I will merge with and into Newco (the “First Merger”), whereupon the separate existence of Merger Sub I will cease, and Newco will continue as the surviving company (such company, in its capacity as the surviving company of the First Merger, is sometimes referred to as the “First Surviving Company”) and become a wholly owned subsidiary of Parent; and (2) immediately following the First Merger and as part of the same overall transaction as the First Merger, the First Surviving Company will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), whereupon the separate existence of the First Surviving Company will cease, and Merger Sub II will continue as the surviving company (Merger Sub II, in its capacity as the surviving company of the Second Merger, is sometimes referred to as the “Ultimate Surviving Company”) and a wholly owned subsidiary of Parent;

WHEREAS, for U.S. federal income tax purposes, each of the Parties intends that the Mergers, taken together, will constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Parent and the Company (or, after the Pre-Closing Reorganization, Newco) are to be parties under Section 368(b) of the Code and the Treasury Regulations, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g) (the “Intended Tax Treatment”);

WHEREAS, the board of directors of the Company (the “Board”) and the Company, as the sole member of Newco, as of the date hereof, have carefully considered the terms of this Agreement and have: (1) declared this Agreement and the transactions contemplated by this Agreement and the documents referenced herein, including the Mergers, upon the terms and subject to the conditions set forth herein, to be fair to and in the best interests of the Company, Newco and the Unitholders, (2) approved and declared advisable this Agreement in accordance with applicable Law, and (3) adopted a resolution directing that the adoption of this Agreement be submitted to Preferred Members (as defined in the Company Operating Agreement) for consideration and recommended that all of Preferred Members adopt this Agreement in their capacity as the holders of Preferred Units as of the date hereof and, after giving effect to the Pre-Closing Reorganization, the holders of preferred units of Newco as contemplated by Section 5.14;

WHEREAS, simultaneously with the execution of this Agreement, the Company is delivering a written consent in substantially the form attached hereto as Exhibit A (the “Company Unitholder Approval”) from the Preferred Members which hold more than fifty percent (50%) of the Preferred Units (as defined in the Company Operating Agreement) of the Company, and who after giving effect to the Pre-Closing Reorganization, will hold more than fifty percent (50%) of the preferred units of Newco as contemplated by Section 5.14;

WHEREAS, the board of directors of Parent has (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are fair to, and in the best interests of, Parent and Parent’s stockholders, and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers, in each case on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, simultaneously with the execution of this Agreement, Parent is delivering written consents (in its capacity as the sole member of each of Merger Sub I and Merger Sub II) approving this Agreement and the transactions contemplated hereby.

AGREEMENT

Now, therefore, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. “Affiliate” shall also include for any individual: (a) such individual’s spouse and lineal descendants (whether natural or adopted); and (b) a trust solely for the benefit of such individual and/or the individuals described in the foregoing clause (a) with respect to such individual. For the avoidance of doubt, HI-POWER shall not be considered an “Affiliate” hereunder.

“Affiliated Group” means a group of Persons that elects to or is required to file, or otherwise files, a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group or other group recognized by applicable Tax Law.

“Allocation Schedule” means a schedule included as part of the Closing Settlement Statement setting forth the allocation of the Merger Consideration among the Securityholders, and in no event shall the Allocation Schedule allocate more Parent Shares than the Merger Consideration (except in the case of the allocation of Earn Out Shares, if applicable). If, and to the extent, following the Closing, the Allocation Schedule is subject to adjustment or other modification in connection with any settlement or judgment with respect to, or other final resolution of, the Indemnified Matters, any reference herein to the Allocation Schedule shall be to the Allocation Schedule, as so adjusted or modified.

“Ancillary Documents” means, collectively, any agreements, documents, instruments and certificates entered into in connection herewith and any and all exhibits and schedules thereto.

“Anti-Corruption Laws” means applicable Laws related to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable Law that prohibits bribery, corruption, fraud or other improper payments.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized by Law to close in the State of New Jersey or the State of New York.

“Cash Equity” means the aggregate amount of cash committed by Equity Financing Sources pursuant to any Subscription Agreements.

“Change of Control” means the occurrence in a single transaction or as a result of a series of transactions of one or more of the following events: (a) any Person or “group” (as defined in the Securities Exchange Act) of Persons acquires (i) direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of Parent or (ii) control of the Parent Board; (b) a merger, consolidation, reorganization or other business combination, however effected, involving Parent and, immediately after the consummation of such transaction or series of transactions, either (i) the Parent Board immediately prior to the merger, consolidation, reorganization or other business combination does not constitute at least a majority of the board of directors of the company surviving the merger, consolidation, reorganization or other business combination, or if the surviving company is a Subsidiary, the ultimate parent thereof, or (ii) the voting securities of Parent immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such transaction or series of transactions or, if the surviving company is a Subsidiary, the ultimate parent thereof; or (c) a sale of all or substantially all of the assets of Parent.

“Closing Settlement Statement” means that certain Closing Settlement Statement, Funds Flow and Allocation Schedule, dated as of the Closing Date, by and among the Parties.

“Code” means the Internal Revenue Code of 1986, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that Section regardless of how numbered or classified.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Organization; Authority; Enforceability), Section 3.03 (Capitalization), Section 3.04(d) (Financial Statements), Section 3.08 (Tax Matters), Section 3.12 (Brokerage), Section 3.26 (Affiliate Transactions) and Section 3.30 (Sales and Assets).

“Company Operating Agreement” means the Sixth Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 26, 2017, as amended by the First Amendment, dated as of April 30, 2018.

“Company Option” means any outstanding option to purchase Units heretofore granted under the Equity Plan; provided that, for the avoidance of doubt, following the Pre-Closing Reorganization, “Company Options” shall mean the equivalent respective equity interests of Newco assumed by Newco pursuant to Section 5.14.

“Company Optionholder” means a holder of Company Options outstanding immediately prior to the Effective Time.

“Company Restricted Unitholder” means a holder of Company Restricted Units outstanding immediately prior to the Effective Time.

“Company Restricted Units” means any outstanding restricted Unit whose value is determined by reference to the value of a Unit, heretofore granted under the Equity Plan; provided that, for the avoidance of doubt, following the Pre-Closing Reorganization, “Company Restricted Units” shall mean the equivalent respective limited liability company interests of Newco issued to the holders of such Company Restricted Units pursuant to Section 5.14.

“Company Subsidiaries” means the direct and indirect Subsidiaries of the Company. For the avoidance of doubt, HI-POWER shall not be considered a “Company Subsidiary” hereunder.

“Company Transaction Expenses” means, without duplication, all expenses of the Eos Companies and the Newco Companies incurred or to be incurred prior to the Closing in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and any Alternative Acquisition, including (i) any and all professional or transaction related costs, fees and expenses of legal, accounting and financial advisors, consultants, auditors, accountants and brokers and (ii) severance payments to directors, officers and employees, bonuses, retention payments and any other change-of-control or similar payments payable as a result of or in connection with the transactions contemplated by this Agreement (including the employer portion of any Tax in connection with such payments).

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated as of June 21, 2020, by and between Parent and the Company.

“Contract” means any written or oral contract, obligation, understanding, commitment, lease, license, purchase order, bid or other agreement (including any amendments thereto).

“Copyleft Terms” means any terms of a license commonly referred to as an open source, free Software, copyleft, or community source code license (including any library or code licensed under the GNU General Public License, GNU Lesser General Public License, Affero General Public License, Apache Software License, or any other public source code license arrangement) or any similar license, in each case that require, as a condition of or in connection with any Eos Company’s use, modification or distribution thereof as currently conducted, that any proprietary Software of the Eos Companies (i) be disclosed, made available, or distributed in source code form or (ii) be redistributable at no charge to subsequent licensees or be subject to any restriction on the consideration to be charged for the distribution thereof.

“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedules” means the Company Disclosure Schedules delivered by the Company to Parent concurrently with the execution and delivery of this Agreement.

“Earn Out Period” means the period from (and excluding) the Closing Date to (and including) the day that is the fifth anniversary of the Closing Date.

“Environmental Laws” means all applicable Laws and Orders concerning public health and safety, worker and occupational health and safety, natural resources and pollution or protection of the environment, including all those relating to the use, presence, generation, handling, transportation, treatment, storage, disposal, recycling, distribution, labeling, testing, discharge, release, threatened release, or cleanup of any Hazardous Substances, materials, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, fuel oil products and byproducts, mold, asbestos, polychlorinated biphenyls, noise or radiation.

“Eos Companies” means, collectively, the Company, the Company Subsidiaries and (other than for purposes of Article III and related defined terms to the extent they are used in Article III) the Newco Companies.

“Equity Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the equity financing for the transactions contemplated by this Agreement, including the parties named in any Subscription Agreement, together with their current or future limited partners, shareholders, managers, members, controlling Persons, respective Affiliates and their respective Affiliates and representatives involved in such equity financing and, in each case, their respective successors and assigns.

“Equity Interests” means, with respect to any Person, all of the shares, units, interests or quotas of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation, all other similar rights of such Person, and all of the other ownership or profit interests of such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Plan” means the 2012 Equity Incentive Plan of the Company (or, after the Pre-Closing Organization, Newco).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means a trade or business (whether or not incorporated) that is treated as a single employer with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Event of Default” means, with respect to any Unitholder, that (a) there shall be an Agreed Claim, and (b) such Unitholder shall have failed to satisfy its Obligations with respect to such Agreed Claim within thirty (30) days after delivery of written notice thereof to such Unitholder.

“Export Control Laws” means export, import, deemed export, transfer, and retransfer controls contained in the U.S. Export Administration Regulations or similar controls from any other applicable jurisdiction.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“Flow-Thru Entity” means (a) any entity, plan or arrangement that is treated for income Tax purposes as a partnership or a disregarded entity, (b) a “specified foreign corporation” within the meaning of Code Section 965, or (c) a “passive foreign investment company” within the meaning of Code Section 1297.

“Fraud” means a misrepresentation or omission of a fact (i) contained in or intentionally omitted from the representations and warranties made in this Agreement or an Ancillary Document, (ii) that is false or necessary to make the representations and warranties made not misleading, (iii) made with knowledge of its falsity or misleading nature of its omission, (iv) made or omitted with the intent to deceive or mislead, (v) relied on by the other party to this Agreement or such Ancillary Document, and (vi) detrimental to the party relying on such misrepresentation or omission.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws, (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement, or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission, self-regulatory organization (including the NYSE) or instrumentality of any federal, state, local or foreign jurisdiction.

“Governmental Rule” means Laws promulgated by any agency of a Governmental Entity.

“Hazardous Substances” means all substances, materials, chemicals, or wastes categorized under Environmental Laws as hazardous, toxic, or as a pollutant or contaminant, including any petroleum products or byproducts, asbestos, asbestos-containing materials, polychlorinated biphenyls, radioactive materials and per- and polyfluoroalkyl substances.

“HI-POWER” means HI-POWER, LLC.

“Holtec MoA” means that certain Memorandum of Agreement, dated as of August 10, 2020, by and between Holtec International and the Company.

“Holtec Shortfall” means $6,000,000 minus the amount by which Holtec International funds the balance of its commitment to the Company pursuant to the Holtec MoA after the date hereof and prior to Closing (it being understood that if Holtec International funds the entire $6,000,000 balance of its commitment, the Holtec Shortfall shall be $0).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to the Eos Companies and the Newco Companies, without duplication: (a) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) all capitalized Lease obligations as defined under GAAP; (d) any Liabilities in respect of deferred purchase price for property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise for additional purchase price (including any earnouts); (e) any and all letters of credit (to the extent drawn); (f) obligations under derivative financial instruments, including hedges, currency and interest rate swaps and other similar instruments; (g) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties; (h) indebtedness secured by a Lien on assets or properties of any Eos Company or any Newco Company; (i) direct or indirect guarantees or other contingent liabilities (including so called “make-whole”, “take-or-pay” or “keep-well” agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (h) above, or (i) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (h) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto; provided, that “Indebtedness” shall not include (i) any intercompany Indebtedness between or among the Eos Companies, or (ii) Company Transaction Expenses.

“Indemnity Pro Rata Share” means, with respect to each Unitholder, an amount (expressed as a percentage) equal to (a) the portion of the Merger Consideration to which such Unitholder is entitled as set forth on the Allocation Schedule divided by (b) the portion of the Merger Consideration to which all Unitholders are entitled as set forth on the Allocation Schedule.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, all improvements thereto, and all issued patents, utility models, design registrations, and industrial designs and all applications for any of the foregoing, together with all reissuances, provisionals, continuations, continuations-in-part, divisions, extensions, renewals and reexaminations thereof (collectively, “Patents”), (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate and business names, and other indicia of origin, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (collectively, “Trademarks”), (c) all works of authorship, Software, copyrightable works, all copyrights and rights in databases, and all applications, registrations, and renewals in connection therewith and all moral rights associated with any of the foregoing (collectively, “Copyrights”), (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all Internet domain names and social media accounts, (g) all other proprietary rights and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Intervening Event” means any event, development, circumstance, occurrence or change in circumstances or facts materially adverse to the Eos Companies’ financial condition, properties, assets, liabilities, operations or results of operations that was not known to (or, if known, the material consequences of which (or the magnitude of which) was not known to) the Parent Board on the date of this Agreement and did not result from a breach of this Agreement by Parent, and does not relate to an alternative business combination to that contemplated in this Agreement. For the avoidance of doubt, “Intervening Event” shall not include the COVID-19 virus and related pandemic.

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information and operational technology equipment, automated systems and all associated documentation, in each case, used or held for use in the operation of the Eos Companies.

“Key Employees” means Russ Stidolph, Joe Mastrangelo, Mack Treece and Sagar Kurada.

“Knowledge” (a) as used in the phrases “to the Knowledge of the Company” or phrases of similar import means the actual knowledge of the Key Employees, after reasonable inquiry of each such individual’s direct reports with respect to the applicable subject matter and (b) as used in the phrases “to the Knowledge of Parent” or phrases of similar import means the actual knowledge of Daniel Shribman and Matthew Feinberg, after reasonable inquiry of such individual’s direct reports with respect to the applicable subject matter.

“Laws” means all laws, statutes, ordinances, codes, rules, regulations, injunctions, judgments, decrees and Orders of Governmental Entity, including common law, in each case in effect on or prior to the Closing Date. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Leakage” means the aggregate amount of all distributions or payments of cash or other property made by the Eos Companies or the Newco Companies during the Lock Box Period pursuant to any of the following transactions, except for those transactions that constitute Permitted Leakage: (a) the declaration, making or payment of any dividend, distribution or return of capital, or any redemption, purchase or other acquisition of Equity Interests or other securities of or ownership interests in any Eos Company or Newco Company, or any payments in lieu of any of the foregoing (whether in cash or in kind); (b) the payment of any remuneration, commission, royalty, licensing or service fees, management fees, advisory or monitoring fees, termination fees or penalties or consulting fees to any Securityholder, any other equityholder of the Company or Newco or any of their respective Affiliates or on their respective behalves; (c) the amount of any payment or other liability waived or discharged (including by way of conversion into equity) by any Eos Company or Newco Company of any amount that was owed to it by any Securityholder, any other equityholder of the Company or Newco or any of their respective Affiliates; (d) any payment of any type in respect of any Indebtedness (including any breakage fees or penalties), in each case, by any Eos Company or Newco Company to any Securityholder, any other equityholder of the Company or Newco or any of their respective Affiliates; (e) any assignment, transfer or surrender of any assets to, or the making of any payment on behalf of, any Securityholder, any other equityholder of the Company or Newco or any of their respective Affiliates; (f) any indemnity or other contingent liability or obligation granted or assumed by any Eos Company or Newco Company in favor of any Securityholder, any other equityholder of the Company or Newco or any of their respective Affiliates; (g) the creation of any Lien over any asset of the Company, Newco or any of their Subsidiaries in favor of any Securityholder, any other equityholder of the Company or Newco or any of their respective Affiliates (other than the Company or any wholly owned Company Subsidiary), unless such Lien is released at or prior to the Closing; and (h) the payment or incurrence of any Tax, fee, interest or cost by any Eos Company or Newco Company as a result of any of the matters set out in (a) through (g) above.

“Leakage Certificate” means a certificate to be executed by the chief financial officers of the Company and Newco certifying that there has been no Leakage (or any Leakage that has occurred, each item of Leakage and the amount thereof) during the Lock Box Period.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Eos Companies.

“Leases” means all leases, subleases, licenses, concessions and other agreements pursuant to which any Eos Company holds any Leased Real Property (along with all amendments, modifications and supplements thereto).

“Liability” means any liability, debt, obligation, loss, damage, claim, penalty, fine, duty, guarantee, cost, expense or other charge (including costs of investigation and defense and reasonable attorney’s fees, costs and expenses) of any kind or nature, in each case, whether direct or indirect, accrued or unaccrued, known or unknown, liquidated or unliquidated, asserted or unasserted, absolute or contingent, matured or unmatured or disputed or undisputed, including those arising under any Laws or Proceeding.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, preferences, priorities, licenses, easements, covenants, restrictions and security interests thereon.

“Lock Box Period” means the period from and including June 23, 2020 to and including the Closing.

“Losses” means, with respect to any Person, all losses, damages, judgments, Taxes, awards, penalties, settlements and out-of-pocket expenses (including reasonable attorneys’ fees), including any (a) consequential, indirect, special, punitive (only to the extent such punitive damages are paid or payable to a third party in connection with a third party claim) exemplary or treble damages, (b) calculations of damages or loss using loss of future revenue, income or profits or diminution of value, (c) damages based on a multiple of earnings or other metric or loss of business reputation or opportunity, and (d) the amount, if any, by which the aggregate Seller Defense Costs actually paid by Parent or any of its Subsidiaries exceeds the Deductible.

“Material Adverse Effect” means any event, circumstance, development, state of facts, occurrence, change or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material and adverse effect upon (a) the business, results of operations or financial condition of the Eos Companies as a whole, or (b) the ability of the Eos Companies, to perform their respective obligations and to consummate the transactions contemplated by this Agreement and the other agreements contemplated herein; provided, however, in respect of clause (a) only, that none of the following (or the effect of the following), alone or in combination, will constitute a Material Adverse Effect: (i) changes that are the result of factors generally affecting the industries or markets in which the Eos Companies operate; (ii) changes in Law or GAAP or the interpretation thereof, in each case after the date hereof; (iii) any failure of any Eos Company to achieve any projected periodic earnings, revenue, expense, sales or other estimated projection, forecast or budget prior to the Closing (it being understood that the underlying facts giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred); (iv) changes to the extent affecting the national, regional or world economy or financial markets; (v) any change in the financial, banking, or securities market; (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other similar natural disaster or act of god, and other similar force majeure event; (vii) any national or international political or social conditions in any jurisdiction in which the Eos Companies conduct business; (viii) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (ix) any epidemic, pandemic or disease outbreak (including the COVID-19 virus and related pandemic); or (x) the public announcement of the transactions contemplated hereby; provided, however, that, any event, circumstance, development, state of facts, occurrence, change or effect that results from a matter described in any of the foregoing clauses (i) through (viii) (but excluding clause (iii)) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such event, circumstance or state of facts has a material and disproportionate effect on the Eos Companies, relative to other comparable entities operating in the industries or markets in which the Eos Companies operate.

“Material Suppliers” means (a) (i) the top twenty (20) suppliers (determined by the amount purchased) of the Eos Companies for the fiscal year ended December 31, 2019 and (ii) the top five (5) suppliers (determined by the amount purchased) of the Eos Companies for the seven-month period ended July 31, 2020, and (b) any supplier who is (i) a sole supplier of any material equipment, materials, products, supplies, goods, components or other assets or services and (ii) not readily replaceable without the incurrence of material cost or delay based on the reasonable judgement of the Parent.

“Merger Consideration” means (a) 30,000,000 Parent Shares minus (b) the number of Parent Shares equal to the quotient obtained when dividing Leakage (other than Permitted Leakage), if any, by $10.00 minus (c) the number of Parent Shares equal to the quotient obtained when dividing the Holtec Shortfall, if any, by $10.00.

“Nasdaq” means the Nasdaq Capital Market.

“Newco Companies” means, collectively, Newco and its Subsidiaries.

“NYSE” means the New York Stock Exchange.

“Occurrence” means any accident, happening or event which occurs or has occurred at any time on or prior to the Closing Date that is caused or allegedly caused by any hazard or defect in manufacture, design, materials or workmanship including any failure or alleged failure to warn or any breach or alleged breach of express or implied warranties or representations with respect to a product manufactured, shipped, sold or delivered by or on behalf of any Eos Company which results or is alleged to have resulted in injury or death to any Person or damage to or destruction of property (including damage to or destruction of the product itself) or other consequential damages, at any time.

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with any Governmental Entity or arbitral institution.

“Ordinary Course Tax Sharing Agreement” means any commercial agreement entered into in the Ordinary Course of Business for which the principal subject matter is not Tax but which contains customary Tax indemnification provisions.

“Owned Intellectual Property” means all Intellectual Property owned or purported by any of the Eos Companies in writing to be owned, in whole or in part, by any of the Eos Companies. “Owned Intellectual Property” include trade secrets for (a) the recipe for the Eos Companies’ proprietary electrolyte solution and (b) the proprietary Titanium depositing process.

“Parent Board” means the board of directors of Parent.

“Parent Closing Cash” means, as of immediately prior to the Closing, an aggregate amount of cash equal to the result of (without duplication) (a) the cash available to be released from the Trust Account (for avoidance of doubt, after taking into account the Parent Stock Redemption), plus (b) the aggregate net proceeds of any investment in Equity Interests of the Parent by the Equity Financing Sources.

“Parent Disclosure Schedules” means the Parent Disclosure Schedules delivered by Parent to the Company concurrently with the execution and delivery of this Agreement.

“Parent Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Organization; Authority; Enforceability), Section 4.02 (Brokerage), and Section 4.05(a)-(b) (Capitalization).

“Parent Governing Documents” means the certificate of incorporation and bylaws of Parent.

“Parent Material Adverse Effect” means any event, circumstance, development, state of facts, occurrence, change or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material and adverse effect upon the ability of the Parent to perform its obligations and to consummate the transactions contemplated by this Agreement and the other agreements contemplated herein, including the following: (a) any material and adverse changes that are the result of factors affecting the industries or markets in which the Parent receives, or expects to receive, financing; (b) any material and adverse changes in Law or GAAP or the interpretation thereof, in each case effected after the date hereof; (c) changes that are solely the result of economic factors materially and adversely affecting the national, regional, or world economic, securities or financial markets after the date hereof; (d) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other similar natural disaster or act of god, and other force majeure events; (e) any national or international political or social conditions in any jurisdiction in which the Parent reasonably expects to receive financing; (f) any epidemic, pandemic or disease outbreak (including the COVID-19 virus and related pandemic); or (g) any engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel.

“Parent Shares” means the shares of common stock of Parent, par value $0.0001 per share.

“Parent Stock Redemption” means the election of an eligible holder of Parent Shares (as determined in accordance with Parent Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s Parent Shares, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with Parent Governing Documents and the Trust Agreement) in connection with the Parent Stockholder Meeting.

“Parent Stockholder Meeting” means a meeting of the stockholders of Parent to vote on the Parent Stockholder Voting Matters.

“Parent Stockholder Voting Matters” means, collectively, proposals to approve (a) the adoption of this Agreement and the transactions contemplated by this Agreement, (b) the Third Amended and Restated Certificate of Incorporation of Parent in the form attached hereto as Exhibit B (the “Third A&R Certificate”), (c) the issuance of the Parent Shares pursuant to the terms of this Agreement, (d) the issuance of the Parent Shares pursuant to any Subscription Agreement, (e) the LTIP, and (f) any other proposals that are required for the consummation of the transactions contemplated by this Agreement that are submitted to and require the vote of Parent Stockholders in the Proxy Statement.

“Parent Stockholders” means the holders of Parent Shares.

“Parent Transaction Expenses” means all expenses of Parent incurred or to be incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and any Alternative Acquisition, including (i) any and all professional or transaction related costs, fees and expenses of legal, accounting and financial advisors, consultants, auditors, accountants and brokers and (ii) the repayment of sponsor loans and similar expenses.

“Parent Units” means units issued by Parent, each consisting of one share of Parent Class A Common and one-half of one redeemable Parent Warrant.

“Permitted Leakage” means (i) any compensation or benefits, or reimbursement of costs or expenses, paid or payable to or for the benefit of any equityholder of any Securityholder or any Affiliates of a Securityholder in each such case who is also a director, officer, or employee of, or consultant to, any Eos Company in connection with such Person’s services as a director, officer, employee or consultant in each case as paid in the Ordinary Course of Business (including any Taxes paid by the Company in connection with any such amounts paid to such Person), (ii) any payments made with the prior written consent of Parent solely to the extent of the amount approved, and (iii) the payment of the equity of Newco in the Pre-Closing Reorganization in compliance with Section 5.14.

“Permitted Liens” means (a) Liens securing obligations under capital leases, (b) easements, rights of way, restrictions, covenants, reservations or encroachments, minor defects or irregularities in and other similar matters affecting title to the property that do not materially affect the operations of the Eos Companies or the value of their assets, (c) statutory liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or that are being contested in good faith by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (d) statutory Liens in favor of suppliers of goods for which payment is not yet due or delinquent (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (e) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (f) Liens in respect of pledges or deposits under workers’ compensation Laws or similar legislation, unemployment insurance or other types of social security, (g) municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity and which are not violated in any material manner; (h) in the case of Leased Real Property, any Liens which the underlying fee or any other interest in the leased premises (or the land on which, or the building in which, the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground Leases and renewals, extensions, amendments or substitution thereof, in each case, which do not materially affect the operations of the Eos Companies or the value of their assets, (i) non-exclusive licenses of Owned Intellectual Property granted to customers and distributors in the Ordinary Course of Business, (j) Securities Liens, (k) Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money that do not materially affect the operations of the Eos Companies or the value of their assets, and (l) those Liens set forth on Schedule 1.01(a) of the Disclosure Schedules.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means information that relates to an identified or identifiable natural person.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Privacy and Security Requirements” means (a) all Privacy Laws, (b) provisions relating to Processing of Personal Information in all applicable Privacy Contracts, and (c) all applicable Privacy Policies.

“Privacy Contracts” means all Contracts between any Eos Company and any Person that are applicable to the Processing of Personal Information.

“Privacy Laws” means any Laws or Orders applicable to the Processing of Personal Information, including, any Laws or Orders applicable to wiretapping, eavesdropping or the like; any Laws or Orders applicable to the Processing of biometric data; the Federal Trade Commission Act; and all Laws related to breach notification.

“Privacy Policies” means all written, external-facing policies of any Eos Company relating to the Processing of Personal Information, including all website and mobile application privacy policies.

“Proceeding” means any action, claim, suit, litigation, investigation, audit, notice of violation, citation or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Process” or “Processing” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or other activity regarding Personal Information (whether electronically or in any other form or medium).

“Proxy Statement” means the Proxy Statement on Schedule 14A to be filed with the SEC by Parent in connection with the Parent Stockholder Meeting.

“Recall” shall mean a product recall, rework or post sale warning or similar action.

“Required Vote” means the vote of such Parent Stockholders as set forth in the Proxy Statement to the extent required to approve the Parent Stockholder Voting Matters.

“Sanctioned Country” means any country or region that is, or has been in the five (5) years prior to the date hereof, the subject or target of a comprehensive embargo under Sanctions (including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is: (a) listed on any applicable U.S. or non-U.S. sanctions-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, the EU Consolidated List and HM Treasury’s Consolidated List of Persons Subject to Financial Sanctions; (b) organized, resident, or located in a Sanctioned Country; or (c) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a) or (b).

“Sanctions” means all Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council, the European Union, any other EU Guarantor State or any other relevant Governmental Entity.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Exchange Act” means the Securities Exchange Act of 1934.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Security Breach” means a data security breach or breach of Personal Information under applicable Laws.

“Security Incident” means any unauthorized access, use, disclosure, modification or destruction of information or interference with system operations of IT Assets, that impacts the confidentiality, integrity and availability of such information or IT Assets.

“Securityholders” means, collectively, the Unitholders and the Company Optionholders.

“Seller Defense Costs” means reasonable documented out-of-pocket fees, costs and expenses (including attorneys’ fees, accountants’ fees, consultants’ fees, experts’ and other professionals’ fees and premiums for any appeal bond, attachment bond or similar bond (and any broker fees associated with such bond), but without any obligation to apply for or furnish any such bond, it being understood and agreed that the then prevailing hourly rates of Morrison Cohen LLP are deemed reasonable) incurred by or on behalf of the Securityholder Representative in the investigation, opposition, negotiation, defense, appeal or settlement of the Indemnified Matters.

“Software” means all computer software programs and databases (and all derivative works, foreign language versions, enhancements, versions, releases, fixes, upgrades and updates thereto), including software compilations, development tools, compilers, comments, user interfaces, menus, buttons and icons, application programming interfaces, files, data scripts, architecture, algorithms, higher level or “proprietary” languages and all related programming and user documentation, whether in source code, object code or human readable form, and manuals, design notes, programmers’ notes and other items and documentation related to or associated with any of the foregoing and all media and other tangible property necessary for the delivery or transfer thereof.

“Straddle Period” means any taxable period that begins on or before (but does not end on or before) the Closing Date.

“Subscription Agreement” means an agreement in substantially the form attached hereto as Exhibit L or other agreement reasonably acceptable to Parent pursuant to which an Equity Financing Source has committed to invest cash into Parent in order to acquire equity securities of Parent prior to or in connection with the Closing. For the avoidance of doubt, the term “Subscription Agreement” does not include that certain Forward Purchase Agreement, dated May 19, 2020, by and between Parent and B. Riley Principal Investments, LLC.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

“Tax” or “Taxes” means any net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, gaming license, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, turnover, unclaimed or abandoned property, environmental or other tax or duty or amount imposed by (or otherwise payable to) any Governmental Entity, and any interest or penalties with respect to the foregoing, in each case, whether disputed or not.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with any Governmental Entity, in each case, in connection with any Taxes.

“Tax Sharing Agreement” means any agreement (including any provision of a Contract) pursuant to which any Eos Company is obligated to indemnify any Person for, or otherwise pay, any Tax of another Person, or share any Tax benefit with another Person.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that Section regardless of how numbered or classified.

“Trust Account” means a trust account established by Parent pursuant to the Trust Agreement.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated of May 19, 2020, by and between Parent and Continental Stock Transfer & Trust Company, a New York corporation.

“Unauthorized Code” means any virus, Trojan horse, worm, or other Software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware or data.

“Unit” means a limited liability company interest of the Company as set forth in the Company Operating Agreement and shall include all Company Restricted Units; provided that, for the avoidance of doubt, following the Pre-Closing Reorganization, “Units” shall mean the equivalent respective limited liability company interests of Newco issued to the holders of such Units of the Company pursuant to Section 5.14.

“Unitholders” means each holder of Units as of immediately prior to the Effective Time. For the avoidance of doubt, upon the conversion of any Bridge Note, the holder thereof shall thereupon be deemed a Unitholder with respect to the Units received by such holder in connection therewith.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar or related Law.

Section 1.02 Terms Defined Elsewhere. Each of the following terms has the meaning ascribed to such term in the Article or Section set forth opposite such term:

Defined Term	Reference

Accounts Receivable	Section 3.23(a)

Additional Parent Filings	Section 5.05(f)

Affiliate Transactions	Section 3.26(a)

Agent	Section 7.04(a)

Defined Term	Reference

Agreed Claims	Section 7.03(c)

Agreement	Preamble

Alternative Acquisition	Section 5.01(f)

Attorney	Section 7.04(g)

Bid	Section 3.19(a)

Board	Recitals

Booked Revenue	Section 3.09(e)

Bridge Notes	Section 2.04(b)

Change in Recommendation	Section 5.05(f)

Claim	Section 7.04(k)

Claim Certificate	Section 7.03(a)

Closing	Section 2.01(c)

Closing Date	Section 2.01(c)

Closing Form 8-K	Section 5.05(g)

Closing Press Release	Section 5.05(g)

Collateral Source	Section 7.02

Communication Policy	Section 5.01(h)

Company	Preamble

Company Employee Benefit Plan	Section 3.14(a)

Company Government Contract	Section 3.19(a)

Company Government Subcontract	Section 3.19(a)

Company Group	Section 8.15(a)

Company Prepared Returns	Section 5.04(a)

Company Unitholder Approval	Recitals

Control	Section 1.01

Defined Term	Reference

Copyrights	Section 1.01

D&O Beneficiary	Section 5.09(b)

D&O Claim	Section 5.09(b)

D&O Provisions	Section 5.09(a)

Data Room	Section 8.05

Deductible	Section 7.01(b)

Deposit Materials	Section 2.02(b)

Director Nomination Agreement	Section 2.04(b)

DLLCA	Recitals

Earn Out Shares	Section 2.06(a)

Effective Time	Section 2.01(d)

Environmental Permits	Section 3.17

Eos Companies Interim Financial Statements	Section 3.04(a)

Escrow Agent	Section 2.04(b)

Excluded Units	Section 2.02(a)(ii)

Financial Statements	Section 3.04(a)

First Certificate of Merger	Section 2.01(d)

First Merger	Recitals

First Surviving Company	Recitals

Formula	Section 2.02(b)

Indemnified Matters	Section 7.01(a)

Indemnified Persons	Section 5.09(a)

Indemnifying Party	Section 7.03(c)

Intended Tax Treatment	Recitals

Internal Controls	Section 3.04(a)

Defined Term	Reference

IRS	Section 3.14(a)

Latest Balance Sheet	Section 3.04(a)

LTIP	Section 5.01(e)

Material Customer	Section 3.09(c)

Material Contract	Section 3.09(b)

Mergers	Recitals

Merger Sub I	Preamble

Merger Sub II	Preamble

New Customer Contracts	Section 3.09(a)

Newco	Section 5.14(a)

Newco Merger Sub	Section 5.14(a)

Non-Party Affiliate	Section 5.11

Obligations	Section 7.04(a)

Ordinary Course of Business	Section 8.05

Outside Date	Section 6.01(c)

Parent	Preamble

Parent Class A Common	Section 4.05(a)

Parent Class B Common	Section 4.05(a)

Parent Warrants	Section 4.05(a)

Parent SEC Reports	Section 4.08

Parent Stockholder Group	Section 8.15

Party	Preamble

Patents	Section 1.01

Permits	Section 3.16(b)

Pledged Collateral	Section 7.04(a)

Defined Term	Reference

Pledged Shares	Section 7.04(a)

Pledgor	Section 7.04(a)

Pre-Closing Period	Section 5.01(a)

Pre-Closing Reorganization	Section 5.14(a)

Privileged Communications	Section 8.15

Purchaser Indemnitees	Section 7.01(a)

Registration Rights Agreement	Section 2.04(b)

Second Certificate of Merger	Section 2.01(d)

Second Effective Time	Section 2.01(d)

Second Merger	Recitals

Securityholder Representative	Preamble

Signing Press Release	Section 5.05(b)

Sponsor	Section 2.04(b)(x)

Sponsor Earn Out Agreement	Section 2.04(b)(x)

Trademarks	Section 1.01

Transfer Taxes	Section 5.04(e)

Triggering Event	Section 2.06(a)

UCC	Section 7.04(b)

Ultimate Surviving Company	Recitals

Unitholder Letter of Transmission	Section 2.03(b)

Waiving Parties	Section 8.15

ARTICLE II

TRANSACTION

Section 2.01 The Mergers.

(a) Mergers.

(i) At the Effective Time, on the terms and subject to the conditions set forth herein, and in accordance with the relevant provisions of the DLLCA, Merger Sub I shall be merged with and into Newco, whereupon the separate existence of Merger Sub I will cease, and Newco shall continue as the First Surviving Company and a wholly owned subsidiary of Parent (provided that references to Newco for periods after the Effective Time until the Second Effective Time shall include the First Surviving Company).

(ii) At the Second Effective Time, on the terms and subject to the conditions set forth herein, and in accordance with the relevant provisions of the DLLCA, the First Surviving Company shall be merged with and into Merger Sub II, whereupon the separate existence of the First Surviving Company will cease, and Merger Sub II shall continue as the Ultimate Surviving Company and a wholly owned subsidiary of Parent provided that references to Newco or the First Surviving Company for periods after the Second Effective Time shall include the Ultimate Surviving Company.

(b) Effects of the Mergers.

(i) At the Effective Time, the First Merger shall have the effects set forth herein and in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub I and Newco shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the First Surviving Company.

(ii) At the Second Effective Time, the Second Merger shall have the effects set forth herein and in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub II and the First Surviving Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Ultimate Surviving Company.

(c) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by conference call and by exchange of signature pages by email or fax at 9:00 a.m. Eastern Time on the fifth (5th) Business Day after the conditions set forth in Section 2.04 have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or on such other date as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).

(d) Effective Times. Upon the terms and subject to the conditions set forth herein, concurrently with or as soon as practicable following the Closing, Merger Sub I and Newco shall cause the First Merger to be consummated by the filing of a duly executed certificate of merger satisfying the applicable requirements of the DLLCA, in substantially the form attached hereto as Exhibit C-1 (the “First Certificate of Merger”), with the Secretary of State of the State of Delaware. The First Merger shall become effective at such time as the First Certificate of Merger is duly filed with, and accepted by, the Secretary of State of the State of Delaware or at such other time as may be agreed between Parent and Newco and specified in the First Certificate of Merger (the “Effective Time”). As soon as practicable following the Effective Time, and in any case on the same day as the Effective Time, the First Surviving Company and Merger Sub II shall cause the Second Merger to be consummated by the filing of a duly executed certificate of merger satisfying the applicable requirements of the DLLCA, in substantially the form attached hereto as Exhibit C-2 (the “Second Certificate of Merger”), with the Secretary of State of the State of Delaware. The Second Merger shall become effective at such time as the Second Certificate of Merger is duly filed with, and accepted by, the Secretary of State of the State of Delaware or at such other time as may be agreed between Parent and Newco and specified in the Second Certificate of Merger (the “Second Effective Time”).

(e) Governing Documents. At the Effective Time, the certificate of formation of Newco as in effect immediately prior to Closing shall be the certificate of formation of the First Surviving Company until thereafter amended as provided by the DLLCA, and the operating agreement of the First Surviving Company shall be amended and restated substantially in the form attached hereto as Exhibit K, until thereafter amended as provided by the DLLCA. At the Second Effective Time, the certificate of formation of the Ultimate Surviving Company shall be amended and restated in its entirety as set forth in the Second Certificate of Merger until thereafter amended as provided by the DLLCA, and the operating agreement of the Ultimate Surviving Company shall be amended and restated substantially in the form of the amended and restated operating agreement of the First Surviving Company (other than any differences as may be required to reflect the intended income tax treatment of the Ultimate Surviving Company as mutually agreed by the Parties), until thereafter amended as provided by the DLLCA (except, in each case, that the name of the Ultimate Surviving Company shall be “Eos Energy Enterprises Intermediate Holdings, LLC”).

(f) Directors and Officers.

(i) Immediately after the Effective Time, the board of directors and executive officers of the First Surviving Company shall be the board of directors and executive officers of Merger Sub I immediately prior to the Effective Time.

(ii) Subject to the Director Nomination Agreement, the parties will take all requisite actions such that the initial directors of the Parent and the initial officers of the Parent immediately after the Effective Time shall be the individuals set forth on Exhibit M, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Parent and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed.

(iii) The parties shall cause the officers of the Ultimate Surviving Company as of immediately following the Second Effective Time to be comprised of the individuals set forth on Exhibit M, each to hold office in accordance with the operating agreement of the Ultimate Surviving Company until their respective successors are duly appointed.

Section 2.02 Effects of the Mergers.

(a) First Merger.

(i) Treatment of Units. Upon the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the First Merger and without any action on the part of any party hereto, any Unitholder or any other Person, each Unit issued and outstanding immediately prior to the Effective Time (other than the Excluded Units) shall be automatically cancelled and converted into the right to receive a portion of the Merger Consideration as set forth on the Allocation Schedule, pursuant to the terms and subject to the conditions of this Agreement and the Ancillary Documents, and the holders thereof shall cease to have any further rights as holders of Units except as otherwise provided herein.

(ii) Treatment of Units Owned by Newco, the Company and Parent. At the Effective Time, any Units that are owned by Newco, the Company or Parent immediately prior to the Effective Time (collectively, “Excluded Units”) shall be cancelled and extinguished without any conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist.

(iii) Treatment of Company Options. The Company and Newco shall take such actions as may be necessary (including obtaining the Equity Plan Consents) to provide that each Company Option, whether vested or unvested, shall, from and after the Effective Time, automatically, upon the delivery by the applicable Company Optionholder of its Equity Plan Consent applicable to such Company Options, be cancelled and converted into, and thereafter evidence, an option to acquire, subject to substantially the same terms and conditions as were applicable under such Company Option (other than with respect to exercisability prior to vesting or the ability to pay the exercise price by tendering previously owned Units), a portion of the Merger Consideration as set forth on the Allocation Schedule, at an exercise price per Parent Share set forth on the Allocation Schedule (a “Parent Option”).

(iv) Treatment of Company Restricted Units. The Company and Newco shall take such actions as may be necessary (including obtaining the Equity Plan Consents) to provide that, from and after the Effective Time, each unvested Company Restricted Unit shall automatically, upon the delivery by the applicable holder of a Company Restricted Unit of its Equity Plan Consent applicable to such Company Restricted Units, become immediately vested and each such holder of a Company Restricted Unit shall be entitled to receive a portion of the Merger Consideration as set forth on the Allocation Schedule pursuant to Section 2.02(a)(i) of this Agreement, less that number of Parent Shares (rounded down to the nearest whole share) equal in value to the applicable tax withholding.

(v) Termination of Equity Plan. The Company and Newco shall terminate the Equity Plan at or prior to the Effective Time. As of the Effective Time, all Company Options and Company Restricted Units shall no longer be outstanding and each Person who previously held Company Options or Company Restricted Units shall cease to have any rights with respect to such Company Options and Company Restricted Units, except as set forth in this Section 2.02. At or prior to the Effective Time, the Company, Newco and the Board (or any committee thereof, as applicable) shall adopt resolutions and will take such other actions requested by Parent, including obtaining individual consents to the extent necessary or desirable, to cause the Company Options and Company Restricted Units to be treated in accordance with the provisions of this Section 2.02 (such consents, the “Equity Plan Consents”). The treatment of Company Options described in this Section 2.02 will be subject to such modifications, if any, as are required to cause such treatment to be made in a manner consistent with the requirements of Sections 409A and 424 of the Code.

(vi) Treatment of Merger Sub I Equity Interests. At the Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub I or any other Person, each membership interest of Merger Sub I that is issued and outstanding immediately prior to the Effective Time shall be converted into and become membership interests of the First Surviving Company (and the membership interests of the First Surviving Company into which the membership interests of Merger Sub I are so converted shall be the only membership interests of the First Surviving Company that are issued and outstanding immediately after the Effective Time).

(b) Second Merger. Upon the terms and subject to the conditions of this Agreement, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any party hereto, any Unitholder or any other Person: (a) the membership interests of the First Surviving Company issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (b) the membership interests of Merger Sub II outstanding immediately prior to the Second Effective Time shall be converted into and become the membership interests of the Ultimate Surviving Company (and the membership interests of the Ultimate Surviving Company into which the membership interests of Merger Sub II are so converted shall be the only membership interests of the Ultimate Surviving Company that are issued and outstanding immediately after the Second Effective Time).

Section 2.03 Exchange Procedures.

(a) As of the Effective Time, all Units shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Units shall cease to have any rights with respect to such Units, except the right to receive the applicable portion of the Merger Consideration to be received in consideration therefor pursuant to the terms and subject to the conditions of this Agreement and the Ancillary Documents in accordance with this Article II, without interest and the other rights provided for herein. For the avoidance of doubt, without limiting Section 2.06 and the Unitholders’ rights to receive Earn Out Shares thereunder, the aggregate number of Parent Shares issuable (x) pursuant to Section 2.02(a)(i) and Section 2.02(a)(iv) and (y) upon the exercise of all Parent Options issuable pursuant to Section 2.02(a)(iii) shall not exceed the aggregate Merger Consideration.

(b) Unitholder Letters of Transmittal. From and after the Closing, promptly after any Unitholder delivers to Parent a duly completed and executed letter of transmittal substantially in the form attached hereto as Exhibit D (each, a “Unitholder Letter of Transmittal”), and subject to such delivery, Parent shall cause to be issued to such Unitholder its applicable portion of the Merger Consideration in respect of such Units. Notwithstanding any term in this Agreement to the contrary, no Unitholder may receive any portion of the Merger Consideration or any Earn Out Shares until such Unitholder has completed, signed and delivered to Parent such Unitholder’s Unitholder Letter of Transmittal. The Parties and the Unitholders acknowledge and agree that Parent would not be willing to enter into this Agreement on the terms contemplated herein without the execution and delivery by the Unitholders of their respective Unitholder Letters of Transmittal.

(c) No Liability. Notwithstanding anything to the contrary contained herein, none of the parties hereto (which, for the avoidance of doubt, includes the Ultimate Surviving Company) shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar applicable Law.

Section 2.04 Conditions to the Obligations of the Parties.

(a) Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver by the Party entitled to the benefit of the same, as of the Closing Date, of each of the following conditions:

(i) No Orders or Illegality. There shall not be any effective injunction, writ, preliminary restraining order, or non-appealable Order in effect preventing the consummation of the transactions contemplated hereby.

(ii) Required Vote. The Required Vote shall have been obtained.

(iii) Parent Stock Redemption. The Parent Stock Redemption shall have been completed in accordance with the terms hereof and the Parent Governing Documents.

(iv) Parent Closing Cash. At the Closing, the Parent Closing Cash shall be no less than $110,000,000 minus the sum of any (x) Parent Transaction Expenses and (y) Company Transaction Expenses.

(b) Conditions to Obligations of Parent, Merger Sub I and Merger Sub II. The obligations of Parent, Merger Sub I and Merger Sub II to consummate the transactions to be performed by Parent, Merger Sub I and Merger Sub II in connection with the Closing is subject to the satisfaction or written waiver, as of the Closing Date, of each of the following conditions:

(i) Representations and Warranties.

(A) The representations and warranties of the Company and Newco set forth in Article III of this Agreement (other than the Company Fundamental Representations), in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein (other than the representations and warranties contained in Section 3.05 and in respect of the defined term “Material Contract”), shall be true and correct as of the date hereof and as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a Material Adverse Effect.

(B) The Company Fundamental Representations set forth in Article III, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, shall be true and correct in all respects as of the date hereof and as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date), other than de minimis inaccuracies.

(ii) Performance and Obligations of the Company and Newco. The Company and Newco shall have performed or complied in all material respects with each covenant required by this Agreement to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by the Company and Newco on or prior to the Closing Date.

(iii) Material Adverse Effect. There shall not have been a Material Adverse Effect since the date hereof.

(iv) Deliveries and Closing Actions. At the Closing:

(A) the Company and Newco shall deliver to Parent a duly executed certificate from an authorized Person of the Company and Newco in the form attached hereto as Exhibit E, dated as of the Closing Date, certifying (1) that the conditions set forth in Section 2.04(b)(i), Section 2.04(b)(ii) and Section 2.04(b)(iii) have been satisfied, (2) that the Governing Documents of the Company and Newco attached thereto are in full force and effect, and (3) that the resolutions of the Board, the governing bodies of Newco and the Company Unitholder Approval approving this Agreement and the other transactions contemplated hereby were duly adopted;

(B) the Company and Newco shall deliver to Parent a duly executed certificate from Newco pursuant to Treasury Regulations Section 1.1445-2(c), in the form attached hereto as Exhibit G, dated no more than thirty (30) days prior to the Closing Date;

(C) the Company and Newco shall have delivered to Parent copies of all invoices received by the Company and Newco for Company Transaction Expenses from third parties prior to or in connection with the Closing, at least three (3) Business Days prior to Closing;

(D) the Company and Newco shall deliver to Parent the Company Unitholder Approval;

(E) the Company and Newco shall deliver to Parent counterparts duly executed by each of the Unitholders set forth on Schedule 2.04(b)(iv) to that certain registration rights agreement with Parent, in the form attached hereto as Exhibit I (the “Registration Rights Agreement”);

(F) the Company and Newco shall deliver to Parent resignation letters, effective as of the Closing, of all directors, managers, board advisors and board observers of the Eos Companies and the Newco Companies;

(G) the Company and Newco shall deliver to Parent the Closing Settlement Statement duly executed by Company and Newco; and

(H) the Company and Newco shall deliver to Parent counterparts to the director nomination agreement in substantially the form attached hereto as Exhibit H (the “Director Nomination Agreement”), duly executed by the Company, the Securityholder Representative and the other Unitholders party to such agreement.

(v) Leakage. At least three (3) Business Days and not more than five (5) Business Days prior to the Closing Date, the Company and Newco shall deliver the Leakage Certificate to Parent.

(vi) Equity Plan Consents. The Company and Newco shall deliver evidence satisfactory to Parent of the consent of the Company Optionholders and Company Restricted Unitholders to the treatment set forth in Section 2.02 of this Agreement, including the Equity Plan Consents.

(vii) Consents and Approvals. All consents and approvals from Governmental Entities or other third parties set forth on Schedule 2.04(b)(vii) of the Disclosure Schedules shall have been obtained.

(viii) Termination of Liens. The Company and Newco shall deliver evidence satisfactory to Parent that (x) all of the convertible promissory notes of the Eos Companies (including any listed on Schedule 3.04(c)(iii) or Schedule 3.09(a)(iv) of the Disclosure Schedules or issued after the date hereof) (the “Bridge Notes”) have been converted into Units in accordance with their terms prior to Closing and (y) all Liens associated with the Bridge Notes and any other Liens set forth on the Schedule 1.01(a) of the Disclosure Schedules have been released at or prior to Closing (including the filing of UCC termination statements to release any such Liens).

(ix) Trade Secret Escrow. The Company shall cause to be deposited into escrow with a third party escrow agent mutually agreed by the parties (the “Escrow Agent”) on terms and conditions mutually agreed by the parties an accurate and complete copy of the recipe for the Eos Companies’ proprietary electrolyte solution that details, for clarity, all ingredients, specifications, instructions, and other information necessary to manufacture the Eos Companies’ proprietary electrolyte solution currently used in the conduct of the business of the Eos Companies (the “Formula”) (collectively, the “Deposit Materials”) no later than the Closing. The Escrow Agent shall be required by the Company to hold such Deposit Materials in escrow and not disclose them to any third party or make use of the Deposit Materials without the express written approval of the Company and Parent. Upon the occurrence of any of the following release events, the Escrow Agent shall confidentially release the Deposit Materials to the Company’s chief executive officer or chief operating officer (and such Person shall be required by the Escrow Agent to authenticate their authority to receive the Deposit Materials and their identity through properly authorized corporate resolutions and by presenting to the Escrow Agent their individual valid U.S. state identification card or driver’s license or U.S. passport card) upon the terms and conditions set forth in an escrow agreement to be entered into between the Company and the Escrow Agent on terms reasonably acceptable to Parent:

(A) The death or termination of employment of one of the two employees who have knowledge of the Formula; or

(B) The incapacity or leave of absence from work of one of the two employees who have knowledge of the Formula.

The corporate resolutions presented by the Company officers seeking release of the Deposit Materials must contain a certification that a release event has occurred.

(x) Holtec MoA. The Company and Newco shall deliver evidence reasonably satisfactory to Parent of the amount actually funded by Holtec International to the Company or Newco after the date hereof pursuant to the Holtec MoA.

(xi) Newco Unitholder Approval. The Company and Newco shall deliver to Parent a written consent of the members of Newco holding more than fifty percent (50%) of the preferred units of Newco after giving effect to the Pre-Closing Reorganization as contemplated by Section 5.14 approving this Agreement and the transactions contemplated hereby (the “Newco Unitholder Approval”).

(c) Conditions to Obligations of the Company and Newco. The obligation of the Company and Newco to consummate the transactions to be performed by the Company and Newco in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i) Representations and Warranties.

(A) The representations and warranties of Parent, Merger Sub I and Merger Sub II set forth in Article IV of this Agreement (other than the Parent Fundamental Representations) in each case, without giving effect to any materiality or Parent Material Adverse Effect qualifiers contained therein, shall be true and correct as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date) except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a material adverse effect on Parent’s, Merger Sub I’s or Merger Sub II’s ability to consummate the transactions contemplated by this Agreement.

(B) The Parent Fundamental Representations, in each case, without giving effect to any materiality or Parent Material Adverse Effect qualifiers contained therein, shall be true and correct in all respects as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date), other than de minimis inaccuracies.

(ii) Parent Material Adverse Effect. There shall not have been a Parent Material Adverse Effect since the date hereof.

(iii) Performance and Obligations of Parent. Parent, Merger Sub I and Merger Sub II shall have performed or complied in all material respects with each covenant required by this Agreement to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Parent, Merger Sub I and Merger Sub II on or prior to the Closing Date.

(iv) Parent Governing Documents. The Third A&R Certificate shall have been filed with the Secretary of State of the State of Delaware.

(v) Consents and Approvals. All consents and approvals from Governmental Entities or other third parties set forth on Schedule 2.04(c) of the Parent Disclosure Schedules shall have been obtained.

(vi) Deliveries and Closing Actions. At the Closing:

(A) Parent shall deliver to the Company a duly executed certificate from an officer of Parent in substantially the form attached hereto as Exhibit J, dated as of the Closing Date, certifying that the conditions set forth in Section 2.04(c)(i) through Section 2.04(c)(iv) have been satisfied;

(B) Parent shall deliver to the Company a duly executed agreement by and between Parent and B. Riley Principal Sponsor Co. II, LLC (“Sponsor”) substantially in the form attached hereto as Exhibit F (the “Sponsor Earn Out Agreement”);

(C) Parent shall deliver to the Company a counterpart to the Registration Rights Agreement;

(D) Parent shall pay the Merger Consideration pursuant to the terms and subject to the conditions of this Agreement and the Ancillary Documents in accordance with Section 2.02(a) hereof and the Closing Settlement Statement; and

(E) Parent shall deliver to the Company a counterpart to the Director Nomination Agreement, duly executed by Parent.

Section 2.05 Withholding and Wage Payments.

(a) Parent, Merger Sub I, Merger Sub II, Newco and the Company will be entitled to deduct and withhold from any amount payable pursuant to this Agreement (including payments of the Merger Consideration) such amounts as Parent (or any Affiliate thereof), Newco or the Company shall determine in good faith they are required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Laws; provided, that Parent (or any Affiliate thereof), Newco or the Company, as applicable, shall use commercially reasonable efforts to provide reasonable notice prior to withholding any amounts pursuant to this Section 2.05 (other than any such amounts subject to withholding under Section 2.05(b)), and shall work in good faith with the recipient to minimize any such amounts to be withheld. To the extent that amounts are so withheld by Parent, Newco or the Company and paid to the applicable Governmental Entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

(b) Notwithstanding anything in this Agreement to the contrary, to the extent that any amount needs to be paid to any employee of any Eos Company that constitutes compensation, such amount shall be deposited in the payroll account of the applicable Eos Company and the amounts due to the employee (net of any applicable withholding) shall be paid to the employee pursuant to the next scheduled payroll of the applicable Eos Company.

Section 2.06 Unitholder Earn Out.

(a) Following the Closing, and as additional consideration for the First Merger and the other transactions contemplated hereby, within five Business Days after (i) the closing share price of Parent Shares on the principal securities exchange or securities market on which the Parent Shares are then traded equaling or exceeding $16.00 per share for any 20 trading days within any consecutive 30-trading day period during the Earn Out Period or (ii) a Change of Control (or a definitive agreement providing for a Change of Control having been entered into) during the Earn Out Period (each of clauses (i) and (ii), a “Triggering Event”), Parent shall issue or cause to be issued to each Unitholder that has previously delivered to Parent its Unitholder Letter of Transmittal its pro rata proportion (in accordance with its respective portion as set forth on the Allocation Schedule) of a one-time issuance of an aggregate of 2,000,000 Parent Shares (the “Earn Out Shares”), upon the terms and subject to the conditions set forth in this Agreement and the Ancillary Documents, unless, in the case of a Triggering Event that is a Change of Control, the value of the consideration to be received by the holders of the Parent Shares in such Change of Control transaction is less than $16.00 per share. For the avoidance of doubt, (x) a Triggering Event shall only occur once, if at all, and, subject to Section 2.06(b), in no event shall the Unitholders be entitled to receive more than an aggregate of 2,000,000 Earn Out Shares, and (y) if a Triggering Event does not occur during the Earn Out Period, no Earn Out Shares shall be issued and neither Parent nor any of its Affiliates shall have any Liability under this Section 2.06.

(b) Notwithstanding the foregoing or anything else herein to the contrary, if Parent shall, at any time or from time to time, after the date hereof effect a stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change or transaction affecting the outstanding Parent Shares, the number of Earn Out Shares issuable pursuant to, and the stock price target set forth in Section 2.06(a), shall be equitably adjusted for such stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change or transaction. Any adjustment under this Section 2.06(b) shall become effective at the close of business on the date the stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change or transaction becomes effective.

(c) At all times during the Earn Out Period, Parent shall keep available for issuance a sufficient number of unissued Parent Shares to permit Parent to satisfy its issuance obligations set forth in this Section 2.06 and shall take all actions required to increase the authorized number of shares of Parent Shares if at any time there shall be insufficient unissued Parent Shares to permit such reservation.

(d) (i) Parent has the right to operate Parent, the Ultimate Surviving Company and Parent’s and its Affiliates’ other businesses in any way that Parent deems appropriate in Parent’s sole discretion (subject to applicable fiduciary duties under applicable Law and the implied covenant of good-faith and fair dealing), and (ii) any issuance of Earn Out Shares is speculative and there is no assurance that the Unitholders will receive the Earn Out Shares.

(e) (i) The contingent rights to receive any payment or issuance under this Section 2.06 shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Parent, the Company (or, after the Pre-Closing Reorganization, Newco), the First Surviving Company, the Ultimate Surviving Company or any of their respective Affiliates, (ii) the Unitholders shall not have any rights as a securityholder of Parent, the Company, Newco, the Surviving Company or any of their respective Affiliates as a result of the Unitholders’ contingent right to receive any payment or issuance under this Section 2.06, and (iii) no interest is payable with respect to any amount payable under this Section 2.06.

(f) During the Earn Out Period, Parent shall use reasonable efforts for (i) Parent to remain listed as a public company on, and for the Parent Shares (including, when issued, the Earn Out Shares) to be tradable over, Nasdaq or any other national securities exchange that may be agreed upon between the Parties, and (ii) the Earn Out Shares, when issued, to be approved for listing on Nasdaq or any other national securities exchange that may be agreed upon between the Parties.

(g) Tax Treatment of Earn Out Shares. Any issuance of Earn Out Shares (i) is intended to comply with, and shall be effected in accordance with, Rev. Proc. 84-42, 1984-1 C.B. 521 and (ii) shall be treated as an adjustment to the Merger Consideration by the Parties for Tax purposes, unless otherwise required by Tax Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND NEWCO

Each of the Company and Newco hereby represents and warrants to Parent, Merger Sub I and Merger Sub II that the following representations and warranties are true and correct as of the date of this Agreement and as of the Closing Date:

Section 3.01 Organization; Authority; Enforceability. Each Eos Company and Newco Company is (a) a limited liability company, duly formed, duly organized, validly existing, and in good standing (or the equivalent) under the Laws of its jurisdiction of formation and (b) qualified to do business and is in good standing (or the equivalent) in the jurisdictions in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified to be in good standing (or the equivalent) would not reasonably be expected to have a Material Adverse Effect on the Eos Companies. Each Eos Company and Newco Company has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and Newco has the requisite limited liability company power and authority and has taken all requisite limited liability company action to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The Board has duly approved this Agreement, the Ancillary Documents and the other transaction contemplated hereby and thereby and has duly authorized the execution and delivery of this Agreement and the Ancillary Documents, and directed that the adoption of this Agreement and the Ancillary Documents be submitted to the Preferred Members for consideration and recommended that all of the Preferred Members adopt this Agreement and the Ancillary Documents. The Company Unitholder Approval is the only vote or consent of any of the holders of Units of the Company necessary to adopt this Agreement and the Ancillary Documents under the DLLCA and its organizational documents, each as in effect at the time of such adoption and approval. As of the date of this Agreement, the approval of the Company, as the sole member of Newco, is the only vote or consent necessary for Newco to adopt this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby under the DLLCA and its organizational documents, each as in effect at the time of such adoption and approval. This Agreement and the Ancillary Documents to which each of the Company and Newco is a party have been (or, when executed and delivered, will have been) duly executed and delivered by the Company and Newco and, subject to the Company Unitholder Approval, assuming the due and valid authorization, execution, and delivery by each other party hereto or thereto, this Agreement and the Ancillary Documents to which each of the Company and Newco is or proposed to be a party constitute valid and binding agreements of each of the Company and Newco, enforceable against each of the Company and Newco in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. True and complete copies of the Governing Documents of each Eos Company and Newco Company, as in effect on the date hereof, have been made available to Parent.

Section 3.02 Noncontravention.

(a) Except as set forth in Schedule 3.02(a) and subject to the Company Unitholder Approval, the execution and delivery of this Agreement and the Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby by each of the Company and Newco do not and will not (i) conflict with or result in any breach of any of the material terms, conditions or provisions of, (ii) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a material violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (v) result in the creation of any Lien upon the Units or Equity Interests of Newco, or (vi) other than the filings required pursuant to Section 6.02, require any approval from, or filing with, any Governmental Entity under or pursuant to, the Governing Documents or any Law, or Order to which any Eos Company is bound or subject.

(b) Except as set forth in Schedule 3.02(b) or as would not be materially adverse to the Eos Companies, taken as a whole, the execution and delivery of this Agreement and the Ancillary Documents, and the consummation of the transactions contemplated hereby by each of the Company and Newco does not and will not (i) conflict with or result in any breach of any of the material terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (v) result in the creation of any Lien upon the Units or Equity Interests of the Company or Newco, or (vi) other than the filings required pursuant to Section 6.02, require any approval under or pursuant to, any Material Contract.

Section 3.03 Capitalization.

(a) Schedule 3.03(a) sets forth, with respect to each Eos Company and Newco Company, (i) its name and jurisdiction of organization, (ii) its form of organization and (iii) all of the Equity Interests issued by each Eos Company and Newco Company and the record and beneficial ownership thereof as of the date hereof and as of the Closing; provided, however, that following the Pre-Closing Reorganization and at the Closing, the capitalization table set forth on Schedule 3.03(a) with respect to the Company, will accurately reflect the capitalization of Newco, mutatis mutandis, and the Company shall be a wholly owned subsidiary of Newco.

(b) Except as set forth on Schedule 3.03(b):

(i) there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights, interests, agreements, arrangements or commitments to which any Eos Company or Newco Company is a party or which are binding upon any Eos Company or Newco Company providing for the sale, issuance, disposition or acquisition of any of its Equity Interests (other than this Agreement);

(ii) none of the Eos Companies or Newco Companies is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Interests, either of itself or of another Person;

(iii) none of the Eos Companies or Newco Companies is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Interests of or held by the Eos Companies or Newco Companies;

(v) none of the Eos Companies or Newco Companies has violated in any material respect any applicable securities Laws or any preemptive or similar rights created by statute, Governing Document or agreement in connection with the offer, sale, issuance or allotment of any of its Equity Interests; and

(vi) none of the Eos Companies or Newco Companies has any Liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated.

(c) All of the issued and outstanding (x) Equity Interests of the Eos Companies and (y) Equity Interests of the Newco Companies have been duly authorized, validly issued, and free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, rights of first refusal or applicable Law.

(d) Except as set forth on Schedule 3.03(d), no Eos Company or Newco Company owns, directly or indirectly, any debt or equity ownership or voting interest in any Person (other than an Eos Company or Newco Merger Sub).

(e) The accrued, unpaid and documented Company Transaction Expenses as of the date hereof, and the Company’s good faith estimate of additional Company Transaction Expenses estimated through and including the Closing Date, are set forth on Schedule 3.03(e).

(f) No Person has any right to acquire all or any material portion of the business of any Eos Company or Newco Company or any franchise rights or privileges of any Eos Company or Newco Company.

(g) The Company has made available to Parent true and complete copies of the Equity Plan and form of agreement evidencing each Company Option, and has also made available any other option agreements to the extent there are variations from the form of agreement, specifically identifying the Person(s) to whom such variant forms apply. Each Company Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the Equity Plan pursuant to which it was issued, (B) was granted with an exercise price per Unit equal to or greater than the fair market value of a Unit at the close of business on the date of such grant, (C) was properly approved or ratified by the Company’s Board or compensation committee, (D) qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s tax returns and the Company’s financial statements, respectively, and (E) docs not trigger any liability for the holder thereof under Section 409A of the Code.

(h) Except as otherwise contemplated by this Agreement and any agreement contemplated hereby to which Newco is a party, Newco (1) has not owned and does not own any assets or property, (2) has not had and does not have any employees, (3) is not and has not been a party to any Contracts, agreements or instruments, (4) has not conducted and does not conduct any business and (5) except: (A) for immaterial fees incidental to its organization and existence, and (B) for obligations under the organizational documents of Newco, does not have any Liabilities.

Section 3.04 Financial Statements.

(a) The Company has made available to Parent the following financial statements (collectively, the “Financial Statements”), in each case together with all related notes and schedules thereto, accompanied by the reports therein of the Eos Companies’ independent auditors (which reports shall be unqualified) in each case audited in accordance with the standards of the American Institute of Certified Public Accountants: (i) the audited consolidated balance sheets of the Eos Companies as of December 31, 2018 (the “Latest Balance Sheet”) and the related consolidated statements of member’s equity, income and cash flows for the year the ended; (ii) the unaudited consolidated balance sheets of the Eos Companies as of December 31, 2019 and the related unaudited consolidated statements of member’s equity, income and cash flows for the year then ended; and (iii) the unaudited consolidated balance sheets of the Eos Companies as of June 30, 2020 and the related unaudited consolidated statements of member’s equity, income and cash flows for the six months ended June 30, 2020 (the financial statements referred to in clauses (ii) and (iii), collectively, the “Eos Companies Interim Financial Statements”). The Financial Statements were derived from the books and records of the Eos Companies. Each of the Financial Statements (a) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except (x) as otherwise noted therein to the extent permitted by Regulation S-X of the SEC and (y) in the case of Eos Companies Interim Financial Statements, subject to normal and recurring year-end adjustments and the absence of notes thereto, none of which would be material individually or in the aggregate) and in accordance with Regulation S-X of the SEC and (b) fairly presents in all material respects, the combined assets, liabilities, equity, cash flow and financial condition as of the respective dates thereof and/or the operating results of the Eos Companies for the periods covered thereby. Each of the independent auditors for the Eos Companies with respect to the Financial Statements described above is independent under the standards of the SEC and was independent during all applicable periods covered by the Financial Statements.

(b) The financial records, systems, controls, data and information of the Company are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or its accountants. The Company has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP (“Internal Controls”). Except as set forth in Schedule 3.04(b), neither the Company nor an independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of Internal Controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by the Company, or (iii) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to adversely affect, in a material manner, the Company’s ability to record, process, summarize and report financial information, and there is no fraud that involves the Company or any of its Affiliates, the management of the Company or any other Person. The Company has made available to Parent, prior to the date of this Agreement, copies of each management letter delivered to the Company by its accounting firm on or after January 1, 2017 in connection with the Financial Statements or relating to any review by such accounting firm of the Internal Controls of the Company.

(c) Except as set forth on Schedule 3.04(c)(i), the Eos Companies have no Liabilities of a nature that would be required to be disclosed on a balance sheet prepared in accordance with GAAP (as in effect on the date hereof), except (i) Liabilities reflected in, reserved against or otherwise described in the Financial Statements or the notes thereto; (ii) Liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law, in each case, by any Eos Company); or (iii) Liabilities arising under this Agreement and/or the performance by the Company and Newco of their obligations hereunder, including the Company Transaction Expenses. Schedule 3.04(c)(ii) sets forth the amount of outstanding Indebtedness as of the date hereof.

(d) No Eos Company maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

Section 3.05 No Material Adverse Effect. Since December 31, 2019, there has been no Material Adverse Effect.

Section 3.06 Absence of Certain Developments. Except as set forth on Schedule 3.06 or as described in the audited Financial Statements, and except for the formation of Newco in connection with the Pre-Closing Reorganization, since the date of December 31, 2019 through the date hereof, no Eos Company has:

(a) sold, leased, assigned, transferred, licensed, sublicensed, covenanted not to assert, allowed to lapse, abandoned, cancelled or otherwise disposed of any (i) tangible material assets or properties (other than the sale or disposal of inventory or obsolete equipment) or (ii) material Owned Intellectual Property, other than non-exclusive licenses of Owned Intellectual Property granted in the Ordinary Course of Business;

(b) made any amendments to its Governing Documents;

(c) made or granted any bonus, change of control, retention, severance, profit sharing, pension, retirement or insurance payment, distribution, arrangement or material increase in base salary to any officer, director, employee, agent or senior executive, other than in the Ordinary Course of Business;

(d) planned, announced, implemented, or effectuated any reduction in force, early retirement program, severance program, furlough or other voluntary or involuntary employment termination program, or otherwise implemented any employee layoff, in each case, not in compliance with the WARN Act;

(e) (i) issued, sold, delivered, redeemed or purchased any Equity Interests, (ii) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, securities or property) in respect of any Equity Interests, (iii) adjusted, split, combined, redeemed, purchased, reclassified or otherwise acquired any of its Equity Interests or (iv) made any other change in the capital structure of any Eos Company;

(f) (i) incurred or guaranteed any additional Indebtedness other than (A) the capital expenditures and commitments and operating leases in accordance with Section 3.06(x), (B) amounts incurred in the Ordinary Course of Business pursuant to the Contracts set forth in Schedule 3.09(a)(iv), or (C) amounts that do not in the aggregate exceed $100,000, or (ii) made any loans, advances, capital contributions to, or investments in, to any other Person, other than loans, advances or capital contributions by any Eos Company to any direct or indirect wholly owned Company Subsidiary (other than travel and entertainment advances to the employees of the Company and any of its Subsidiaries extended in the Ordinary Course of Business);

(g) adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other reorganization (other than the Mergers);

(h) collected material amounts of its accounts receivable or paid, discharged, settled or satisfied any Liabilities or accounts payable or prepaid any expenses or other items, in each case, other than in the Ordinary Course of Business;

(i) paid or agreed to pay any management fees, monitoring fees, directors’ fees or bonuses paid by or levied on any Eos Company by or for the benefit of any Unitholder or any of its Affiliates;

(j) waived any amount owed to any Eos Company by any Securityholder or any of its Affiliates or of any claims by any Eos Company against any Securityholder or any of its Affiliates;

(k) amended (other than as required by applicable Law), terminated, established, entered into, terminated or adopted any Company Employee Benefit Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

(l) except as required by GAAP or as may be required in connection with the transactions contemplated hereby, made any changes to its accounting policies, methods or practices;

(m) incurred any Leakage other than Permitted Leakage;

(n) changed or revoked any material election relating to Taxes, made any material election related to Taxes, entered into any agreement, settlement or compromise with any Taxing Authority relating to any Tax matter, filed any amended Tax Return or a claim for a refund of Taxes with respect to the income, operations or property of the Eos Companies, changed any method of accounting or accounting period with respect to Taxes or surrendered any right to a claim any refund of Taxes;

(o) amended, waived, failed to renew or terminated any Material Contract or Leases (other than extension or renewal of any Lease in the Ordinary Course of Business);

(p) other than inventory and other assets acquired in the Ordinary Course of Business, acquired properties or assets, including Equity Interests of another Person, with a value in excess of $100,000, whether through merger, consolidation, share exchange, business combination or otherwise, other than leasehold improvements in the Ordinary Course of Business;

(q) instituted or settled any Proceeding that alleged damages, or resulted in a settlement, of at least $100,000, net of insurance proceeds;

(r) entered into any joint venture, partnership or similar arrangement;

(s) entered into any commodities or currency hedging transaction, other than in the Ordinary Course of Business;

(t) permitted any of its insurances to lapse (other than the replacement of existing policies with substantially comparable policies) or knowingly and intentionally did anything which would make any insurance policy void or voidable;

(u) taken or omitted to take any action which has, or would reasonably be expected to result in, a material adverse change in any Eos Company’s relationship with any Material Customer or Material Supplier;

(v) waived any amount owed to any Eos Company by a customer or transfer any assets to a customer other than in the Ordinary Course of Business;

(w) permitted any of its properties or assets to be subject to any Lien not already disclosed in Schedule 3.09(a) (other than Permitted Liens);

(x) made any capital expenditure or commitment therefor or entered into any operating lease in excess of $100,000 individually or $400,000 in the aggregate or otherwise acquire any assets or properties (other than inventory in the Ordinary Course of Business) or enter into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(y) written off as uncollectible any notes or accounts receivable, except write-offs in the Ordinary Course of Business charged to applicable reserves;

(z) terminated (without cause) or hired or engaged for services any individual with target annual cash compensation of more than $100,000;

(aa) taken any action to accelerate the vesting, payment or funding of any compensation, payment or benefit (other than as set forth in this Agreement); or

(bb) authorized or entered into any Contract to do any of the foregoing.

Section 3.07 Real Property.

(a) No Eos Company owns or has ever owned, directly or indirectly, any real property of any kind in any location. No Eos Company is a party to any agreement to purchase any real property or interest therein.

(b) Schedule 3.07(b) sets forth the address of each Leased Real Property and a true, correct and complete list of all Leases for such Leased Real Property and the parties to each such Lease. Except as set forth on Schedule 3.07(b), with respect to each of the Leases: (i) no Eos Company has subleased, licensed or otherwise granted any right to use or occupy the Leased Real Property or any portion thereof; (ii) such Lease is legal, valid, binding, enforceable and in full force and effect except as may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles; (iii) the applicable Eos Company’s possession and quiet enjoyment of the Leased Real Property under such Lease, has not been disturbed; (iv) no Eos Company is currently in default beyond applicable notice and cure periods under, nor to the Knowledge of the Company, has any event occurred or circumstance exist that, with notice of lapse of time or both would constitute a default by such Eos Company under any Lease; and (v) to the Knowledge of the Company, no default, event or circumstance exists that, with notice or lapse of time, or both, would constitute a default by any counterparty to any such Lease. Each applicable Eos Company has made available to Parent a true, correct and complete copy of all Leases.

(c) The Leased Real Property identified in Schedule 3.07(b) comprise all of the real property used by the Eos Companies in their respective businesses.

(d) The buildings and other improvements constituting Leased Real Property, and the mechanical systems (including all heating, ventilating, air conditioning, plumbing, electrical, utility and fire/life safety systems) within any improvements of the Leased Real Property are in good working condition and repair. No Eos Company has received written notice of (i) any condemnation, eminent domain or similar Proceedings affecting any parcel of Leased Real Property, (ii) any special assessment or pending improvement liens to be made by any Governmental Entity or (iii) violations by any Eos Company of any building codes, zoning ordinances, governmental regulations or covenants or restrictions affecting any Leased Real Property. There are no recorded or unrecorded agreements, easements or encumbrances that have been entered into by any Eos Company or, to the Knowledge of the Company, any other party, that materially interfere with the continued access to or operation of the business of the Eos Companies as currently conducted on all Leased Real Property.

(e) To the Knowledge of the Company, all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and other utilities and systems servicing each parcel of Leased Real Property are sufficient for the continued operation of the business of each applicable Eos Company as currently conducted on such Leased Real Property in all material respects.

(f) During the term of the respective Lease, no portion of the Leased Real Property has suffered damage by fire or other casualty loss which has not been repaired and restored to its original condition in all material respects.

(g) No Eos Company has received any written notice from any insurance company of defects or inadequacies in any Leased Real Property that would affect the insurability of any parcel or may cause or result in any material amendment to existing policies with respect to such Leased Real Property (including a material increase of premiums).

Section 3.08 Tax Matters.

(a) Each Eos Company and Newco Company has timely filed all income and other material Tax Returns required to be filed by it pursuant to applicable Laws, and such Tax Returns are accurate, complete and correct in all material respects and have been prepared in compliance with all applicable Laws. Each Eos Company and Newco Company has paid all income and other material Taxes due and payable by it (whether or not shown as due and payable on any Tax Return). Each Eos Company and Newco Company has timely and properly withheld and paid (i) all amounts of material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and (ii) all sales, use, ad valorem and value added Taxes. Within the five (5) years prior to the date hereof, no written claim has been made by a Taxing Authority in a jurisdiction where an Eos Company or Newco Company does not pay Taxes or file Tax Returns that an Eos Company is or may be subject to taxation by or required to file Tax Returns in that jurisdiction.

(b) In the five (5) years prior to the date hereof, no Eos Company or Newco Company has been audited by any U.S. federal, state or local or any non-U.S. Taxing Authority, and there is no Tax audit or examination or any Proceeding now being conducted, pending or, to the Knowledge of the Company, threatened in writing with respect to any Taxes or Tax Returns of or with respect to any Eos Company or Newco Company. No Eos Company or Newco Company has commenced a voluntary disclosure proceeding in any U.S. federal, state or local or non-U.S. jurisdiction that has not been fully resolved or settled.

(c) No Eos Company or Newco Company has waived, extended or agreed to extend any applicable statute of limitations relating to any Tax assessment, collection or deficiency of any Eos Company or Newco Company, in each case, which extension is currently in effect. No Eos Company or Newco Company has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting or other request, in each case, currently pending with any Governmental Entity that relates to the Taxes or Tax Returns of any Eos Company or Newco Company. No power of attorney granted by any Eos Company or Newco Company with respect to any Taxes is currently in force.

(d) No Eos Company or Newco Company has engaged in any reportable transaction as defined in Treasury Regulations Section 1.6011-4(b).

(e) The Company has duly elected to be treated as a C corporation for U.S. federal, state and local income tax purposes since January 1, 2013 through and including as of immediately prior to the Pre-Closing Reorganization. Each Subsidiary of the Company (other than, as of the date hereof, Newco, which has duly elected to be treated as a C corporation for U.S. federal, state and local income tax purposes since the date of its formation) is treated as either a partnership or a “disregarded entity” for U.S. federal income tax purposes since the date of its formation and no election has been made (or is pending) to change such treatment. HI-POWER is treated as a partnership for U.S. federal income tax purposes since the date of its formation.

(f) No Eos Company or Newco Company is required to include an item of income, or exclude an item of deduction, for any period after the Closing Date (determined with and without regard to the transactions contemplated hereby) as a result of: (i) an installment sale transaction occurring on or before the Closing governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received or paid on or prior to the Closing Date or deferred revenue realized or received on or prior to the Closing; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date; or (vi) an election under Code Section 965. No Eos Company or Newco Company has made an election (including a protective election) pursuant to Code Section 108(i). No Eos Company or Newco Company currently uses the cash method of accounting for income Tax purposes. No Eos Company or Newco Company has any “long-term contracts” that are subject to a method of accounting provided for in Code Section 460 or has any deferred income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulations Section 1.451-5, Code Section 455, or Code Section 456 of the Code (or any corresponding provision of state or local Law). No Eos Company or Newco Company owns an interest in any Flow-Thru Entity (other than another Eos Company and HI-POWER).

(g) The aggregate unpaid Taxes of the Eos Companies and Newco Companies do not exceed accruals for current Taxes (excluding any reserve established to reflect timing differences between book and Tax items) set forth on the Eos Companies Interim Financial Statements (without regard to any notes thereto) as adjusted for the passage of time through the Closing Date.

(h) There are no Liens for Taxes on any assets of any Eos Company or Newco Company, other than Permitted Liens. No Eos Company or Newco Company has ever been a member of any Affiliated Group (other than an Affiliated Group the common parent of which is an Eos Company). No Eos Company or Newco Company is liable for Taxes of any other Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state, local or non-U.S. Law) or (ii) as a result of successor liability, transferee liability, joint or several liability or otherwise.

(i) No Eos Company or Newco Company is party to any Tax Sharing Agreements, except for any Ordinary Course Tax Sharing Agreements or Tax Sharing Agreements solely between Eos Companies. All material amounts payable with respect to (or by reference to) Taxes pursuant to any Ordinary Course Tax Sharing Agreement have been timely paid in accordance with the terms of such contracts.

(j) No Eos Company or Newco Company is organized in any non-U.S. jurisdiction. No Eos Company or Newco Company (i) has an office, permanent establishment, branch or other activities outside the United States or (ii) is a resident or engaged in a trade or business, or otherwise subject to Tax or required to file Tax Returns in any non-U.S. jurisdiction.

(k) No Eos Company or Newco Company is subject to a Tax holiday, Tax incentive or grant in any jurisdiction.

(l) No Eos Company or Newco Company has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Code Section 368, except for the Pre-Closing Reorganization or as otherwise contemplated herein. No Eos Company or Newco Company has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Code Section 355(a)(1)(A)) in a distribution of shares that was reported or otherwise constitute a distribution of shares under Code Section 355 in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated by this Agreement.

(m) Except for Equity Interests of an Eos Company or Newco Company for which a valid and timely election has been made under Code Section 83(b), as of the Closing Date, no outstanding Equity Interest of an Eos Company or Newco Company is subject to a “substantial risk of forfeiture” for purposes of Code Section 83.

(n) Each Eos Company and Newco Company is in compliance with applicable U.S. and non-U.S. transfer pricing Laws and regulations in all material respects, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of each Eos Company and Newco Company.

(o) To the Knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

Section 3.09 Contracts.

(a) Except as set forth on Schedule 3.09(a), no Eos Company is a party to, or bound by, any:

(i) collective bargaining agreement or other agreements with any labor union;

(ii) Contract with any Material Customer or Material Supplier, or customer Contract involving anticipated gross revenue in a year of $250,000;

(iii) (x) employment Contract providing for an annual base salary in excess of $300,000 (other than “at-will” Contracts that may be terminated immediately without notice and without material penalty or obligation of any kind, other than severance or termination payments required by Law) or (y) Contract providing for severance payments in excess of $300,000 in the aggregate;

(iv) Contract relating to the incurrence of Indebtedness of any Eos Company or granting or evidencing a Lien on any property or asset of any Eos Company, other than a Permitted Lien;

(v) Contract under which any Person (other than the Company) has directly or indirectly guaranteed Indebtedness of the Eos Companies;

(vi) license or royalty Contract with respect to any Intellectual Property to which any Eos Company is a party as licensee or licensor (other than Contracts relating to uncustomized, commercially available off-the-shelf Software in-licensed for less than $50,000 in annual fees);

(vii) each Contract which provides for aggregate future payments to or from any Eos Company in excess of $400,000 in any calendar year, other than those that can be terminated without material penalty by such Eos Company upon ninety (90) days’ notice or less and can be replaced with a similar Contract on materially equivalent terms in the Ordinary Course of Business;

(viii) Contract involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement;

(ix) power of attorney;

(x) other than this Agreement, Contract for the sale, transfer or acquisition of any material assets, Equity Interest or business of any Eos Company (other than those providing for sales, transfers or acquisitions of assets in the Ordinary Course of Business) or for the grant to any Person of any preferential rights to purchase any of the assets, Equity Interests or business of any Eos Company, in each case, under which there are material outstanding obligations of the applicable Eos Company (including any sale, transfer or acquisition agreement that has been executed, but has not closed);

(xi) Contract which contains a provision prohibiting or restricting (or purporting to prohibit or restrict) any Eos Company or any of its Affiliates from competing or otherwise doing business in any jurisdiction;

(xii) Contract that contains (A) a “most favored nation” provision with respect to any Person; or (B) a provision providing for the sharing of any revenue or cost-savings with any third party;

(xiii) Contract pursuant to which any Eos Company has granted any exclusive marketing, sales representative relationship, franchising consignment, distribution or any other similar right to any third party (including in any geographic area or with respect to any product of the business);

(xiv) Contract (including letters of intent) (A) involving the future disposition or acquisition of assets or properties involving consideration of more than $100,000, individually or in the aggregate, or any merger, consolidation or similar business combination transaction, whether or not enforceable (other than those providing for sales, transfers or acquisitions of assets in the Ordinary Course of Business), or (B) relating to the acquisition by any Eos Company of any operating business or the capital stock or other equity interests of any other Person pursuant to which any Eos Company has continuing obligations as of the date hereof (including any earn-out or other contingent payment);

(xv) Contract with any Governmental Entity which provides for aggregate future payments to or from any Eos Company in excess of $100,000 in any calendar year;

(xvi) Contract relating to the development, ownership, registration or enforcement of any Intellectual Property (other than Contracts with Eos employees and independent contractors that are entered into in the Ordinary Course of Business on standard terms and conditions made available to Parent);

(xvii) Contract involving the settlement or resolution of any Proceeding or threatened Proceeding;

(xviii) Contract that contains restrictions with respect to payment of dividends or any other distribution in respect of the equity interests of any Eos Company;

(xix) Contract relating to capital expenditures or other purchases of material, supplies, equipment or other assets or properties or services (other than purchase orders for inventory or supplies in the Ordinary Course of Business) in excess of $100,000 individually, or $400,000 in the aggregate;

(xx) Contract involving a loan (other than accounts receivable owing from trade debtors in the Ordinary Course of Business) or advance to (other than travel and entertainment advances to the employees of the Eos Companies extended in the Ordinary Course of Business), or investment in, any Person or any Contract relating to the making of any such loan, advance or investment;

(xxi) any management service, consulting, financial advisory or any other similar type Contract and all Contracts with investment or commercial banks;

(xxii) Contract involving a confidentiality, standstill or similar arrangement (other than non-disclosure agreements that are entered into in the Ordinary Course of Business on standard terms and conditions made available to Parent);

(xxiii) customer Contracts entered into from June 23, 2020 until the date hereof (the “New Customer Contracts”); or

(xxiv) other Contracts that are material to the businesses of the Eos Companies taken as a whole.

(b) Except as specifically disclosed on Schedule 3.09(b), each Contract listed on Schedule 3.09(a) (each, a “Material Contract”) is legal, valid, binding and enforceable against the applicable Eos Company party thereto and, to the Knowledge of the Company, against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. With respect to all Material Contracts, none of the Eos Companies or, to the Knowledge of the Company, any other party to any such Material Contract is in breach thereof or default thereunder and, to the Knowledge of the Company, there does not exist under any Material Contract any event or circumstance which, with the giving of notice or the lapse of time (or both), would constitute such a breach or default thereunder by any Eos Company thereunder or any other party to such Material Contract.

(c) Schedule 3.09(c) sets forth a list of the (i) top seven (7) customers (determined by the amount of total invoiced revenue) of the Eos Companies for the fiscal year ended December 31, 2019 and (ii) top seven (7) customers (determined by the amount of total invoiced revenue) of the Eos Companies for the seven-month period ending as of July 31, 2020 (each, a “Material Customer”). No such Material Customer has cancelled, terminated or materially and adversely (from the Eos Companies’ perspective) altered its relationship with any Eos Company or provided notice in writing or, to the Knowledge of the Company, oral notice, that it intends to cancel, terminate or materially and adversely alter its relationship with any Eos Company.

(d) Schedule 3.09(d) sets forth a list of the Material Suppliers. No such Material Supplier has cancelled, terminated or materially and adversely (from the Eos Companies’ perspective) altered its relationship with any Eos Company or provided notice in writing or, to the Knowledge of the Company, oral notice, that it intends to cancel, terminate or materially and adversely alter its relationship with any Eos Company.

(e) Schedule 3.09(e) sets forth the amount recorded in the books and records of the Eos Companies as booked revenue through June 30, 2022 in respect of each New Customer Contract (the “Booked Revenue”).

Section 3.10 Intellectual Property.

(a) The Eos Companies, their products and services, and the operation of the business of the Eos Companies have not in the past six (6) years interfered with, infringed, misappropriated or otherwise violated, and do not currently interfere with, infringe, misappropriate or otherwise violate, any Intellectual Property rights of any Person in any respect, and no Eos Company has in the past six (6) years received any written charge, complaint, claim, demand, or notice (and there is no Proceeding pending, or to the Knowledge of the Company, threatened) alleging any such infringement, misappropriation or other violation (including any claim that such Eos Company must license or refrain from using any Intellectual Property rights of any Person) or challenging the ownership, registration, validity or enforcement of any Owned Intellectual Property. To the Knowledge of the Company, no Person is interfering with, challenging, infringing upon, misappropriating or otherwise violating any Owned Intellectual Property.

(b) Schedule 3.10(b) identifies each Patent, Trademark registration, Internet domain name, Copyright registration, material unregistered proprietary Software and all applicable applications for the foregoing, in each case which is owned by an Eos Company. Except as set forth on Schedule 3.10(b), none of the Eos Companies owns any unregistered proprietary Software that is material to the business of the Eos Companies. Except as set forth on Schedule 3.10(b), all the Intellectual Property required to be disclosed in Schedule 3.10(b) is valid, subsisting, and enforceable. All the Owned Intellectual Property required to be disclosed in Schedule 3.10(b) that is an issued patent, patent application, registration or application for registration has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees. No loss or expiration of any Owned Intellectual Property is pending or, to the Knowledge of the Company, threatened or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by such Eos Company).

(c) Each Eos Company is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of any Liens, and owns or has the right to use all other Intellectual Property that is used in or necessary for the business of such Eos Company as currently conducted, and none of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional material amounts or material consideration as a result of) the execution, delivery, or performance of this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby. The Owned Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by such Eos Company or the business of the Eos Companies. Except as set forth on Schedule 3.10(c), none of the source code for Software required to be listed in Schedule 3.10(b) (i) is subject to any Copyleft Terms; or (ii) has been disclosed to or placed in escrow with or is in the possession of any Person (other than disclosures to employees and contractors of the Eos Companies who, in each case, have not disclosed the source code to any other Person and have entered into confidentiality agreements with the applicable member of the Eos Companies restricting the use and disclosure thereof).

(d) Each Eos Company has used commercially reasonable efforts and implemented sufficient measures to protect the confidentiality, integrity, and availability to the Eos Companies of all trade secrets and any other confidential information owned by such Eos Company (and any confidential information owned by any Person to whom any of the Eos Companies has a confidentiality obligation). No such trade secret or material confidential information has been disclosed by any Eos Company to any Person other than to Persons subject to a duty of confidentiality pursuant to a written agreement restricting the disclosure and use of such trade secrets or any other confidential information by such Person. No current or former founder, employee, contractor or consultant of any Eos Company has any right, title or interest, directly or indirectly, in whole or in part, in any Owned Intellectual Property. Each Person who has developed any material Owned Intellectual Property has assigned all right, title and interest in and to such Intellectual Property to any Eos Company by a valid and enforceable written assignment or by operation of law. To the Knowledge of the Company, no Person is in violation of any such confidentiality or assignment.

(e) No funding or facility or personnel of any Governmental Entity, university, college, other educational institution or research center was used in the development of any material Owned Intellectual Property. None of the Eos Companies is required to pay any royalty or make any other form of payment to any Governmental Entity to allow the use, licensing, assignment or transfer of any Owned Intellectual Property.

(f) The IT Assets are sufficient in all material respects for the current business operations of the Eos Companies. The Eos Companies have in place disaster recovery plans and procedures and to the extent IT Assets are owned or controlled by Eos Companies, have implemented commercially reasonable security regarding the confidentiality, availability, security and integrity of the IT Assets and all data and information stored thereon, including from unauthorized access and infection by Unauthorized Code. The Eos Companies have maintained in the Ordinary Course of Business all required licenses and service contracts, including the purchase of a sufficient number of license seats for all Software, with respect to the IT Assets.

(g) Each item of material Intellectual Property owned or used by the Eos Companies immediately prior to the Closing will be owned or available for use by the Eos Companies immediately subsequent to the Closing on identical terms and conditions as owned or used by the Eos Companies immediately prior to the Closing.

(h) The Eos Companies are in compliance with, in all material respects, all confidentiality obligations under each Contract to which any Eos Company are a party.

(i) In the past five (5) years, the Eos Companies have not experienced any material Security Breaches or material Security Incidents, and none of the Eos Companies is aware of any written or oral notices, claims or complaints from any Person regarding such a Security Breach or material Security Incident. None of the Eos Companies has received any written or oral complaints, claims, demands, inquiries or other notices, including a notice of investigation, from any Person (including any Governmental Entity or self-regulatory authority or entity) regarding any of the Eos Companies’ Processing of Personal Information or compliance with applicable Privacy and Security Requirements.

(j) For the past five (5) years, the Eos Companies are and have been in compliance in all material respects with all applicable Privacy and Security Requirements. The Eos Companies have a valid and legal right (whether contractually, by Law or otherwise) to access or use all Personal Information that is processed by or on behalf of the Eos Companies in connection with the use and/or operation of its products, services and business, in the manner such Personal Information is accessed and used by the Eos Companies. The execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated herein will not violate any applicable Privacy and Security Requirements or result in or give rise to any right of termination or other right to impair or limit the Eos Companies’ right to own or process any Personal Information used in or necessary for the conduct of the business of the Eos Companies.

(k) The Eos Companies have implemented commercially reasonable physical, technical and administrative safeguards regarding the confidentiality, integrity and availability of information (including Personal Information in their possession or control) and IT Assets.

Section 3.11 Litigation. Except as set forth on Schedule 3.11(a), there are no material Proceedings pending or, to the Knowledge of the Company, threatened against any Eos Company or, to the Knowledge of the Company, any director, officer or employee of an Eos Company (in their capacity as such) before any Governmental Entity, and during the past three (3) years there have not been any such Proceedings. The Eos Companies are not subject or bound by any material outstanding Orders. Except as set forth on Schedule 3.11(b), there are no material Proceedings pending, initiated or threatened, by any Eos Company against any other Person before any Governmental Entity, and during the past three (3) years there have not been any such Proceedings.

Section 3.12 Brokerage. Except as set forth on Schedule 3.12, no Eos Company or any of their Affiliates have incurred Liability, contingent or otherwise, in connection with this Agreement that would result in the obligation of any Eos Company or Parent to pay any finder’s fee, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummations of the transactions contemplated hereby.

Section 3.13 Labor Matters.

(a) Schedule 3.13(a) sets forth a complete list of all employees of the Eos Companies and, as applicable, their classification as exempt or non-exempt under the Fair Labor Standards Act, title and/or job description, job location and compensation (base compensation and any bonuses paid with respect to the twelve-month period ended December 31, 2019 and the six-month period ended June 30, 2020). To the Knowledge of the Company, all employees of the Eos Companies are legally permitted to be employed by the Eos Companies in the jurisdiction in which such employees are employed in their current job capacities.

(b) No Eos Company is a party to any collective bargaining agreement relating to employees of any Eos Company. There are no strikes, work stoppages, slowdowns or other material labor disputes pending or, to the Knowledge of the Company, threatened against any Eos Company, and no such disputes have occurred within the past three (3) years. To the Knowledge of the Company, there are no ongoing or threatened union organizing activities with respect to employees of any Eos Company and no such activities have occurred within the past three (3) years. There are no material grievances or arbitrations pending or, to the Knowledge of the Company, threatened against any of the Eos Companies and arising under a collective bargaining agreement. With respect to the transactions contemplated by this Agreement, the Eos Companies have, or prior to the Closing will have, satisfied, in all material respects all notice and bargaining obligations they owe to any unions representing their employees under applicable Law or any collective bargaining agreement.

(c) The Eos Companies are and for the past three (3) years have been in compliance, in all material respects, with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages and hours, classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and applicable state and local Laws), equal opportunity, disability rights or benefits, workers’ compensation, affirmative action, collective bargaining, workplace safety, immigration, layoffs and the payment of social security and other Taxes. There are no material Proceedings pending or, to the Company’s Knowledge, threatened against any Eos Company with respect to or by any current or former employee, consultant or personnel of (or other individual service provider to) any Eos Company. In the past three (3) years, none of the Eos Companies has implemented any plant closing or layoff of employees triggering notice requirements under the WARN Act. No Eos Company has engaged in any unfair labor practices and no Eos Company is presently subject to or, to the Knowledge of the Company, threatened with any material grievances or unfair labor practices complaints or charges.

(d) Each of the Eos Companies has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees; and no Eos Company is liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. Each of the Eos Companies has paid (or will pay when due and payable, to the extent due or payable prior to the Closing Date) in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to or on behalf of such employees, independent contractors and consultants. Each individual who has provided or is providing services to any Eos Company, and has been classified as a consultant, independent contractor or temporary employee, has been properly classified as such under all applicable Laws including relating to wage and hour and Tax, except to the extent any such misclassification would not be material to the Eos Companies. None of the Eos Companies have any material Liability under any applicable Laws arising out of improperly treating any such individual as a consultant, independent contractor or temporary employee, as applicable, and no such individual is entitled to any compensation or benefits that such Person has not been afforded under any applicable Laws or benefit plan or program of any Eos Company. None of the Eos Companies are materially liable for any delinquent payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any Eos Company personnel (other than routine payments to be made in the Ordinary Course of Business and consistent with past practice).

(e) To the Company’s Knowledge, no employee or independent contractor of any Eos Company is (i) subject to any noncompete or nondisclosure agreement or obligation, the breach of which could be material to the Eos Companies or (ii) to any employment with any individual other than any Eos Company. To the Company’s Knowledge, no Key Employee has provided oral or written notice of any present intention to terminate his or her relationship with any Eos Company within the first twelve (12) months following the Closing.

Section 3.14 Employee Benefit Plans.

(a) Schedule 3.14(a) sets forth a list of each employment, consulting or independent contractor Contract, each material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each equity-based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability plan, program, policy or Contract, and each other material employee compensation or benefit plan, program, policy or Contract that is maintained, sponsored or contributed to (or required to be contributed to) by any of the Eos Companies or pursuant to which any of the Eos Companies has or may have any material Liabilities, in each case, other than a multiemployer plan as defined in Section 3(37) of ERISA (each a “Company Employee Benefit Plan”). With respect to each Company Employee Benefit Plan, the Company has made available to Parent copies of, as applicable, (i) the current plan document (and all amendments thereto), (ii) the most recent summary plan description provided to participants, (iii) the most recent determination, advisory or opinion letter received from the Internal Revenue Service (the “IRS”), (iv) the three (3) most recently filed Form 5500 annual reports and (v) if applicable, nondiscrimination testing results for the three (3) years prior to the date hereof.

(b) No Company Employee Benefit Plan provides post-employment health insurance benefits other than as required under Section 4980B of the Code. Neither any Eos Company nor any ERISA Affiliate sponsors, maintains or contributes to, nor has any Liability or, in the last six (6) years has sponsored, maintained, contributed to or had an Liability, with respect to, an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is or was subject to Title IV of ERISA or Section 412 of the Code. Neither any Eos Company not any ERISA Affiliate contributes to, has any obligation to contribute, or in the last six (6) years has contributed to or had an obligation to contribute to, any “multiemployer plan,” as defined in Section 3(37) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code. No Eos Company has or in the last six (6) years has had any Liability under Title IV of ERISA on account of being considered a single employer under Section 414 of the Code with any other Person.

(c) Each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received, or may rely upon, a favorable determination, advisory or opinion letter from the IRS and, nothing has occurred since the issuance of such opinion, advisory and/or determination letter, as applicable, which could reasonably be expected to cause the loss of the tax-qualified status of such Company Employee Benefit Plan. Each Company Employee Benefit Plan has been maintained, funded and administered in accordance respects with its terms and in material compliance with all applicable Laws, including ERISA and the Code. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Employee Benefit Plan. There is no Proceeding (other than routine and uncontested claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan.

(d) Except as set forth on Schedule 3.14(d), the consummation of the transactions contemplated by this Agreement, alone or together with any other event, will not (i) result in a payment or benefit becoming due or payable, to any current or former employee, director, independent contractor or consultant, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Eos Companies to any current or former employee, director, independent contractor or consultant or (v) limit the ability of the Eos Companies to terminate any Company Employee Benefit Plan.

(e) No Company Employee Benefit Plan covers employees primarily working outside of the United States.

(f) Each of each Eos Company’s “nonqualified deferred compensation plans” within the meaning of Code Section 409A has been maintained in material compliance with Code Section 409A and the Treasury Regulations promulgated thereunder and no such “nonqualified deferred compensation plan” has or will result in any participant incurring income acceleration or Taxes under Code Section 409A. No Eos Company has agreed to pay, gross up, or otherwise indemnify any employee or contractor for any employment or income Taxes, including potential Taxes imposed under Code Section 409A.

(g) No benefit payable or that may become payable by any of the Eos Companies pursuant to any Company Employee Benefit Plan or as a result of, in connection with or arising under this Agreement, alone or together with any other event, shall constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code. No Eos Company has agreed to pay, gross up or otherwise indemnify any employee or contractor for any tax imposed under Section 4999 of the Code.

Section 3.15 Insurance. As of the date hereof, the Eos Companies have in place policies of insurance in amounts and scope of coverage as set forth in Schedule 3.15 and each such policy is in full force and effect and all premiums are currently paid in accordance with the terms of such policy. No Eos Company is in default in any material respect of its obligations under any such policy. During the twelve (12) months prior to the date hereof, no Eos Company has received any written notice of cancellation, material reduction in coverage or non-renewal of such policy. During the twelve (12) months prior to the date hereof, there have been no material claims by or with respect to the Eos Companies, taken as a whole, under such policies as to which coverage has been denied or disputed in any material respect by the underwriters of such policy or in respect of which such underwriters have reserved material rights. Since December 31, 2019, no Eos Company has (a) failed to maintain in full force and effect any material insurance policies lapse (other than the replacement of existing policies with substantially comparable policies) or (b) suffered any damage, destruction, theft or casualty loss to its tangible assets in excess of $200,000 that is not covered by insurance. Schedule 3.15 sets forth an accurate and complete list as of the date hereof of all pending claims and the claims history of the Eos Companies since three (3) years prior to the date hereof (including with respect to insurance obtained but not currently maintained).

Section 3.16 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 3.16(a), each Eos Company is in and, for the past three (3) years has been, in compliance in all material respects with all material Laws applicable to the conduct of the Eos Companies and no notices have been received in the past three (3) years by any Eos Company from any Governmental Entity or any other Person alleging a violation of or noncompliance with any such Laws.

(b) Each Eos Company holds all permits required for the ownership and use of its assets and properties or the conduct of their businesses (including for the occupation and use of the Leased Real Property) as currently conducted and are in compliance with all terms and conditions of such permits (collectively, “Permits”), except where the failure to have such Permits would not be reasonably expected to be, individually or in the aggregate, materially adverse to the business of the Eos Companies. Except as disclosed in Schedule 3.16(b), no Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such permit in a manner that has had or would reasonably be expected to have a material impact on the ability of the applicable Eos Company to use such permit.

Section 3.17 Environmental Matters. Except as set forth in Schedule 3.17, (a) each Eos Company, Leased Real Property and equipment, part and product sold, leased, installed or delivered by any Eos Company is, and for the three (3) years preceding the Closing Date, has been, in compliance in all material respects with all applicable Environmental Laws; (b) each Eos Company, Leased Real Property, and equipment, part and product sold, leased, installed or delivered by any Eos Company has for the three (3) years preceding the Closing Date timely obtained and maintained, and is, and for the three (3) years preceding the Closing Date, has been, to the Knowledge of the Company, in compliance in with, all permits, licenses, certificates, approvals or other authorizations required by applicable Environmental Laws with respect to the ownership and use of its Leased Real Property, and the conduct of its business (collectively, the “Environmental Permits”). All such Environmental Permits are in full force and effect and, to the Knowledge of the Company, there is no pending Proceeding to revoke or materially modify any Environmental Permit; (c) no Eos Company has received any written notice regarding any actual or alleged violation by any Eos Company of, or Liabilities of any Eos Company under, applicable Environmental Laws, which notice remains unresolved or under which there are continuing unsatisfied obligations; (d) no Eos Company, and to the Knowledge of the Eos Companies no other Person has, has used, handled, transported, distributed, generated, treated, stored, recycled, discharged, disposed of or released any Hazardous Substances on the Leased Real Property, any formerly owned or leased real property, or at any customer or other location that has or could result in Liability to any of the Eos Companies under Environmental Laws; (e) there are no Proceedings pending, or to the Knowledge of the Eos Companies, threatened against any Eos Company or Leased Real Property under applicable Environmental Laws; (f) no Eos Company is subject to any material outstanding judgment, Order or decree of any Governmental Entity under applicable Environmental Laws; (g) no consent, notice to, approval or authorization of or registration or filing with any Governmental Entity is required by Environmental Laws or Environmental Permits in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; (h) no Eos Company has expressly assumed, undertaken or provided an indemnity with respect to any Liability of any other Person under Environmental Laws, and there are no claims pending, or to the Knowledge of the Eos Companies, threatened related to such Liability; and (i) the Eos Companies have made available to Parent true and correct copies of all Phase I environmental site assessment reports, Phase II reports, environmental, health or safety audits, inspections conducted in the three (3) years prior to the date hereof by the Eos Companies, and material documents related to any Proceeding arising under Environmental Laws, that in each case, are in the Eos Companies’ possession or reasonable control.

Section 3.18 Title to Assets. Except as set forth on Schedule 3.18 or as reflected on the Financial Statements, each Eos Company has good and marketable title to, or, in the case of leased or subleased assets, a valid and binding leasehold interest in, or, in the case of licensed assets, a valid license in, all of its assets (whether real, personal, tangible or intangible) that are used by such Eos Company (except for such assets as may have been sold or otherwise disposed of (a) in the Ordinary Course of Business consistent with past practice prior to the date of this Agreement and (b) after the date hereof and without violation of the terms and conditions of this Agreement), free and clear of all Liens other than Permitted Liens. Such assets of the Eos Companies constitute all of the assets, properties, rights and interests necessary for the conduct of the business of the Eos Companies after the Closing as it has been operated for the twelve (12) months prior to the date hereof.

Section 3.19 Government Contracts and Bids.

(a) Except as set forth on Schedule 3.19(a), with respect to each Contract that is or has been over the five (5) years prior to the date hereof, in existence between any Eos Company, on the one hand, and any Governmental Entity, on the other hand (each a “Company Government Contract”); each Contract that is or has been over the five (5) years prior to the date hereof, in existence between any Eos Company, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Entity (each a “Company Government Subcontract”); and each outstanding bid, quotation or proposal by such Eos Company that if accepted or awarded could lead to a Contract between such Eos Company, on the one hand, and either any Governmental Entity or prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Entity (each such outstanding bid, quotation or proposal, a “Bid”):

(i) each such Company Government Contract or Company Government Subcontract has been legally awarded;

(ii) all representations and certifications with respect to any such Company Government Contract or Company Government Subcontract made by the applicable Eos Company were current, accurate and complete in all material respects when made, and such Eos Company has complied in all material respects with all such representations and certifications;

(iii) the Eos Companies are not in any material violation, breach or default of any provision of any Order or Law governing any Company Government Contract or Company Government Subcontract, and no allegation that any Eos Company is or has been in the five (5) years prior to the date hereof, in breach or violation in any material respect of any statutory, regulatory or contractual requirement has been made to such Eos Company and not withdrawn;

(iv) during the five (5) years prior to the date hereof, no Eos Company has received a cure notice, a show cause notice or a stop work notice, nor, to the Knowledge of the Company, has any Eos Company been threatened with termination for default under any Company Government Contract or Company Government Subcontract;

(v) no request for equitable adjustment by any Governmental Entity or by any of Eos Company’s vendors, suppliers or subcontractors against it relating to any Company Government Contract or Company Government Subcontract is pending as of the date hereof;

(vi) there is no Proceeding pending or, to the Company’s Knowledge, threatened, in connection with any Company Government Contract or Company Government Subcontract, against any Eos Company, or any of their respective directors or officers, including (i) alleged fraud under the False Claims Act (31 U.S.C. § 3729-3733), violations of the Procurement Integrity Act (41 U.S.C. § 423) or violations of the Truth in Negotiations Act (10 U.S.C. § 2306a, 41 U.S.C. § 254b) or (ii) the violation of any Governmental Rule relating to any Company Government Contract or Company Government Subcontract;

(vii) neither an Eos Company nor, to the Knowledge of the Company, any director, officer, employee, consultant or agent of an Eos Company, nor any cost incurred by an Eos Company pertaining to a Company Government Contract or Company Government Subcontract is the subject of any audit or investigation, other than within the normal course of business, and no incurred costs have been disallowed, or recommended for disallowance, by any Governmental Entity;

(viii) all Eos Companies have complied in all material respects with all requirements of the Company Government Contracts or Company Government Subcontracts and any Governmental Rule referenced therein, including Governmental Rules relating to the safeguarding of, and access to, classified information;

(ix) no Eos Company been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity in connection with the conduct of its business; no such suspension or debarment has been initiated or threatened in writing;

(x) there are no outstanding written claims between any Eos Company and any prime contractor, subcontractor, vendor or other third party arising under or relating to any Company Government Contract or Company Government Subcontract;

(xi) neither any Eos Company nor, to the Knowledge of the Company, any of directors, officers or employees of an Eos Company is or has been (except as to routine security investigations) under administrative, civil or criminal investigation, indictment or information by any Governmental Entity with respect to any operations of such Eos Company;

(xii) each Eos Company has properly included their appropriate markings on its proposal submissions in response to solicitations and deliverable submissions under Company Government Contracts and Company Government Subcontracts required for the protection of proprietary information;

(xiii) each Eos Company has complied in all material respects with all terms and conditions, including military specifications and other standards and requirements incorporated by reference, of the Company Government Contracts and Company Government Subcontracts; and

(xiv) no current operations of the Eos Companies are restricted by the Organizational Conflicts of Interest restrictions as set forth in Federal Acquisition Regulation Subpart 9.5.

(b) The Eos Companies and their officers, directors, managers, employees, consultants and agents collectively hold all security clearances necessary for the operation of their respective businesses as presently conducted. Schedule 3.19(b) sets forth a correct and complete list of all security clearances held by any Eos Company or any their respective directors, officers, employees, consultants or agents. No Eos Company is aware of any facts that are reasonably likely to give rise to the revocation of any security clearance of such Eos Company or any of its directors, officers, managers, employees, consultants or agents. Each Eos Company and each of its directors, officers, managers, employees, consultants or agents are in compliance in all material respects with applicable facilities and personnel security clearance requirements of the United States, including those specified in the Industrial Security Regulation (DOD 5220.22-R) and the National Industrial Security Program Operating Manual, DOD 5220.22-M.

(c) Each Eos Company has complied in all material respects with all applicable cost accounting standards and cost principles of a Governmental Entity, and no Eos Company has received written notice from the sponsoring United States Government Agency Administrative Contracting Officer or any other Governmental Entity of any intent to suspend, disapprove or disallow any material costs.

(d) All former U.S. government personnel that have been employed or retained by an Eos Company comply with applicable Governmental Rules specifically related to post-government employment.

Section 3.20 Directors and Officers. Schedule 3.20 lists the directors or managers and officers of each Eos Company.

Section 3.21 Customer Warranties. There are no pending or, to the Knowledge of the Company, threatened, claims under or pursuant to any warranty provided by any Eos Company, whether expressed or implied, on the products or services sold prior to the Closing Date by any Eos Company that are not reserved for in accordance with GAAP in the Latest Balance Sheet. All of the services rendered by the Eos Companies (whether directly or indirectly through independent contractors) have been performed in material conformity with all express warranties and, in all material respects, with all applicable contractual commitments, and, to the Knowledge of the Company, no Eos Company has any pending claims for replacement or repair or for other damages relating to or arising from any such services, except for amounts which are immaterial in the aggregate. No Material Contract with any customer contains any warranty provision for which such Eos Company is obligated to provide that that is significantly and adversely different than the warranty provisions of other Material Contracts and that would impose material Liability on any Eos Company.

Section 3.22 Product Warranties and Product Liability.

(a) All equipment, parts and other products manufactured, shipped, sold, leased, installed or delivered by any Eos Company has been in material conformity, in each case, with all product specifications, all express and implied warranties and all applicable Laws. No Eos Company has any material Liability for replacement, servicing or repair of any equipment, parts, other products or other damages in connection therewith or any other customer or product obligations not properly reserved against on the Latest Balance Sheet. No Eos Company has any material Liability of a nature that would be required to be disclosed on a balance sheet prepared in accordance with GAAP (as in effect on the date hereof) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any equipment, or any other product manufactured, shipped, repaired, maintained, delivered, sold or installed, or services rendered by or on behalf of, any Eos Company. No Eos Company has committed any act or failed to commit any act which would result in, and, to the Knowledge of the Company, there has been no occurrence which would give rise to or form the basis of, any material product Liability or material Liability for breach of warranty (whether or not covered by insurance) on the part of such Eos Company with respect to any equipment, part, or any other products manufactured, shipped, repaired, maintained, delivered, sold or installed, or services rendered by or on behalf of, such Eos Company. All repairs to any equipment, parts or other products manufactured, shipped, installed or delivered by any Eos Company, have been made in accordance, in all material respects, with the applicable specifications. No Eos Company has, or has agreed to accept for others, any warranty or service obligations to any Person, or offered its customers any marketing or added-value programs or plans for which such Eos Company is responsible for administration or the Liability thereof. Except as provided for under the terms of service contracts sold by any Eos Company and agreements with third-party service providers, no Eos Company has any agreement with a customer to return or refund any portion of amounts paid for an extended warranty or service contract.

(b) There have been no material defects in design, manufacturing, materials or workmanship including any failure to warn which involve any product manufactured, shipped, sold, leased, installed or delivered by or on behalf of any Eos Company. To the Knowledge of the Company, there has not been any Occurrence that has had or would reasonably be expected to have a Material Adverse Effect. There has not been any Recall conducted with respect to any product manufactured (or to be manufactured), shipped, sold or delivered by or on behalf of any Eos Company, or, to the Knowledge of the Company, any investigation or consideration of or decision made by any Person or Governmental Entity concerning whether to undertake or not undertake any Recall. All manufacturing standards applied, testing procedures used, and product specifications disclosed to customers by any Eos Company have complied in all material respects with all requirements established by any applicable Law or Order of any Governmental Entity.

Section 3.23 Accounts Receivable.

(a) Schedule 3.23(a) contains an accurate and complete list and the aging of all accounts receivable of the Eos Companies as of August 17, 2020 (“Accounts Receivable”). The Accounts Receivable (i) represent or will represent valid obligations and bona fide transactions arising from or relating to sales actually made or services actually performed by the Eos Companies, and (ii) to the Knowledge of the Company, are not subject to any contest, claim or right of set-of, other than returns in the Ordinary Course of Business. All such Accounts Receivable relate solely to the sale of goods or services to customers of the Eos Companies, none of whom are Affiliates of any Eos Company.

(b) All accounts payable of the Eos Companies, whether reflected on the Financial Statements or subsequently created, are valid payables that have arisen from bona fide transactions of the Eos Companies. Since the date of the Latest Balance Sheet, the Eos Companies have paid their accounts payable in the Ordinary Course of Business.

Section 3.24 Inventory. All inventory of the Eos Companies, whether or not reflected in the Latest Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Eos Companies free and clear of all Liens other than Permitted Liens and those reflected on the Financial Statements, and no inventory is held on a consignment basis. The quantities and product mix of each item of inventory (whether raw materials, work-in-process or finished goods) are reasonable in the present circumstances of the Eos Companies. All items included in inventory conform in all material respects to all industry standards applicable to such inventory or its use or sale imposed by Governmental Entities.

Section 3.25 Trade & Anti-Corruption Compliance.

(a) Neither any Eos Company nor any of its directors, officers, managers, employees, its agents or third-party representatives, is or has in the five (5) years prior to the date hereof been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country in either case in violation of applicable Sanctions in connection with the business of any Eos Company; or (iii) otherwise in violation of any applicable Sanctions or applicable Export Control Laws or U.S. antiboycott requirements, in connection with the business of any Eos Company. No products produced by any Eos Company requires a license from any Governmental Entity for sale or export to any jurisdiction or end-user that is not otherwise targeted by restrictions under applicable Sanctions or applicable Export Control Laws.

(b) In the five (5) years prior to the date hereof, in connection with or relating to the business of the Eos Companies, neither any Eos Company nor any of its directors, officers, managers, employees, agents or third-party representatives (i) has made, authorized, solicited or received any bribe, unlawful rebate, payoff, influence payment or kickback; (ii) has established or maintained, or is maintaining, any unlawful fund of corporate or entity monies or properties; (iii) has used or is using any corporate or entity funds for any illegal contributions, gifts, entertainment, hospitality, travel or other unlawful expenses; (iv) has violated or is violating in any respect any Anti-Corruption Laws; or (v) has, directly or indirectly, made, offered, authorized, facilitated, received or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any Governmental Entity or any other Person.

Section 3.26 Affiliate Transactions.

(a) Schedule 3.26 sets forth a true, accurate and complete list of all services currently provided to any Eos Company by any of its Affiliates (other than another Eos Company), the Unitholders and their respective Affiliates and all services currently provided by any Eos Company to any of its Affiliates (other than another Eos Company), the Unitholders and their respective Affiliates, and the charges assessed for all services provided during such time. Except as disclosed in Schedule 3.26, there are no loans, Leases, commitments, guarantees, agreements (except for employment agreements and the Governing Documents) or other transactions or arrangements (oral or written) between any of the Eos Companies, on the one hand, and any Affiliate thereof (other than another Eos Company), any Unitholder, any Affiliate of any Unitholder or any current or former director, manager, officer or employee of any Eos Company, or any immediate family member or Affiliate of any of the foregoing, on the other hand (“Affiliate Transactions”).

(b) The Unitholders, their Affiliates (other than the Eos Companies) or any of their respective directors or officers and the directors and officers of the Eos Companies do not possess, directly or indirectly, any financial interest in, or hold a position as a director, officer or employee of, any Person which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of the Eos Companies.

Section 3.27 Leakage. Schedule 3.27 sets forth a true, accurate and complete list of all Leakage (x) from January 1, 2020 until immediately prior to the Lock Box Period and (y) during the Lock Box Period though the date hereof. The Leakage Certificate will be true and accurate on the date of delivery and at the Closing.

Section 3.28 Allocation Schedule. At the Closing, the Allocation Schedule will be prepared in accordance with the Company Operating Agreement.

Section 3.29 Certain Provided Information. The information supplied by the Company for inclusion in the Proxy Statement will not, as of the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to holders of Parent Shares or at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub I or Merger Sub II for inclusion or incorporation by reference in the Proxy Statement or any Additional Parent Filings filed through the Closing Date.

Section 3.30 Sales and Assets. In 2019 (and as of the date of this Agreement), the Eos Companies and Newco Companies had no sales outside of the United States and no assets located outside of the United States. Neither the acquired person’s (under the HSR Act) annual net sales nor its total assets exceed the current threshold of $18.8 million under Section 18a(a)(2)(B)(ii) of the HSR Act.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent, Merger Sub I and Merger Sub II, jointly and severally, hereby represent and warrant that each of the following representations are true and correct as of the date of this Agreement and as of the Closing Date:

Section 4.01 Organization; Authority; Enforceability. Parent is a corporation duly incorporated under the Laws of the State of Delaware with the requisite corporate power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder. Each of Merger Sub I and Merger Sub II is a limited liability company duly incorporated under the Laws of the State of Delaware with the requisite limited liability power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder. Each of Parent, Merger Sub I and Merger Sub II has the requisite corporate and limited liability company power, as applicable, and authority and has taken all requisite corporate and limited liability company action, as applicable, to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Documents contemplated hereby to be executed and delivered by Parent, Merger Sub I or Merger Sub II and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent, Merger Sub I and Merger Sub II and no other proceedings on the part of Parent, Merger Sub I or Merger Sub II are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Documents contemplated hereby to be executed and delivered by Parent, Merger Sub I and Merger Sub II. This Agreement and the Ancillary Documents contemplated hereby to be executed and delivered by Parent, Merger Sub I and Merger Sub II have been (or, when executed and delivered, will have been) duly executed and delivered by Parent and Merger Sub, as applicable, and constitute valid and binding obligations of Parent, Merger Sub I and Merger Sub II, enforceable against Parent, Merger Sub I and Merger Sub II in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 4.02 Brokerage. None of Parent, Merger Sub I, Merger Sub II or any of their respective Affiliates has incurred any Liability, contingent or otherwise, in connection with this Agreement that would result in the obligation of any Eos Company or Parent to pay any finder’s fee, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummations of the transactions contemplated hereby.

Section 4.03 Litigation. There is no material Proceeding pending or, to the Knowledge of Parent, threatened against or affecting Parent, Merger Sub I, Merger Sub II, or any of their properties or rights before any Governmental Entity with respect to the transactions contemplated hereby or which could reasonably be expected to restrain, enjoin, prevent, impede, hinder, delay, make illegal, impose material limitations or conditions on, or otherwise interfere with, prevent or delay the consummation of any of the transactions contemplated by this Agreement.

Section 4.04 Noncontravention.

(a) The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby by Parent, Merger Sub I and Merger Sub II do not and will not (i) conflict with or result in any breach of any of the material terms, conditions or provisions of, (ii) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a material violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (v) result in the creation of any Lien upon the Units under, or (vi) require any approval from, or filing with, any Governmental Entity under or pursuant to, the Governing Documents or any Law, or Order to which any of the Parent, Merger Sub I or Merger Sub II is bound or subject.

(b) The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby by Parent, Merger Sub I and Merger Sub II do not and will not (i) conflict with or result in any breach of any of the material terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (v) result in the creation of any Lien upon the Units under, or (vi) require any approval under or pursuant to any material Contract to which any of the Parent, Merger Sub I or Merger Sub II is a party.

Section 4.05 Capitalization.

(a) As of the date hereof, all of the issued and outstanding Equity Interests of Parent are as follows: (i) 18,150,000 shares of Class A common stock, par value $0.0001 per share (the “Parent Class A Common”); (ii) 4,375,000 shares of Class B common stock, par value $0.0001 per share (the “Parent Class B Common”); and (iii) 9,075,000 warrants entitling each holder thereof to purchase one share of Parent’s Class A common stock at an exercise price of $11.50 per share subject to adjustments described in the Parent SEC Reports (the “Parent Warrants”).

(b) As of the date hereof, all of the issued and outstanding Equity Interests of Merger Sub I are as follows: one hundred (100) membership interests. As of the date hereof, all of the issued and outstanding Equity Interests of Merger Sub II are as follows: one hundred (100) membership interests.

(c) Except as disclosed or set forth in this Agreement or the Parent SEC Reports and except for this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby:

(i) there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights, interests, agreements, arrangements or commitments to which Parent, Merger Sub I or Merger Sub II is a party or which are binding upon Parent, Merger Sub I or Merger Sub II providing for the sale, issuance, disposition or acquisition of any of its Equity Interests;

(ii) none of Parent, Merger Sub I or Merger Sub II is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Interests, either of itself or of another Person;

(iii) none of Parent, Merger Sub I or Merger Sub II is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Interests held by the Parent; and

(v) none of Parent, Merger Sub I or Merger Sub II has any Liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated.

(d) All of the issued and outstanding Equity Interests of the Parent, Merger Sub I and Merger Sub II have been duly authorized and validly issued, and have been fully paid and non-assessable and are free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, rights of first refusal or applicable Law.

(e) Other than Merger Sub I and Merger Sub II, Parent has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any Equity Interests or other interests or investments (whether equity or debt) in any Person. Neither Merger Sub I nor Merger Sub II has any direct or indirect Subsidiaries or participations in joint ventures or other entities, and neither owns, directly or indirectly, any Equity Interests or other interests or investments (whether equity or debt) in any Person.

(f) The accrued, unpaid and documented Parent Transaction Expenses as of the date hereof, and Parent’s good faith estimate of additional Parent Transaction Expenses estimated through and including the Closing Date, are set forth on Schedule 4.05(f) of the Parent Disclosure Schedules.

Section 4.06 Material Contracts. Except as set forth in the Parent SEC Reports, the Parent SEC Reports include true and complete copies of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Parent is party.

Section 4.07 Compliance with Laws. Each of Parent, Merger Sub I and Merger Sub II is in, and at all time since its incorporation, compliance in all material respects with all Laws applicable to the conduct of Parent, Merger Sub I and Merger Sub II, to the Knowledge of Parent, and no notices have been received by Parent, Merger Sub I or Merger Sub II from any Governmental Entity or any other Person alleging a violation of or noncompliance with any such Laws.

Section 4.08 SEC Reports. Parent has, since the consummation of its initial public offering, timely filed or furnished all material forms, reports, schedules, statements and other documents required to be filed by it with the SEC, together with any material amendments, restatements or supplements thereto, and all such forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Exchange Act or the Securities Act (excluding Section 16 under the Securities Exchange Act)  (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Reports”). Each of the Parent SEC Reports, as of the respective date of its filing or, if amended, as of the date of the most recent amendment, complied in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act and any rules and regulations promulgated thereunder applicable to the Parent SEC Reports. As of the respective date of its filing or most recent amendment, no Parent SEC Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Parent, as of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any of the Parent SEC Reports. None of the information supplied by Parent for inclusion in the Proxy Statement will, at the date of mailing of the Proxy Statement (and any amendment or supplement thereto) and at the time of Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, none of Parent, Merger Sub I or Merger Sub II makes any representations or warranties with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of any Eos Company or any projections or forecasts included in such materials.

Section 4.09 Listing. Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. As of the date hereof, (a) the issued and outstanding shares of Parent Class A Common are registered pursuant to Section 12(b) of the Securities Exchange Act and are listed for trading on the NYSE under the symbol “BMRG”, (b) the issued and outstanding Parent Warrants are registered pursuant to Section 12(b) of the Securities Exchange Act and are listed for trading on the NYSE under the symbol “BMRG WS”, and (c) the issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Securities Exchange Act and are listed for trading on the NYSE under the symbol “BMRG.U”. There is no legal proceeding pending or, to the Knowledge of Parent threatened, in each case, by the NYSE or the SEC with respect to any intention by such entity to deregister the Parent Class A Common, the Parent Warrants, or the Parent Units or prohibit or terminate the listing of the Parent Class A Common, the Parent Warrants, or the Parent Units on the NYSE. None of Parent, Merger Sub I, Merger Sub II, or any of their respective Affiliates has taken any action that is designed to terminate the registration of the Parent Class A Common, the Parent Warrants, or the Parent Units under the Exchange Act, except as contemplated by this Agreement.

Section 4.10 Trust Account.

(a) As of the date hereof, Parent has no less than $176,750,000 in the Trust Account.

(b) The Trust Agreement has not been amended or modified, is valid and in full force and effect and is enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. The description of the Trust Agreement in Parent SEC Reports is accurate in all material respects, and prior to the Closing, no Person (other than stockholders of Parent holding Parent Shares sold in Parent’s initial public offering who shall have elected to redeem their shares of Shares pursuant to Parent’s certificate of incorporation) is entitled to any portion of the proceeds in the Trust Account except that funds held in the Trust Account may be released (A) to pay income and franchise taxes from any interest income earned in the Trust Account, (B) in connection with the Parent Stock Redemption and (C) to the underwriters of Parent’s initial public offering, who are entitled to the Marketing Fee (as such term is defined in the Trust Agreement). As of the date hereof, there are no Proceedings pending or, to the knowledge of Parent, threatened with respect to the Trust Account.

Section 4.11 Parent Vote Required. Other than obtaining the Required Vote at the Parent Stockholder Meeting, there are no other votes of the holders of Parent Shares necessary with respect to the transactions contemplated hereby.

Section 4.12 Business Activities.

(a) Since the date of its incorporation, (a) except for any actions taken in connection with this Agreement and the transactions contemplated hereby, Parent has conducted no business other than the public offering of its securities and the private offerings disclosed in the Parent’s SEC Reports, public reporting and its search for an initial business combination and (b) there has not been any Parent Material Adverse Effect.

(b) Each of Merger Sub I and Merger Sub II was formed for the sole purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than as contemplated by this Agreement. As of Closing, neither Merger Sub I nor Merger Sub II will have any assets, liabilities or obligations of any nature or any tax attributes other than (a) those set forth under its Organizational Documents (including its costs of incorporation), and (b) in connection with this Agreement or the transactions contemplated hereby.

Section 4.13 Anti-Corruption Matters. In the five (5) years prior to the date hereof, Parent, Merger Sub I and Merger Sub II have not, and to the Knowledge of Parent, in connection with or relating to the business of the Parent, Merger Sub I and Merger Sub II, no officer, director, manager, member of the board of directors, employee or agent of any of the foregoing has, (i) used any corporate funds for unlawful contributions, gifts, entertainment, or unlawful payments relating to an act by any Governmental Entity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of any applicable Anti-Corruption Laws; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. To Knowledge of Parent, no Governmental Entity is investigating, examining, or reviewing Parent’s compliance with any applicable provisions of any applicable Anti-Corruption Laws.

Section 4.14 Tax Matters.

(a) Each of Parent, Merger Sub I and Merger Sub II has timely filed all income and other material Tax Returns required to be filed by it pursuant to applicable Laws, and such Tax Returns are accurate, complete and correct in all material respects and have been prepared in compliance with all applicable Laws in all material respects. Each of Parent, Merger Sub I and Merger Sub II has paid all income and other material Taxes due and payable by it (whether or not shown as due and payable on any Tax Return). Each of Parent, Merger Sub I and Merger Sub II has timely and properly withheld and paid all amounts of material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party. No written claim has been made by a Taxing Authority in a jurisdiction where Parent, Merger Sub I or Merger Sub II does not pay Taxes or file Tax Returns that Parent, Merger Sub I or Merger Sub II is or may be subject to taxation by or required to file Tax Returns in that jurisdiction.

(b) None of Parent, Merger Sub I or Merger Sub II has been audited by any U.S. federal, state or local or any non-U.S. Taxing Authority, and there is no Tax audit or examination or any Proceeding now being conducted, pending or, to the Knowledge of Parent, threatened in writing with respect to any Taxes or Tax Returns of Parent, Merger Sub I or Merger Sub II. None of Parent, Merger Sub I or Merger Sub II has commenced a voluntary disclosure proceeding in any U.S. federal, state or local or non-U.S. jurisdiction that has not been fully resolved or settled.

(c) None of Parent, Merger Sub I or Merger Sub II has waived, extended or agreed to extend any applicable statute of limitations relating to any Tax assessment, collection or deficiency of Parent, Merger Sub I or Merger Sub II, in each case, which extension is currently in effect. None of Parent, Merger Sub I or Merger Sub II has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting or other request, in each case, currently pending with any Governmental Entity that relates to the Taxes or Tax Returns of Parent, Merger Sub I or Merger Sub II.

(d) None of Parent, Merger Sub I or Merger Sub II has engaged in any reportable transaction as defined in Treasury Regulations Section 1.6011-4(b).

(e) Prior to the Closing, Merger Sub I will have duly elected to be treated as a C corporation for U.S. federal, state and local income tax purposes since the date of its formation.

(f) There are no Liens for Taxes on any assets of Parent, Merger Sub I or Merger Sub II, other than Permitted Liens. None of Parent, Merger Sub I or Merger Sub II has ever been a member of any Affiliated Group (other than an Affiliated Group the common parent of which is Parent). None of Parent, Merger Sub I or Merger Sub II is liable for Taxes of any other Person that is not Parent, Merger Sub I or Merger Sub II (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state, local or non-U.S. Law) or (ii) as a result of successor liability or transferee liability.

(g) None of Parent, Merger Sub I or Merger Sub II is party to any Tax Sharing Agreements, except for any Ordinary Course Tax Sharing Agreements or Tax Sharing Agreements solely between or among Parent, Merger Sub I and Merger Sub II.

(h) None of Parent, Merger Sub I or Merger Sub II has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Code Section 355(a)(1)(A)) in a distribution of shares that was reported or otherwise constitute a distribution of shares under Code Section 355 in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated by this Agreement.

(i) To the Knowledge of Parent, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01 Interim Covenants.

(a) Affirmative and Negative Covenants of the Company and Newco. From the date hereof until the earlier of (i) the date this Agreement is terminated pursuant to Article VI and (ii) the Closing Date (such period, the “Pre-Closing Period”), unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned, or delayed) and except as otherwise contemplated by this Agreement, the Company and Newco shall, and shall cause their respective Subsidiaries to, operate its respective business in the Ordinary Course of Business and use commercially reasonable efforts to preserve intact their business relationships with customers, suppliers and others with whom such Eos Company has a business relationship; provided, that notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct in any manner the operations of the Eos Companies or Newco prior to the Closing. In furtherance and not in limitation of the preceding sentence, the Company and Newco shall not, and shall cause their respective Subsidiaries not to, except as necessary to consummate the Pre-Closing Reorganization, effect any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):

(i) form any Subsidiary;

(ii) enter into any Affiliate Transaction;

(iii) sell, lease, assign, transfer, license, sublicense, covenant not to assert, allow to lapse, abandon, cancel or otherwise dispose of any (i) tangible material assets or properties (other than the sale or disposal of inventory or obsolete equipment) or (ii) material Owned Intellectual Property, other than non-exclusive licenses of Owned Intellectual Property granted in the Ordinary Course of Business;

(iv) make any amendments to its Governing Documents;

(v) make or grant any bonus, change of control, retention, severance, profit sharing, pension, retirement or insurance payment, distribution, arrangement or material increase in base salary to any officer, director, employee, agent or senior executive;

(vi) plan, announce, implement, or effectuate any reduction in force, early retirement program, severance program, furlough or other voluntary or involuntary employment termination program, or otherwise implement any employee layoff, in each case, not in compliance with the WARN Act;

(vii) (i) issue, sell, deliver, redeem or purchase any Equity Interests (other than as set forth in Schedule 5.01(a)(vii)), (ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or property) in respect of any Equity Interests, (iii) adjust, split, combine, redeem, purchase, reclassify or otherwise acquire any of its Equity Interests or (iv) make any other change in the capital structure of the Company, Newco or any of their respective Subsidiaries;

(viii) (i) incur or guarantee any additional Indebtedness other than (A) amounts incurred in the Ordinary Course of Business pursuant to the Contracts set forth in Schedule 3.09(a)(iv), or (B) amounts that do not in the aggregate exceed $100,000, or (ii) make any loans, advances, capital contributions to, or investments in, to any other Person, other than loans, advances or capital contributions by the Company, Newco or any of their respective Subsidiaries to any direct or indirect wholly owned Subsidiary of the Company or Newco (other than travel and entertainment advances to the employees of the Company and any of its Subsidiaries extended in the Ordinary Course of Business);

(ix) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other reorganization (other than the Merger);

(x) collect material amounts of its accounts receivable or pay, discharge, settle or satisfy any Liabilities or accounts payable or prepay any expenses or other items, in each case, other than in the Ordinary Course of Business;

(xi) pay or agree to pay any management fees, monitoring fees, directors’ fees or bonuses paid by or levied on any Eos Company by or for the benefit of any Unitholder or any of its Affiliates;

(xii) waive any amount owed to any Eos Company by any Securityholder or any of its Affiliates or of any claims by any Eos Company against any Securityholder or any of its Affiliates;

(xiii) amend (other than as required by applicable Law or as set forth in Schedule 5.01(a)(xiii)), terminate, establish, enter into, terminate or adopt any Company Employee Benefit Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

(xiv) except as required by GAAP or as may be required in connection with the transactions contemplated hereby, make any changes to its accounting policies, methods or practices;

(xv) incur any Leakage other than Permitted Leakage;

(xvi) change or revoke any material election relating to Taxes, make any material election related to Taxes, enter into any agreement, settlement or compromise with any Taxing Authority relating to any Tax matter, file any amended Tax Return or a claim for a refund of Taxes with respect to the income (except as set forth on Schedule 5.01(a)(xvi) of the Disclosure Schedules), operations or property of the Company, Newco or their respective Subsidiaries, change any method of accounting or accounting period with respect to Taxes or surrender any right to a claim any refund of Taxes;

(xvii) knowingly take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment;

(xviii) enter into any Contract which, if entered into prior to the date hereof would be required to be set forth in Schedule 3.09(a) of the Disclosure Schedules or commit or agree (whether or not such Contract, commitment or agreement is legally binding) to enter into such Contract, or become subject to, amend, waive, fail to renew or terminate any Material Contract or Leases (other than extension or renewal of any Lease in the Ordinary Course of Business);

(xix) other than inventory and other assets acquired in the Ordinary Course of Business, acquire properties or assets, including Equity Interests of another Person, with a value in excess of $100,000, whether through merger, consolidation, share exchange, business combination or otherwise, other than leasehold improvements in the Ordinary Course of Business;

(xx) except as set forth on set forth on Schedule 5.01(a)(xx) of the Disclosure Schedules, institute or settle any Proceeding that alleges damages, or results in a settlement, of at least $100,000, net of insurance proceeds;

(xxi) enter into any joint venture, partnership or similar arrangement;

(xxii) propose, adopt or effect any business combination, reorganization, recapitalization or other acquisition or disposition of a material amount of assets or properties or of any business, line of business or Person in any manner (whether by merger or purchase of equity or assets or otherwise) with any Person, or enter into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(xxiii) enter into any commodities or currency hedging transaction, other than in the Ordinary Course of Business;

(xxiv) permit any of its insurances to lapse (other than to replace existing policies with substantially comparable policies) or knowingly and intentionally do anything which would make any insurance policy void or voidable;

(xxv) take or omit to take any action which has, or would reasonably be expected to result in, a material adverse change in any Eos Company’s relationship with any Material Customer or Material Supplier;

(xxvi) waive any amount owed to any Eos Company by a customer or transfer any assets to a customer other than in the Ordinary Course of Business;

(xxvii) permit any of its properties or assets to be subject to any Lien not already disclosed in Schedule 3.09(a) of the Disclosure Schedules (other than Permitted Liens);

(xxviii) make any capital expenditure or commitment therefor or entered into any operating lease in excess of $100,000 individually or $400,000 in the aggregate or otherwise acquire any assets or properties (other than inventory in the Ordinary Course of Business) or enter into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(xxix) write off as uncollectible any notes or accounts receivable, except write-offs in the Ordinary Course of Business charged to applicable reserves;

(xxx) terminate (without cause) or hire or engage for services any individual with target annual cash compensation of more than $100,000;

(xxxi) take any action to accelerate the vesting, payment or funding of any compensation, payment or benefit (other than as set forth in this Agreement); or

(xxxii) authorize or enter into any Contract to do any of the foregoing.

(b) Affirmative and Negative Covenants of Parent, Merger Sub I and Merger Sub II. During the Pre-Closing Period, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned, or delayed) and except as otherwise contemplated or permitted by this Agreement, each of Parent, Merger Sub I and Merger Sub II shall, and each shall cause its Subsidiaries to, operate their respective business in the Ordinary Course of Business; provided, that notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall give the Company or Newco, directly or indirectly, the right to control or direct in any manner the operations of Parent, Parent, Merger Sub I and Merger Sub II prior to the Closing. In furtherance and not in limitation of the preceding sentence, except as otherwise contemplated or permitted by this Agreement, none of Parent, Merger Sub I or Merger Sub II shall, and each shall cause its Subsidiaries not to, effect any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed):

(i) change, modify or amend the Governing Documents of Parent, Merger Sub I or Merger Sub II;

(ii) change, modify or amend the Trust Agreement in any material respect;

(iii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Parent, Merger Sub I or Merger Sub II; (B) split, combine or reclassify any capital stock of, or other Equity Interests in, Parent, Merger Sub I or Merger Sub II; or (C) other as otherwise required in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other Equity Interests in, Parent, Merger Sub I or Merger Sub II;

(iv) knowingly take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment;

(v) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, except in the ordinary course of business consistent with past practice;

(vi) (A) other than in connection with the Subscription Agreements, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Interests in, Parent, Merger Sub I or Merger Sub II or any securities convertible into, or any rights, warrants or options to acquire, any Equity Interests, other than in connection with the exercise of any warrants outstanding on the date hereof or (B) amend, modify or waive any of the terms or rights set forth in, any warrants outstanding on the date hereof, including any amendment, modification or reduction of the warrant price set forth therein; or

(vii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

(c) Reasonable Best Efforts. Subject to the terms and conditions set forth herein, and to applicable legal requirements, during the Pre-Closing Period, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transaction contemplated hereby), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including the satisfaction of the conditions set forth in Section 2.04; provided, that nothing herein shall require (i) Parent or the Company to take any action to satisfy the conditions set forth in Section 2.04(b), (ii) any Eos Company to take any action to satisfy the conditions set forth in Section 2.04(b)(x) and (iii) a Party to pay any expenses or fees or agree to any terms or conditions in order to obtain any third party consent or approval.

(d) Listing. Parent shall use its reasonable best efforts to cause the Parent Shares to be approved for listing on Nasdaq at the Closing. During the Pre-Closing Period, Parent shall use reasonable best efforts to ensure the Parent Class A Common, the Parent Warrants, and the Parent Units continue to be listed for trading on the NYSE.

(e) LTIP. Subject to the approval of Parent’s stockholders, prior to the Closing Date, Parent shall approve and adopt, a management incentive equity plan, the proposed form and terms of which shall be prepared and delivered by Parent to the Company and shall be mutually agreed (in good faith) by Parent and the Company prior to the Closing Date (the “LTIP”).

(f) Exclusivity.

(i) During the Pre-Closing Period, neither any Securityholder nor any Eos Company shall enter into negotiations or any agreement regarding the terms of any sale of all or substantially all, of the Equity Interests or assets of any Eos Company (except for dispositions of inventory and assets in the Ordinary Course of Business), whether such transaction takes the form of a sale of Units, merger, reorganization, recapitalization, sale of assets or otherwise (“Alternative Acquisition”), with any Person other than Parent, its Affiliates and their representatives.

(ii) Each Securityholder, each Eos Company and its and their Affiliates and their respective directors, officers, managers, principals, partners, members, employees, agents, consultants, lenders, financing sources, advisors, accountants, or other representatives shall immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Acquisition, or any inquiry or proposal that may reasonably be expected to result in an Alternative Acquisition, request the prompt return or destruction of all confidential information previously furnished with respect to an Alternative Acquisition (except to the extent required by Law or internal compliance policies or procedures) and immediately terminate all physical and Data Room access previously granted to any Person with respect to an Alternative Acquisition.

(iii) Each of the Company and Newco shall notify Parent promptly (and in any event within one (1) Business Day) orally and in writing after it obtains Knowledge of the receipt by itself (or any of its directors, officers, managers, principals, partners, members, employees, agents, consultants, lenders, financing sources, advisors, accountants or other representatives) of any proposal for an Alternative Acquisition or any request that is received after the date of this Agreement from any Person for non-public information relating to the Eos Companies or for access to the business, properties, assets, books or records of the Eos Companies in each case, related to an Alternative Acquisition or, to the Knowledge of the Company, that is to be used for the purposes of making a proposal for an Alternative Acquisition. In such notice, the Company and Newco shall identify the third party making, and details of the material terms and conditions of, any such proposal for an Alternative Acquisition or request. The Company and Newco shall notify Parent promptly (and in any event within one (1) Business Day) of any material amendments or proposed amendments as to price and other material terms thereof. Furthermore, the Company and Newco shall promptly (and in any event within one (1) Business Day) after receipt or delivery thereof, provide Parent (or its outside counsel) with copies of all material transaction agreements accompanying such proposal for an Alternative Acquisition or request (including any written, or electronic material to the extent such material contains any financial terms, conditions or other material terms relating to any proposal for an Alternative Acquisition, including the financing thereof).

(iv) Each Securityholder, Newco and the Company acknowledges and agrees that it is aware, and that the Company and each of its Affiliates and representatives is aware (or upon receipt of any material nonpublic information of Parent, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Securityholder, Newco and the Company hereby agree, for itself and on behalf of each of its Affiliates and representatives, that while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly, acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of Parent, communicate such information to any other Person, take any other action with respect to Parent, or cause or encourage any Person to do any of the foregoing.

(g) Access to Information.

(i) During the Pre-Closing Period, upon reasonable prior notice, the Company and Newco shall, and shall cause their Subsidiaries to, afford the representatives of Parent (including Parent’s Equity Financing Sources and their counsel) reasonable access, during normal business hours, to the properties, books and records of the Eos Companies and furnish to the representatives of Parent such additional financial and operating data and other information regarding the business of the Eos Companies as Parent or its representatives may from time to time reasonably request for purposes of consummating the transactions and preparing to operate the business of the Eos Companies following the Closing.

(ii) Notwithstanding anything in this Agreement to the contrary:

(A) in no event shall the Eos Companies or their respective Affiliates be obligated to provide any (1) access or information in violation of any applicable Law or Contract or (2) information the disclosure of which could reasonably be expected to jeopardize any applicable privilege (including the attorney-client privilege) available to any Eos Company or any of their respective Affiliates relating to such information; provided, that to the extent such access or information is denied pursuant to the foregoing, the Parties shall work together in good faith to develop substitute arrangements that do not result in a violation of Law or Contract, the loss of an applicable privilege or breach of a confidentiality obligation, as applicable;

(B) the auditors and accountants of any of Parent the Eos Companies or any of their respective Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants; and

(C) if so requested by the Company, Parent shall enter into a customary joint defense agreement or common interest agreement with the Eos Companies or any of their respective Affiliates with respect to any information provided to Parent, or to which Parent gains access, pursuant to this Section 5.01(f) or otherwise.

(h) Communications. Promptly following the date of this Agreement, the Company and Parent shall cooperate in good faith to develop and mutually agree upon a communication strategy and policy for Parent and its Affiliates and their respective representatives to communicate with the employees, customers and suppliers of the Eos Companies (the “Communication Policy”). Except with the express prior written authorization of the Company, during the Pre-Closing Period, the Parent and its Affiliates and their respective representatives shall not have any communication with the employees, customers and suppliers of the Eos Companies unless such communication has been agreed upon in accordance with the Communication Policy.

Section 5.02 Reserved.

Section 5.03 Survival Periods. None of the representations and warranties set forth in this Agreement or in any Ancillary Document, including any rights arising out of any breach of such representations and warranties, shall survive the Closing (and there shall be no liability after the Closing in respect thereof, except in the case of Fraud); provided that nothing in this sentence shall modify or affect the rights and obligations set forth in Article VII. The covenants and agreements contained in this Agreement shall, in each case, survive in accordance with their terms.

Section 5.04 Certain Tax Matters.

(a) After the Closing Date, Parent shall prepare and file, or cause to be prepared and filed, all Tax Returns for each Eos Company for any Pre-Closing Tax Period or Straddle Period that have not been filed on or prior to the Closing Date (collectively, the “Company Prepared Returns”), and shall pay, or cause to be paid, all Taxes required to be paid by each Eos Company with respect to any Pre-Closing Tax Period or Straddle Period to the applicable Taxing Authority. Parent shall cause each Company Prepared Return to be prepared in a manner consistent with the Company’s past practice. Parent shall cause each Company Prepared Return (i) to be provided to the Securityholder Representative for review and comment as soon as reasonably practicable before the due date of each such Company Prepared Return and (ii) to not be filed without the prior consent of the Securityholder Representative (such consent not to be unreasonably withheld, conditioned or delayed).

(b) The Parties hereto intend that the transactions contemplated by this Agreement shall qualify for the Intended Tax Treatment. None of the Parties or their respective Affiliates shall knowingly take or knowingly cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent qualification for such Intended Tax Treatment. The Parties shall cooperate and discuss in good faith the intended entity classification of Merger Sub II for U.S. federal income tax purposes and, prior to the Closing Date, mutually agree to such entity classification of Merger Sub II. Following the Mergers, Parent intends to cause the Ultimate Surviving Company, directly or indirectly, to continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business, in each case, to the extent required pursuant to Treasury Regulation Section 1.368-1(d). The Parties hereto shall file all Tax Returns consistently with the Intended Tax Treatment unless otherwise required by a determination of a Taxing Authority that is final within the meaning of Code Section 1313(a) (or any similar U.S. state, local or non-U.S. Law) or a change in applicable Law, or based on a change in the terms of the transactions described in this Agreement which change has been mutually agreed by the Parties hereto. Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties (and in the case of notice to the Securityholders, such notice shall be provided to the Securityholder Representative) of any challenge to the Intended Tax Treatment by any Taxing Authority.

(c) The Company, Newco, Parent, Merger Sub I and Merger Sub II hereby adopt this Agreement as a “plan of reorganization” for purposes of Code Sections 354, 361 and 368 and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(d) The Securityholder Representative shall (and shall cause its Affiliates to) provide any information reasonably requested to allow Parent or any Eos Company to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement.

(e) All transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees (collectively, “Transfer Taxes”), shall be paid by the Ultimate Surviving Company. After the Closing Date, each Eos Company will prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes that are required to be filed after the Closing Date, and, if required by applicable Law, the Unitholders, the Securityholder Representative and Parent will, and will cause their respective Affiliates to, cooperate and join in the execution of any such Tax Returns and other documentation. Each Party shall (and shall cause its Affiliates to) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

Section 5.05 Press Release; SEC Filings.

(a) Any press or other public release or announcement concerning the transactions contemplated hereby shall not be issued without the consent of each of Parent, the Company and the Securityholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that each Party may make any such announcement which it in good faith believes is necessary or advisable in connection with any required Law.

(b) As promptly as practicable and in any event within four (4) Business Days of execution of this Agreement, Parent shall prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement, and the Parties shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”).

(c) As promptly as reasonably practicable after the date hereof and the availability of the Financial Statements of the Eos Companies, Parent and the Company shall prepare and Parent shall file with the SEC a preliminary Proxy Statement, which shall comply as to form, in all material respects, with, as applicable, the provisions of the Securities Exchange Act and the rules and regulations promulgated thereunder, for the purpose of soliciting proxies from Parent Stockholders to vote at the Parent Stockholder Meeting in favor of the Parent Stockholder Voting Matters. Parent shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the Parent Board.

(d) Prior to filing with the SEC, Parent will make available to the Company and Securityholder Representative drafts of the Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and drafts of any amendment or supplement to the Proxy Statement or such other document and will provide the Company and Securityholder Representative with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Parent will advise the Company and Securityholder Representative promptly after it receives notice thereof, of (i) the time when the Proxy Statement has been filed, (ii) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Securities Exchange Act, (iii) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iv) the filing of any supplement or amendment to the Proxy Statement, (v) any request by the SEC for amendment of the Proxy Statement, (vi) any comments, written or oral, from the SEC relating to the Proxy Statement and responses thereto and (vii) requests by the SEC for additional information in connection with the Proxy Statement. Parent, the Company and the Securityholder Representative shall cooperate to promptly respond to any comments of the SEC on the Proxy Statement, and Parent shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC under the Securities Exchange Act as soon after filing as practicable.

(e) If at any time prior to the Parent Stockholder Meeting the Parties discover or become aware of any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly transmit to its stockholders an amendment or supplement to the Proxy Statement containing such information.

(f) The Parties acknowledge that a substantial portion of the Proxy Statement and certain other forms, reports and other filings required to be made by Parent under the Securities Exchange Act in connection with the transactions contemplated by this Agreement (collectively, “Additional Parent Filings”) shall include disclosure regarding the Eos Companies and their business and the Eos Companies’ management, operations and financial condition. Accordingly, the, Company and the Securityholder Representative agree to, as promptly as reasonably practicable, provide Parent with all information concerning the Eos Companies, their business, management, operations and financial condition, in each case, that is required to be included in the Proxy Statement, Additional Parent Filings or any other Parent SEC filing. The Eos Companies shall make available to Parent and its counsel, and shall cause their Affiliates, directors, officers, managers and employees to make available to Parent and its counsel, all information reasonably available and requested by Parent or its counsel in connection with the drafting of the Proxy Statement and Additional Parent Filings and responding in a timely manner to comments thereto from the SEC. If, at any time prior to the Closing, the Parties discover or become aware of any event, fact or circumstance relating to the Eos Companies or the business, or any of their respective Affiliates, directors, officers, managers or employees or their respective management, operations or financial condition, which would be required to be set forth in an amendment or a supplement to the Proxy Statement so that such documents would not contain any untrue statement of a material fact or failure to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, such Person shall promptly inform the other Parties, and the Parties shall cooperate reasonably in connection with preparing and disseminating any such required amendment or supplement. Parent shall make all necessary filings with respect to the transactions contemplated by this Agreement under the Securities Act, the Securities Exchange Act and applicable blue sky Laws and the rules and regulations thereunder. Parent, acting through the Parent Board, shall include in the Proxy Statement the recommendation of the Parent Board that the Parent Stockholders vote in favor of the adoption of this Agreement and the approval of the Parent Stockholder Voting Matters; provided, however, that the Parent Board may withdraw or modify such recommendation (a “Change in Recommendation”) if the Parent Board determines in good faith, after consultation with outside counsel and financial advisors, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law; provided, however, that the Parent Board shall not be entitled to exercise its rights to make a Change in Recommendation pursuant to this Section 5.05(f) unless (i) such Change in Recommendation is based upon an Intervening Event and (ii) Parent has provided to the Company three (3) Business Days’ prior written notice advising the Company that the Parent Board intends to take such action and specifying the reasons therefor in reasonable detail. Parent agrees that, unless the Agreement is terminated in accordance with its terms, its obligation to establish a record date for, duly call, give notice of, convene and hold the special meeting for the purpose of voting on the Parent Stockholder Voting Matters shall not be affected by any Change in Recommendation, and Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement, regardless of whether or not there shall be any Change in Recommendation.

(g) At least five (5) days prior to Closing, Parent shall begin preparing a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 8-K (the “Closing Form 8-K”). Parent shall provide the Company with a reasonable opportunity to review and comment on the Closing Form 8-K prior to its filing and shall consider such comments in good faith. Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated by this Agreement (“Closing Press Release”). Concurrently with the Closing, Parent shall distribute the Closing Press Release, and within four (4) Business Days thereafter, file the Closing Form 8-K with the SEC.

(h) The Company shall provide to Parent as promptly as practicable after the date of this Agreement (i) all audited and unaudited financial statements of the Eos Companies required under the applicable rules and regulations and guidance of the SEC to be included in the Proxy Statement and/or the Closing Form 8-K, (ii) all selected financial data of the Eos Companies required by Item 301 of Regulation S-K, as necessary for inclusion in the Proxy Statement and Closing Form 8-K and (iii) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K (as if the Eos Companies were subject thereto) with respect to such periods as required by the applicable rules and regulations and guidance of the SEC, as necessary for inclusion in the Proxy Statement and Closing Form 8-K.

(i) The Company agrees that the information provided by any Eos Company, or any of their respective Affiliates or representatives, (i) the Eos Companies, or any of their Affiliates, directors, officers, managers or employees or their respective management, operations or financial condition, or (ii) to be contained in the Proxy Statement, the Additional Parent Filings, any other Parent SEC filing, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (w) the time such information is filed, submitted or made publicly available, (x) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, (y) the time of the Parent Stockholder Meeting or (z) the Closing.

Section 5.06 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall be liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation and execution of this Agreement, the performance of such Party’s obligations hereunder and the consummation of the transactions contemplated hereby.

Section 5.07 Further Assurance. Each Party shall execute and deliver such further instruments of conveyance and transfer and take such additional action as reasonably requested by any other Party to effect, consummate, confirm or evidence the transactions contemplated hereby and carry out the purposes of this Agreement.

Section 5.08 Release.

(a) Subject to Section 5.08(c), effective upon the Closing, each Securityholder, on behalf of itself and its past, present, and future parents, Subsidiaries, Affiliates, divisions, related companies, successors, joint ventures and assigns hereby release, waive, acquit and forever discharge, to the fullest extent permitted by Law, each Eos Company and each of their respective past, present, and future parents, Subsidiaries, Affiliates, divisions, related companies, joint ventures, and each of their respective past and present managers, directors, officers, agents, trustees, attorneys, employees, members/stockholders, representatives, benefit plan fiduciaries and administrators, assigns and successors from any and all claims, demands, rights, actions, suits, proceedings, liabilities, obligations, causes of action and Liabilities to such Securityholder as an equityholder (whether directly or indirectly) of any Eos Company of any kind or nature whatsoever, as to facts, conditions, transactions, events or circumstances prior to the Closing, and such Securityholder and his, her or its past, present, and future parents, Subsidiaries, Affiliates, divisions, related companies, successors, joint ventures and assigns shall not seek to recover any amounts in connection therewith from any Eos Company; provided, however, that (x) this Section 5.08(a) shall not limit, modify, restrict, operate as a waiver with respect to or otherwise affect (i) the rights of any Eos Company’s directors and officers to the extent they are entitled to indemnification, exculpation, or liability, or advancement of expenses under the Governing Documents of any Eos Company, or benefits under any directors or officers insurance policy maintained by any Eos Company to the extent not related to any claims arising under this Agreement and the Ancillary Documents, (ii) the rights of any Eos Company’s employees with respect to claims for compensation, benefits or advancement or reimbursement of expenses arising out of such employee’s current employment with such Eos Company, or (iii) the rights of any Securityholder under this Agreement or any Ancillary Document, and (y) if any Proceeding is commenced, filed or otherwise brought by any Securityholder, then the claims, demands, rights, actions, suits, proceedings, liabilities, obligations, causes of action and Liabilities released by this Section 5.08(a) shall not include any counterclaim, set-off, defense or similar right against such Securityholder, its Affiliates, or any of their respective past and present managers, directors, officers, agents, trustees, attorneys, employees, members/stockholders, representatives, benefit plan fiduciaries and administrators, assigns and successors.

(b) Subject to Section 5.08(a), Parent and each Purchaser Indemnitee hereby waives any and all claims of any kind or nature against each Unitholder (other than claims arising from any criminal or alleged criminal activity of such Unitholder) in its capacity as an officer, director, manager, agent, representative, or in any other capacity of any Eos Company related to any facts, conditions, transactions, events, or circumstances occurring or existing prior to the Closing.

(c) Notwithstanding anything to the contrary in this Section 5.08, nothing in this Section 5.08 shall limit, modify, restrict, operate as a waiver with respect to or otherwise affect, any rights any party may have under this Agreement or any Ancillary Documents.

Section 5.09 Directors and Officers.

(a) Parent acknowledges that (i) each Person that prior to the Closing served as a director, officer, manager, employee, agent, trustee or fiduciary of any Eos Company or who, at the request of any Eos Company, served as a director, officer, manager, member, employee, agent, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such Person’s heirs, executors or administrators, the “Indemnified Persons”) is entitled to indemnification, expense reimbursement and exculpation to the extent provided in the Governing Documents in effect as of the date hereof (“D&O Provisions”), (ii) such D&O Provisions are rights of Contract and (iii) for a period of six (6) years following the Closing Date, no amendment or modification to any such D&O Provisions shall affect in any manner the Indemnified Persons’ rights, or any Eos Company’s obligations, with respect to claims arising from facts or events that occurred on or before the Closing.

(b) Tail Policy. At or prior to the Closing Date, the Company shall purchase and maintain in effect for any Person who is on the date hereof, or who becomes prior to the Closing Date, an officer or director of any Eos Company (each such Person, a “D&O Beneficiary”) for a period of six (6) years thereafter a “tail” officers’ and directors’ liability insurance coverage with respect to all losses, claims, damages, liabilities, costs and expenses (including attorney’s fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a “D&O Claim”) to the extent that any such D&O Claim is based on, or arises out of the fact that such D&O Beneficiary is or was a manager, director or officer of any Eos Company at any time prior to the Closing Date or is or was serving at the request of any Eos Company as a manager, director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise at any time prior to the Closing Date. The provisions of this Section 5.09(b) are intended to be for the benefit of, and shall be enforceable by, each such D&O Beneficiary and such Person’s estate, heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have pursuant to law, the organizational documents of any Eos Company, contract or otherwise.

Section 5.10 No Other Representations; Non-Reliance. Parent acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Parent has relied solely upon the express representations and warranties of Newco and the Company set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules) and the Ancillary Documents. Newco and the Company acknowledge and agree that in making their decision to enter into this Agreement and to consummate the transactions contemplated hereby, Newco and the Company have relied solely upon the express representations and warranties of Parent, Merger Sub I and Merger Sub II set forth in Article IV of this Agreement and the Ancillary Documents.

Section 5.11 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, but except in the case of Fraud, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise contemplated by this Agreement if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is expressly intended as a third-party beneficiary of this Section 5.11.

Section 5.12 Financing.

(a) During the Pre-Closing Period, Parent may execute Subscription Agreements with Equity Financing Sources and shall use its commercially reasonable efforts to enforce the terms of any Subscription Agreements; provided, however, that without the prior written consent of the Company, during the Pre-Closing Period, (x) Parent shall not enter into Subscription Agreements that would impose material obligations on, or material restrictions on the operation of, the Company as compared with the form of agreement attached hereto as Exhibit L and (y) Parent shall not modify or amend any material terms or obligations of Subscription Agreements if such modifications or amendments would impose material obligations on, or material restrictions on the operation of, the Company.

(b) Notwithstanding anything in this Agreement to the contrary, under no circumstances shall Parent or its Affiliates be obligated to provide Cash Equity, other than the obligations of B. Riley Financial, Inc. pursuant to that certain letter agreement, dated as of the date hereof, by and among B. Riley Financial, Inc., Parent and B. Riley Principal Investments, LLC.

(c) Notwithstanding anything to contrary contained in this Agreement, nothing contained in this Section 5.12 or elsewhere in this Agreement shall require, and in no event shall the “commercially reasonable efforts” of Parent be deemed to construe or require, Parent to (i) bring any enforcement action against any Equity Financing Sources to enforce its rights under the applicable Cash Equity, (ii) seek or accept Cash Equity on terms adverse to or less favorable than those set forth in the Subscription Agreements or (iii) agree to waive any term or condition of this Agreement or amend or waive any term of the Subscription Agreements.

(d) Prior to the earlier of the Closing and the termination of this Agreement pursuant to Section 6.01, each Eos Company agrees, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate in connection with the arrangement of the Cash Equity (including the satisfaction of the conditions precedent set forth therein) as may be reasonably requested by Parent, including by (i) participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with rating agencies at mutually agreeable times and locations and upon reasonable advance notice, (ii) assisting with the preparation of customary materials for actual and potential Equity Financing Sources, rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Cash Equity (which shall not include pro forma financial information), (iii) providing the Financial Statements and such other financial information regarding the Eos Companies that is readily available or within the Eos Companies’ possession and as is reasonably requested in connection with the Cash Equity, (iv) furnishing Parent at least three (3) Business Days prior to the Closing Date (to the extent requested at least ten (10) Business Days prior to the Closing Date), with all documentation and other information under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and (v) otherwise reasonably cooperating in Parent’s efforts to obtain the Cash Equity, in each case, at Parent’s sole cost and expense. Notwithstanding the foregoing, (A) such requested cooperation shall not unreasonably interfere with the ongoing operations of any Eos Company, (B) no Eos Company shall be required to pay any commitment or other similar fee or incur any other Liability in connection with the Cash Equity prior to the Closing, (C) no Eos Company nor any of their respective officers, directors, or employees shall be required to execute or enter into or perform any agreement with respect to the Cash Equity that is not contingent upon the Closing or that would be effective prior to the Closing (other than any customary management representation and authorization letter in connection with marketing materials contemplated by the Cash Equity) and (D) Persons who are on the board of directors or the board of managers (or similar governing body) of any Eos Company prior to the Closing in their capacity as such shall not be required to pass resolutions or consents to approve or authorize the execution of the Cash Equity. Nothing contained in this Section 5.12(d) or otherwise shall require any Eos Company, prior to the Closing, to be an issuer or other obligor with respect to the Cash Equity.

(e) None of the Securityholders, the Eos Companies, their Affiliates or any of their respective representatives shall be required prior to the Closing to take any action that would subject such Person to actual liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Cash Equity or their performance of their respective obligations under this Section 5.12 or any information utilized in connection therewith that is not conditioned on the Closing. Notwithstanding the foregoing, Parent’s obligations in this Section 5.12 shall not survive the Closing.

Section 5.13 Termination of Affiliate Obligations. On or before the Closing Date, except as set forth on Schedule 5.13 hereto, and except for this Agreement and any ancillary agreements contemplated herein and for Liabilities relating to employment relationships and the payment of compensation and benefits in the Ordinary Course of Business, all Liabilities and obligations of the Eos Companies under any Contract or arrangement contemplated by Section 3.26(a) shall be terminated in full as of the completion of Closing without Liability to the Eos Companies and, from and after the completion of Closing, the Eos Companies shall have no surviving obligations or Liabilities to any other party to such Contract or arrangements whatsoever with respect to any such Contract or arrangement.

Section 5.14 Pre-Closing Reorganization.

(a) Subject to Section 5.14(d), prior to the Closing Date, the Company shall consummate the following transactions, to be effective no later than two (2) Business Days prior to the Closing Date, in the following order (collectively, the “Pre-Closing Reorganization”): (i) Newco will form a Delaware limited liability company as a direct, wholly-owned Subsidiary of Newco (“Newco Merger Sub”), (ii) Newco Merger Sub shall merge with and into the Company, whereupon the separate corporate existence of Newco Merger Sub shall cease and the Company will continue as the surviving entity after such merger and as a direct, wholly owned Subsidiary of Newco, (iii) at the effective time of the merger described in clause (ii) above, the Company will assign, and Newco will assume, the Equity Plan, and all Equity Interests of the Company will be converted into equivalent Equity Interests of Newco, including without limitation (A) the Unitholders will collectively own (or have the right to receive, as applicable) one hundred percent (100%) of the issued and outstanding membership interest of Newco in the same proportions and on the same terms and conditions as their prior ownership interest in the Company immediately prior to such merger, (B) the Optionholders will collectively own (or have the right to receive, as applicable) one hundred percent (100%) of the options of Newco in the same proportions and on the same terms and conditions as their prior ownership of the Company Options as of immediately prior to such merger, (C) the holders of the Bridge Notes will collectively own (or have the right to receive, as applicable) one hundred percent (100%) of the convertible promissory notes of Newco in the same proportions and on the same terms and conditions as their prior ownership of the Bridge Notes as of immediately prior to such merger, (iv) Newco will own one hundred percent (100%) of the issued and outstanding membership interests of the Company (and Newco shall assume or implement any related arrangements expressly required to effectuate the foregoing, including the assumption of the Equity Plan and any outstanding awards thereunder), and (v) an election pursuant to Treasury Regulations Section 301.7701-3(c) will be made to treat the Company as an entity that is treated as disregarded from its owner for U.S. federal income tax purposes. The Company acknowledges and agrees that the Pre-Closing Reorganization described in clauses (i) through (v) above is intended to qualify as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder and that Newco will be treated as a C corporation for U.S. federal income tax purposes from the date of its formation and, to the extent necessary to confirm such treatment, will make an election pursuant to Treasury Regulations Section 301.7701-3(c) to be treated as an association taxable as a corporation for U.S. federal income tax purposes effective as of the date of its formation and the Company shall file all required income Tax returns and related returns and reports in a manner consistent with such intent unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

(b) The Parties must agree, prior to such consummation, on the form and substance of all resolutions, consents, filings and other documents to effectuate the Pre-Closing Reorganization, and any changes to the Pre-Closing Reorganization or such resolutions, consents, filings and other documents shall not be permitted without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(c) In furtherance of Section 5.14(a), the Company and/or Newco shall adopt resolutions and will take such other actions as may be necessary, including obtaining individual consents to the extent necessary or desirable, to cause the transactions contemplated by Section 5.14(a), including the assumption and assignment of the Equity Plan and for Company Options to be treated in accordance with the provisions of Section 5.14(a). The Company and/or Newco, as applicable, shall deliver evidence satisfactory to the Parties of the consent of the Company Optionholders, if necessary, to the treatment set forth in Section 5.14(a).

(d) From and after consummation of the Pre-Closing Reorganization, each reference herein to the “Company” (including in connection with the First Merger) shall be deemed to be a reference to Newco, as the context permits.

Section 5.15 Newco Unitholder Approval. After consummation of the Pre-Closing Reorganization and prior to the Closing Date, Newco shall obtain and deliver to Parent the Newco Unitholder Approval.

ARTICLE VI

TERMINATION

Section 6.01 Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent by written notice to the other if any applicable Law is in effect making the consummation of the transactions contemplated hereby illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 6.01(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement results in or causes such final, non-appealable Order or other action;

(c) by either the Company or Parent by written notice to the other if the consummation of the transactions contemplated hereby shall not have occurred on or before January 15, 2021 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 6.01(c) shall not be available to any Party then in material breach of its representations, warranties, covenants or agreements under this Agreement;

(d) by the Company, if Parent, Merger Sub I or Merger Sub II breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to the Company’s or Newco’s obligations to consummate the transactions contemplated hereby set forth in Section 2.04(a) or Section 2.04(b)(x) not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Parent, Merger Sub I and Merger Sub II by the Company, cannot be cured or has not been cured by the earlier of the Outside Date and ten (10) Business Days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 6.01(d) shall not be available to the Company if the Company, Newco or the Securityholder Representative is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(e) by Parent, if the Company or Newco breach in any material respect any of their representations or warranties contained in this Agreement or the Company, Newco or the Securityholder Representative breach or fail to perform in any material respect any of their covenants contained in this Agreement, which breach or failure to perform (A) would render a condition precedent to Parent’s, Merger Sub I’s and Merger Sub II’s obligations to consummate the transactions contemplated hereby set forth in Section 2.04(a) or Section 2.04(b) not capable of being satisfied, and (B) after the giving of written notice of such breach or failure to perform to the Company by Parent, Merger Sub I or Merger Sub II, cannot be cured or has not been cured by the earlier of the Outside Date and ten (10) Business Days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 6.01(e) shall not be available to Parent if Parent, Merger Sub I or Merger Sub II is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement; and

(f) by either the Company or Parent by written notice to the other, if, at the Parent Stockholder Meeting (including any adjournments thereof), the Parent Stockholder Voting Matters are not duly adopted by the Parent Stockholders by the requisite vote under the DGCL and the Parent Governing Documents; provided, however, that the right to terminate this Agreement under this Section 6.01(f) shall not be available to Parent if Parent, Merger Sub I or Merger Sub II is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement.

Section 6.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.01, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided, that (a) the Confidentiality Agreement and the agreements contained in Section 5.05(a), Section 5.06, this Section 6.02 and Article VIII of this Agreement survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall (i) relieve any Party from any Liability arising out of or incurred as a result of its breach of the terms of this Agreement prior to such termination or (ii) impair the right of any Party hereto to compel specific performance by any other Party of such Party’s obligations under this Agreement.

ARTICLE VII

INDEMNIFICATION

Section 7.01 Indemnification by Unitholders.

(a) Subject to the other provisions of this Article VII, from and after the Closing, each Unitholder, severally and not jointly, agrees to and shall indemnify Parent, the Sponsor, the Eos Companies and each of their respective subsidiaries, direct and indirect parent companies, shareholders, partners, members, managers, officers, directors, employees, agents, attorneys, consultants, advisors, representatives and other Persons acting on their behalf (the “Purchaser Indemnitees”) and save and hold each of them harmless against such Unitholder’s Indemnity Pro Rata Share of any Losses suffered, incurred or paid, directly or indirectly, by them as a result of, arising out of or related to the matters described in Schedule 7.01(a) of the Disclosure Schedules (the “Indemnified Matters”). The indemnification obligations set forth in this Section 7.01 shall survive until ninety (90) days following the expiration of the statute of limitations (giving effect to any extensions and waivers thereof) applicable to the Indemnified Matters.

(b) Following the Closing, the Securityholder Representative shall have the obligation and duty to vigorously prosecute or defend the Indemnified Matters and shall have, subject to the terms and conditions of this Article VII, the discretion to control the defense, compromise or other resolution of the Indemnified Matters, including responding to inquiries, contesting, defending against and resolving any matter relating to the Indemnified Matters. Parent shall, or shall cause the Ultimate Surviving Company or its Subsidiaries to, advance to the Securityholder Representative up to $5,000,000 of Seller Defense Costs promptly following delivery of any invoices therefor; provided, however, that if the aggregate amount of Seller Defense Costs exceeds $2,000,000 (the “Deductible”), then the amount of such excess shall constitute indemnifiable Losses hereunder; provided, further that, for the avoidance of doubt, the Deductible shall not apply to any Losses other than Seller Defense Costs. Parent shall have the right, but not the obligation, to participate in (but not control) the defense of the Indemnified Matters and to attend any proceedings before any Governmental Entity or other material events with respect to the Indemnified Matters, in each case at Parent’s sole cost and expense. If the Securityholder Representative shall fail or is failing to vigorously prosecute or defend the Indemnified Matters as reasonably determined by the board of directors of Parent, Parent may control the Indemnified Matters by giving notice to the Securityholders Representative in which case Parent’s fees and expenses shall constitute indemnifiable Losses. The Securityholder Representative shall have the right to agree to any settlement, compromise or discharge of the Indemnified Matters, and, in such event, Parent shall, and shall cause its Subsidiaries (including the Eos Companies) to, enter into such settlement agreements, releases and other documentation necessary to effectuate the settlement, compromise or discharge as may be reasonably requested by the Securityholder Representative to implement the foregoing; provided, however, that, notwithstanding the foregoing, Parent’s prior written consent (which, in the case of clause (iv) below, shall not be unreasonably withheld, conditioned, or delayed) shall be required to the extent that any such settlement, compromise or discharge (i) requires any admission of wrongdoing by Parent or any of its Subsidiaries (including the Eos Companies), (ii) involves a finding of any violations of Law by Parent or any of its Subsidiaries (including the Eos Companies), (iii) imposes any injunctive relief or obligations on Parent or any of its Subsidiaries (including the Eos Companies), or (iv) requires Parent or any of its Subsidiaries (including the Eos Companies) to pay any amount in cash (other than Seller Defense Costs). From and after the Closing until such time as the Indemnified Matters are finally resolved, Securityholder Representative and Parent shall use commercially reasonable efforts to cooperate with each other in connection with (x) the retention and (upon reasonable request) the provision of records and information which are reasonably necessary for such proceedings and are in the Parent’s or the Eos Companies’, on the one hand, or the Securityholder Representative’s, on the other hand, possession and (y) making employees and other representatives and advisors of the Eos Companies available, during regular business hours upon reasonable advance notice (to the extent practicable) and under reasonable circumstances, to provide additional information and explaining any material provided hereunder, to give testimony or attend at any Proceeding, in each case as and to the extent reasonably requested. Without limiting the generality of Section 8.15, the Securityholder Representative shall have the right to continue to conduct the defense, compromise or other resolution of the Indemnified Matters with counsel of its choice, including counsel currently representing the Eos Companies in the Indemnified Matters, and Parent (on behalf of itself, and, following the Closing, the Eos Companies) hereby waives any conflict and agrees not to object to any such continued representation.

Section 7.02 Losses Net of Insurance, etc.. The amount of any Loss for which indemnification is provided under Section 7.01 shall be net of any insurance proceeds (net of any costs of investigation of the underlying claim and of collection) received as an offset against such Loss (each source of recovery, a “Collateral Source”). If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Section 7.01 is received after payment by the Indemnifying Party of any amount otherwise required to be paid to an Purchaser Indemnitee pursuant to this Article VII, the Purchaser Indemnitee shall repay to the Indemnifying Party, promptly after such receipt, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VII had such receipt occurred at the time of such payment. Notwithstanding the foregoing, the amount received from any Collateral Source with respect to Seller Defense Costs shall count as Seller Defense Costs for purposes of determining whether the Deductible has been achieved (it being the intent of the parties that any Collateral Source shall be for the benefit of the Purchaser Indemnitees in determining whether the Deductible has been met).

Section 7.03 Indemnification Procedure.

(a) Promptly after any event, circumstance, development, state of facts or occurrence (or obtaining knowledge thereof) that results or may result in the incurrence of any Losses by any Purchaser Indemnitees, which might give rise to indemnification hereunder, the Purchaser Indemnitee shall deliver to the Securityholder Representative a certificate (a “Claim Certificate”), which Claim Certificate shall: (i) state that the Purchaser Indemnitee has paid or anticipates it will incur liability for Losses for which such Purchaser Indemnitee believes it is entitled to indemnification pursuant to this Agreement; and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid (if paid), the basis for any anticipated Liability and the nature of the claim to which each such item is related and the computation, if possible, of the amount to which such Purchaser Indemnitee claims to be entitled hereunder; provided, that the failure to so notify the Securityholder Representative shall not relieve the Unitholders of their obligations hereunder, unless the Unitholders are actually and adversely prejudiced thereby and in such case, only to the extent of such prejudice.

(b) In the event that the Securityholder Representative shall object to the indemnification of a Purchaser Indemnitee in respect of any claim or claims specified in any Claim Certificate, the Securityholder Representative shall, within thirty (30) days after receipt by the Securityholder Representative of such Claim Certificate, deliver to the Purchaser Indemnitee a notice to such effect, specifying in reasonable detail the basis for such objection, and the Securityholder Representative and the Purchaser Indemnitee shall, within the sixty (60) day period beginning on the date of receipt by the Purchaser Indemnitee of such objection and prior to submitting such dispute to the courts set forth in Section 8.08, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Securityholder Representative shall have so objected. If the Purchaser Indemnitee and the Securityholder Representative shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Purchaser Indemnitee and the Securityholder Representative shall promptly prepare and sign a memorandum of agreement setting forth such agreement. Should the Purchaser Indemnitee and the Securityholder Representative be unable to agree as to any particular item or items or amount or amounts within such time period, then the Purchaser Indemnitee shall be permitted to submit such dispute to the courts set forth in Section 8.08. The party that receives a final judgment in such dispute shall reimburse the other party for all reasonable attorney and consultant fees or expenses incurred by the other party.

(c) Claims for Losses covered by a memorandum of agreement of the nature described in Section 7.03(b), and claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 7.03(b) and 8.08 hereof, are hereinafter referred to, collectively, as “Agreed Claims”. Within ten (10) Business Days following the determination of the amount of any Agreed Claim (or at such other time as the Purchaser Indemnitee and the Securityholder Representative shall agree), Agent (as defined below) on behalf of the Purchaser Indemnitee shall be entitled to exercise its rights pursuant to Section 7.04; provided, that if Agent has released and surrendered the Pledged Collateral pursuant to Section 7.04(k), the party from which indemnification is sought (the “Indemnifying Party”) shall pay to the Purchaser Indemnitee an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Purchaser Indemnitee in a notice to the Securityholder Representative.

(d) Under all circumstances the Unitholders shall act solely through the Securityholder Representative and the Securityholder Representative’s determination with respect to all matters under this Article VII shall be final and binding on each Unitholder.

Section 7.04 Share Pledge. Parent, the Securityholder Representative and each Securityholder hereby agrees as follows:

(a) As security for the Unitholders’ indemnification obligations under this Article VII (collectively, the “Obligations”), each Unitholder (“Pledgor”) hereby agrees to assign, pledge and grant to Parent (“Agent”), for the benefit of the Purchaser Indemnitees, a continuing first priority security interest in and lien upon all right, title and interest of such Pledgor in and to a number of Parent Shares equal to 40% of the portion of the Merger Consideration delivered to each such Pledgor pursuant to Sections 2.02(a) and (d) wherever located (the “Pledged Shares”), the certificates representing the Pledged Shares, all rights to receive income, gain, profit, loss or other items allocated or distributed with respect to the Pledged Shares, all rights to receive all income, profit or other dividends, distributions, cash, warrants, rights, options, instruments, securities and other property of any nature whatsoever with respect to the Pledged Shares, all voting rights or rights to control or direct the affairs of the issuer of the Pledged Shares arising as a result of the Pledged Shares, all other rights, title and interest as such rights are derived from the Pledged Shares and all proceeds and profits of thereof (including proceeds of proceeds and claims against third parties), whether now existing or hereafter arising or acquired (together with the Pledged Shares, collectively, the “Pledged Collateral”).

(b) Each Pledgor covenants and agrees with Agent that: (1) Agent’s sole duty with respect to the Pledged Collateral is to use such care as it uses for similar property for its own account, and Agent shall not be obligated to preserve rights in the Pledged Collateral against prior parties; (2) such Pledgor will (i) be solely responsible for all matters relating to the Pledged Collateral, (ii) not, and will not purport to, grant or suffer Liens, other than Permitted Liens, against, or sell, transfer or dispose of any Pledged Collateral, (iii) from time to time take all actions requested by Agent to maintain control of the Pledged Shares for purposes of the New York Uniform Commercial Code as then in effect (the “UCC”) and make all filings under the UCC reasonably requested by Agent in connection with Agent’s security interest in the Pledged Collateral; (3) Agent is authorized to file financing statements and/or a copy of this Agreement and give notice to third parties regarding the Pledged Collateral without Pledgor’s signature to the extent permitted by applicable Law; and (4) Agent may rely upon any written communication (including email communication) in good faith believed by Agent to have been authorized by Pledgor.

(c) Agent shall have all the rights and remedies of a secured party under the UCC or other applicable Law, and, upon the occurrence of an Event of Default, may, in addition to any other right or remedy available to Agent hereunder or under applicable Law, subject to the limitations set forth in Section 7.04(f) below, sell, liquidate or redeem so much of the Pledged Collateral as is necessary to satisfy the Obligations.

(i) Notwithstanding anything herein to the contrary, so long as no Event of Default shall have occurred and be continuing with respect to any Pledgor, (A) such Pledgor may exercise any and all voting and other consensual rights pertaining to such Pledgor’s Pledged Collateral, (B) such Pledgor may receive and retain any and all dividends or other distributions declared on such Pledgor’s Pledged Collateral; provided, however, that (x) dividends and other distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of or in exchange for, such Pledgor’s Pledged Collateral, (y) dividends and other distributions paid or payable in cash in respect of such Pledgor’s Pledged Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in surplus, and (z) any cash paid, payable or otherwise distributed in redemption of, or in exchange for, such Pledgor’s Pledged Collateral, shall forthwith be delivered to the Agent to hold as Pledged Collateral and shall, if received by such Pledgor, be received in trust for the benefit of the Purchaser Indemnitees, shall be segregated from the other property or funds of such Pledgor, and shall be forthwith delivered to the Agent in the exact form received with any necessary indorsement and/or appropriate share powers duly executed in blank, to be held by the Agent as Pledged Collateral for the Obligations hereunder, and (C) the Agent will execute and deliver (or cause to be executed and delivered) to such Pledgor all such proxies and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to the preceding clause (A) and to receive the dividends, distributions and other payments which it is authorized to receive and retain pursuant to the preceding clause (B), in each case, to the extent that the Agent has possession of such Pledged Collateral.

(ii) Upon the occurrence and during the continuance of an Event of Default with respect to any Pledgor, and after written notice from the Agent to the Sellers’ Representative of its exercise of its rights hereunder: (A) all rights of such Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 7.04(c)(i)(A), and to receive the dividends, distributions, and other payments that it would otherwise be authorized to receive and retain pursuant to Section 7.04(c)(i)(B), shall cease, and all such rights shall thereupon become vested in the Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights and to receive and hold as Pledged Collateral such dividends, distributions and payments; (B) the Agent may at its option exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any of such Pledgor’s Pledged Collateral as if it were the absolute owner thereof, including, without limitation, the right to exchange, in its discretion, any and all of such Pledgor’s Pledged Collateral upon the merger, consolidation, reorganization, recapitalization or other adjustment of Parent, and, in connection therewith, to deposit and deliver any and all of the Pledged Collateral with any committee, depository, transfer agent, registrar or other designated agent upon such terms and conditions as it may determine; (C) the Agent may transfer all or any part of the Pledged Collateral to Agent’s name or that of its nominee, and exercise all rights as if the absolute owner thereof, and file a proof of claim for, receive payments or distributions on, and exchange or release Pledged Collateral in any bankruptcy, insolvency or similar proceeding; and (D) all dividends, distributions, and other payments that are received by such Pledgor contrary to the provisions of Section 7(c)(ii)(A) shall be received in trust for the benefit of the Agent, shall be segregated from other funds of such Pledgor, and shall be forthwith paid over to the Agent as Pledged Collateral in the exact form received with any necessary endorsement and/or appropriate stock powers duly executed in blank, to be held by the Agent as Pledged Collateral and as further collateral security for the such Pledgor’s Obligations.

(d) Pledgor hereby irrevocably, unconditionally and expressly waives, to the fullest extent permitted by applicable Law, all defenses, counterclaims, rights of setoff, any requirement that Agent first proceed against any guarantor or any other security, all requirements for notice of any kind, demand, protest, presentment, notice of non-payment, default or dishonor of any Obligation, notice of acceptance hereof, marshalling of assets and the like, including without limitation, any right to notice or judicial hearing in connection with Agent’s taking possession of or disposition of any Pledged Collateral, any notice of any sale, transfer or other disposition by Agent of any Obligation, any requirement that Agent first proceed against Pledgor, any other collateral or any other Person liable for any of the Obligations, any defense based upon any administrative errors or omissions by Agent and all damages occasioned by any of the foregoing (except as determined by a court of competent jurisdiction in a final and nonappealable judgment to have been the direct result of Agent’s gross negligence, bad faith or willful misconduct). No invalidity, irregularity or unenforceability of any Obligations shall affect, impair or be a defense to any of Pledgor’s obligations or agreements or any of Agent’s rights or remedies hereunder. If an Event of Default shall have occurred and be continuing, Agent may from time to time, without notice to or consent by Pledgor, and without affecting or impairing Pledgor’s obligations or agreements or Agent’s rights and remedies hereunder: (i) sell, release, exchange, settle, compromise or otherwise dispose of or deal with any property or other security for any of the Obligations, and (ii) exercise (in such order as Agent may choose), or refrain from exercising, any rights against any Person liable for any of the Obligations. To the fullest extent permitted by Law, Pledgor also waives any and all rights or defenses arising by reason of (x) any “one action” or “anti-deficiency” Law that would otherwise prevent Agent from bringing any action, including any claim for a deficiency, or exercising any right or remedy (including any right of set-off) against Pledgor before or after the commencement or completion of any foreclosure action or sale of any collateral for the Obligations, whether judicially, by exercise of power of sale or otherwise, or (y) any other Law that in any other way would otherwise require any election of remedies by Agent.

(e) Pledgor agrees that from time to time, at its own expense, it shall promptly execute and deliver all further instruments and documents, and take all further actions (a) that are necessary, or that Agent may reasonably request in writing, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or intended to be granted hereby with respect to any Pledged Collateral, provided, that notwithstanding anything to the contrary herein, the only actions that Pledgor shall be required to maintain the perfection of the security interest granted or intended to be granted hereby with respect to any Pledged Collateral shall be to maintain the effectiveness of proper UCC financing statements and/or amendments and take such actions contemplated by clause (iii) of Section 7.04(b) to permit Agent to maintain control over the Pledged Shares (for the avoidance of doubt, Pledgor shall not be required to deliver control agreements with respect to any deposit account or securities account included in the Pledged Collateral or obtain third party waivers or access agreements), or (b) that Agent may reasonably request in writing to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

(f) If an Event of Default shall have occurred and be continuing: (i) Agent shall have the right from time to time to take possession of, and sell, redeem, assign, liquidate, transfer and deliver all or any part of the Pledged Collateral, at any brokers’ board or exchange, or at public or private sale or otherwise, at the option of Agent, for cash or on credit for future delivery, in such parcel or parcels and at such times and places, and upon such terms and conditions as Agent may deem proper, and in connection therewith may grant options and impose reasonable conditions, all without (except as same are required by applicable Law and cannot be waived) advertisement or demand upon or notice to Pledgor or any other Person entitled to notice or right of stay, extension, moratorium, appraisal or redemption of the Pledged Collateral, all of which are hereby expressly waived to the fullest extent permitted by applicable Law; (ii) upon each such sale, Agent, to the extent permitted by Law, may purchase all or any of the Pledged Collateral, free and clear of all claims, rights of redemption and equities of Parent; and (iii) Agent shall have all of the rights and remedies of a secured party under the UCC and any other applicable Law.

(y) To the extent required by applicable Law which cannot be waived, Agent will give Pledgor notice of the time and place of any public sale or of the time after which any private sale or other disposition of Pledged Collateral is to be made, by sending notice at least ten (10) days before the time of sale or disposition, which Pledgor agrees is reasonable. Agent need not give such notice if not required by the UCC or other applicable Law. Pledgor agrees that at any private sale Pledged Collateral may be sold at a price that is less than the price which might have been obtained at a public sale or that is less than the aggregate outstanding amount of the Obligations. Agent may accept the first offer received and need not offer such Pledged Collateral to more than one offeree. Agent may comply with any applicable state or federal Law requirements in connection with a disposition of the Pledged Collateral and such compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Pledged Collateral. After deducting its costs and expenses from the proceeds of sale, Agent may apply any residue to pay the Obligations in such order as it elects and Pledgor will remain liable for any deficiency with interest. All foreign exchange losses incurred in connection with the conversion of any Pledged Collateral denominated in a foreign currency to U.S. dollars shall be borne by Pledgor. If Agent shall be subject to any volume limitations in the sale of Pledged Collateral, Pledgor shall not at any such time sell, or permit any party controlled by Pledgor to sell, any securities if the sale thereof would adversely affect Agent’s ability to sell the Pledged Collateral. If Agent sells any of the Pledged Collateral upon credit, Pledgor will be credited only with payments actually made by the purchaser, received by Agent and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Pledged Collateral, Agent may resell the Pledged Collateral and Pledgor shall be credited with the proceeds of the sale.

(g) Pledgor hereby irrevocably designates and appoints each of Agent and any designee or agent (each an “Attorney”) as attorney-in-fact of Pledgor, with full power of substitution, each with authority acting alone, upon determination of the amount of any Agreed Claim to sign or endorse Pledgor’s name on stock certificates, powers, assignments and other documents in connection with the Pledged Collateral, execute proofs of claim and loss, releases, endorsements, assignments and other instruments of conveyance, and do all other acts and things necessary and advisable in the sole discretion of Attorney to carry out and enforce this Section 7.04. All acts of each Attorney are hereby ratified and approved and no Attorney shall be liable for any acts of commission or omission or for errors of judgment or mistake of fact or Law except as a result of any Attorney’s gross negligence, bad faith or willful misconduct. This power of attorney is irrevocable and coupled with an interest.

(h) In the event and to the extent that any provision of this Section 7.04 shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions, or of such provision in any other jurisdiction, shall not in any way be affected or impaired thereby.

(i) No failure or delay by Agent in exercising any right or remedy and no course of dealing between Agent and Pledgor shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or future exercise thereof. All rights and remedies of Agent shall be cumulative and may be exercised singly or concurrently. No notice to or demand on Pledgor shall entitle Pledgor to any other or further notice or demand, or constitute a waiver of Agent’s rights.

(j) This Section 7.04 may not be modified, changed, waived or discharged orally, except by a writing signed by Parent and the Securityholder Representative. Any waiver of any provision of this Section 7.04 or any consent to any departure by Pledgor therefrom shall be effective only in the specific instance and for the specific purpose for which given. This Section 7.04 shall be and remain the independent obligation of Pledgor, shall inure to the benefit of and be enforceable by Agent and its successors, transferees and assigns, and shall be binding upon Pledgor and Pledgor’s heirs, executors, successors and assigns, provided that Pledgor may not transfer, assign or delegate any of Pledgor’s rights or obligations hereunder, and, at Agent’s option, any such purported transfer, assignment or delegation shall be void.

(k) If an Event of Default shall have occurred and be continuing, Agent is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Agent (or any affiliate of Agent) to or for the credit or the account of Pledgor against any and all of the Obligations. Agent agrees promptly to notify Pledgor after any such setoff and application, provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of Agent under this Section 7.04(k) are in addition to any other rights and remedies (including, without limitation, other rights of setoff) that Agent may have.

(l) Agent shall release and surrender all of the Pledged Collateral to the Pledgors promptly after the earlier to occur of: (i) the second anniversary of the date hereof (but only if no Proceeding has been brought prior to such second anniversary); and (ii) the date on which the Indemnified Matters shall have been finally resolved (by settlement, by a court of competent jurisdiction in a final and nonappealable judgment or otherwise), and either (x) no Obligations are due and payable as a result thereof, or (y) all Obligations have been paid in full.

Section 7.05 Unitholder Waiver. Notwithstanding anything to the contrary contained herein, each Unitholder hereby waives and acknowledges that it shall not exercise or assert, any right of contribution or right to indemnity or any other right or remedy against the Company or any of its Subsidiaries in connection with any indemnification obligation or any other Liability to which such Unitholder may become subject under this Agreement or otherwise in connection with any of the transactions contemplated herein.

Section 7.06 Tax Treatment of Indemnification Payments. Any payment made pursuant to this Article VII shall be deemed to be, and each of the Parties shall treat such payments as an adjustment to the Merger Consideration for all federal, state, local and foreign income Tax purposes.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Parent, the Company and the Securityholder Representative. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence. Notwithstanding the foregoing, the provisions of Section 8.13 and this Section 8.01 (and any definitions used therein and any other provision in this Agreement that would have the effect of amending, supplementing, modifying, replacing or waiving such definitions or provisions or the substance thereof) may not be amended, supplemented, modified, replaced or waived without the consent of any Equity Financing Source directly and adversely affected by such amendment, supplement, modification, replacement or waiver.

Section 8.02 Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), received by fax or email (with hard copy to follow) prior to 5:00 p.m. Eastern Time on a Business Day or delivery by reputable overnight express courier (charges prepaid) or (b) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to the Company, Parent and the Securityholder Representative shall be sent to the addresses indicated below:

Notices to the Securityholder Representative, and prior to the Closing, Newco and the Company:

Eos Energy Storage LLC

3920 Park Ave

Edison, NJ 08820

Attention: Joe Mastrangelo

Email: jmastrangelo@eosenergystorage.com

with copies to (which shall not constitute notice):

Morrison Cohen LLP

909 Third Avenue, 27th Floor

New York, New York, 10022

Attention: David LaGalia, Esq.

Zachary Jacobs, Esq.

Fax: (212) 735-8708

Email: dlagalia@morrisoncohen.com

zjacobs@morrisoncohen.com

Notices to Parent, and following the Closing, the Newco and Company:

B. Riley Principal Merger Corp. II

299 Park Avenue

21st Floor

New York, New York 10171

Attention: Daniel Shribman

Email: dshribman@brileyfin.com	with a copy to (which shall not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020-1095

Attention: Joel Rubinstein

Luke Laumann

Fax: (212) 354-8113

Email: joel.rubinstein@whitecase.com

llaumann@whitecase.com

Section 8.03 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties; provided further, that notwithstanding the foregoing, Parent may assign its rights under this Agreement to its affiliates, it being understood that no such assignment shall relieve Parent of any of its obligations hereunder. In the event the Company or Newco or any of its successors or assigns, (a) consolidates with or merges into any other Person or (b) transfers all or substantially all of its properties or assets to any Person, then, and in each case, the successors and assigns of the Company and Newco shall be deemed to have assumed the obligations set forth in Section 5.09.

Section 8.04 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 8.05 Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The use of the word “Ordinary Course of Business” shall mean, with respect to any Person, any action taken by such Person in the ordinary course of business consistent with past practice. The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (but not more than one) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 8.05 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are expressly specified; provided, that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract or agreement (including this Agreement) mean such Contract or agreement as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided, that with respect to any Contract listed (or required to be listed) on the Disclosure Schedules, all amendments, modifications, supplements, extensions and renewals thereto must also be listed on the appropriate schedule and disclosed. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder and each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time. If any party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, covenant or agreement. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. An accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in United States currency. The Parties and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to Parent if such information or materials have been uploaded to the electronic data room maintained by the Company on the Project Aurora Dropbox for purposes of the transactions contemplated by this Agreement (the “Data Room”) or otherwise provided to Parent’s representatives (including counsel) via electronic mail at least three (3) Business Days prior to the date hereof. The content of the Data Room as at the relevant date set out in the preceding sentence has been stored on two identical encrypted USB devices, of which the Securityholder Representative and Parent each received one for evidentiary purposes on the date hereof.

Section 8.06 Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights, Liabilities and obligations with respect to the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 8.07 Counterparts; Electronic Delivery. This Agreement and agreements, certificates, instruments and documents entered into in connection herewith may be executed and delivered in one or more counterparts and by fax or email, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 8.08 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of New York shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York. Each party to this Agreement hereby IRREVOCABLY waives all rights to trial by jury in any action, suit or Proceeding brought to resolve any dispute between or among any of the parties (whether arising in contract, tort or otherwise) arising out of, connected with, related or incidental to this Agreement, the transactions contemplated hereby and/or the relationships established among the parties hereunder. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Courts of the State of New York or if such court declines jurisdiction, then to the federal court sitting in the State of New York, Borough of Manhattan in the City of New York, in any action or Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 8.08, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 8.09 Trust Account Waiver. Each of the Company, Newco and the Securityholder Representative acknowledges that Parent has established the Trust Account for the benefit of its public stockholders, which holds proceeds of its initial public offering. For and in consideration of Parent entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Newco and the Securityholder Representative, for themselves and the Affiliates they have the authority to bind, hereby agree they do not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to Parent’s public stockholders), and hereby waives any claims it has or may have at any time against or with respect to the Trust Account (or distributions therefrom to Parent’s public stockholders) as a result of, or arising out of, any discussions, contracts or agreements (including this Agreement) among Parent, the Securityholder Representative, the Company, Newco and the Securityholders will not seek recourse against the Trust Account (or distributions therefrom to Parent’s public stockholders) for any reason whatsoever; provided that (x) nothing in this Section 8.09 shall serve to limit or prohibit the Eos Companies’ and the Securityholders’ right to pursue a claim against Parent for legal relief against monies or other assets held outside the Trust Account (other than distributions therefrom to Parent’s public stockholders) and (y) nothing in this Section 8.09 shall serve to limit or prohibit any claims that the Eos Companies and the Securityholders may have in the future against Parent’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding any distributions from the Trust Account to Parent’s public stockholders).

Section 8.10 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled.

Section 8.11 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than in respect of the Purchaser Indemnitees, the Indemnified Persons and Non-Party Affiliates, each of whom is an express third-party beneficiary hereunder and entitled to enforce certain obligations hereunder).

Section 8.12 Schedules. All Schedules and Exhibits attached hereto or referred to herein and the recitals to this Agreement are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of the Schedules shall be deemed disclosed in each other Section of the Schedule to which such fact or item may apply so long as (x) such other Section is referenced by applicable cross-reference or (y) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or Schedule. The headings contained in the Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in these Schedules or the Agreement. The Schedules are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is material or is required to be disclosed. The Schedules shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Schedules shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of the Agreement and matters reflected in the Schedules are not necessarily limited to matters required by the Agreement to be reflected herein and may be included solely for information purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Schedules is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business. No disclosure in the Schedules relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The information contained in the Schedules shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein. Moreover, in disclosing the information in the Schedules, the Company expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 8.13 No Recourse to Financing Sources. Notwithstanding any provision of this Agreement to the contrary, (a) in no event shall the Securityholder Representative, the Eos Companies or any of their respective Affiliates or representatives (i) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Equity Financing Source in connection with this Agreement or (ii) prior to the Closing seek to enforce the commitments against, make any claims for breach of any Subscription Agreement against, or seek to recover monetary damages from, or otherwise sue, any Equity Financing Source for the Cash Equity in connection with (y) this Agreement or (z) the obligations of the Equity Financing Sources for the Cash Equity under the applicable Subscription Agreement; it being agreed that the foregoing clauses (i) and (ii) shall include the agreement not to commence (and, if commenced, agrees to dismiss or otherwise terminate, and not to assist) any action, arbitration, audit, hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding against any Equity Financing Source, and (b) the Securityholder Representative and the Eos Companies on behalf of themselves and their respective Affiliates and representatives hereby (i) acknowledges that no Equity Financing Source shall have any liability to the Securityholder Representative or any Eos Company under this Agreement or for any claim made by the Securityholder Representative or any Eos Company based on, in respect of, or by reason of the transactions contemplated hereby, including, but not limited to, any dispute relating to, or arising from, the Cash Equity, (ii) waives any rights or claims of any kind or nature (whether in law or in equity, in contract, in tort or otherwise) the Securityholder Representative or any Eos Company may have against any Equity Financing Source relating to this Agreement, the Cash Equity or the transactions contemplated hereby. Nothing in this Section 8.13 shall in any way limit or qualify the rights and obligations of (x) the Equity Financing Sources for the applicable Cash Equity and the other parties to the Cash Equity (or the definitive documents related thereto) to each other thereunder or in connection therewith and (y) the Securityholder Representative against Parent. Without limiting the foregoing, no Equity Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature with respect to the transactions contemplated by this Agreement.

Section 8.14 Securityholder Representative.

(a) The Securityholder Representative shall act as the representative of the Securityholders in respect of all matters arising under this Agreement or any of the Ancillary Documents, and shall be authorized to act, or refrain from acting, with respect to any actions to be taken by or on behalf of any Securityholder or the Securityholder Representative, including to enforce any rights granted to any Securityholder hereunder, in each case as the Securityholder Representative believes is necessary or appropriate under this Agreement and the Ancillary Documents, for and on behalf of the Securityholders, including taking any and all actions that may be necessary or desirable, as determined by the Securityholder Representative, in its sole discretion, in connection with negotiating or entering into settlements and compromises of any claim for indemnification pursuant to Article VII hereof. The Securityholders shall be bound by all such actions taken by the Securityholder Representative and no Securityholder shall be permitted to take any such actions. The Securityholder Representative is serving as the Securityholder Representative solely for purposes of administrative convenience, and is not personally liable (except in its capacity as a Securityholder hereunder) for any of the obligations of the Company, Newco, any of their Subsidiaries or any of Securityholders hereunder, and Parent (on behalf of itself and its Affiliates) agrees that it will not look to the Securityholder Representative or the underlying assets of the Securityholder Representative for the satisfaction of any obligations of the Company, Newco, any of their respective Subsidiaries or any of the Securityholders. The Securityholder Representative shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, in connection with the performance by the Securityholder Representative of the Securityholder Representative’s duties or the exercise by the Securityholder Representative of the Securityholder Representative’s rights and remedies under this Agreement or any Ancillary Document, except in the case of its bad faith or willful misconduct. No bond shall be required of the Securityholder Representative. The Securityholder Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Securityholder Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any Ancillary Document. Without limiting the generality of the foregoing, the Securityholder Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement and the Ancillary Documents, and to consent to any amendment hereof or thereof on behalf of all Securityholders and their respective successors. Parent shall be entitled to rely on all statements, representations, decisions of, and actions taken or omitted to be taken by, the Securityholder Representative relating to this Agreement or any Ancillary Document.

(b) The Securityholders will indemnify and hold harmless the Securityholder Representative from and against any and all Losses arising out of or in connection with the Securityholder Representative’s execution and performance of this Agreement and the Ancillary Document, in each case as such Loss is suffered or incurred; provided, that in the event that any such Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Securityholder Representative, the Securityholder Representative will reimburse the Securityholders the amount of such indemnified Loss to the extent attributable to such gross negligence or willful misconduct. In no event will the Securityholder Representative be required to advance its own funds on behalf of the Securityholders or otherwise. The Securityholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Securityholder Representative or the termination of this Agreement.

(c) The Securityholder Representative may resign by giving 30 days’ notice to Parent and the Securityholders; provided, that (i) in no event shall the Securityholder Representative resign without the prior written consent of Parent and (ii) in the event of the resignation or removal of the Securityholder Representative, a new Securityholder Representative (who shall be reasonably acceptable to Parent) shall be appointed by the vote or written consent of a majority-in-interest of the Securityholders immediately prior to the Effective Time.

Section 8.15 Legal Representation.

(a) Parent, on behalf of itself and its Affiliates (including, following the Closing, the Company), acknowledges and agrees that Morrison Cohen LLP may have acted as counsel for the Eos Companies and/or their respective Affiliates (collectively, the “Company Group”) in connection with this Agreement, the Ancillary Documents, and the transactions contemplated hereby and thereby.

(b) Parent, Newco and the Company hereby agree on behalf of their respective directors, members, partners, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that White & Case LLP (or any successor) and Morrison Cohen LLP may represent the Parent Stockholders, Newco or the Company or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Parent Stockholder Group”), in each case, in connection with any Proceeding or obligation, notwithstanding its representation (or any continued representation) of Parent or other Waiving Parties, and each of Parent, Newco and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Parent, Newco and the Company acknowledge that the foregoing provision applies whether or not White & Case LLP or Morrison Cohen LLP provides legal services to Parent or any Eos Company after the Closing Date. Each of Parent, Newco and the Company, for itself and the Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between (i) Parent or any member of the Parent Stockholder Group and its counsel, including White & Case LLP, and (ii) Newco, the Company or any Securityholder and Morrison Cohen LLP, in each case, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to Parent, Newco or the Company, as applicable notwithstanding the Mergers, and instead survive, remain with and are controlled by the Parent Stockholder Group, Newco or Company, as applicable (the “Privileged Communications”), without any waiver thereof. Parent, Newco and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of Parent, Newco or the Company or otherwise (including in the knowledge or the officers and employees of Parent, Newco or the Company), in any Proceeding against or involving any of the Parties after the Closing, and Parent, Newco and the Company agree not to assert that any privilege has been waived as to the Privileged Communications, whether located in the records or email server of Parent, Newco, the Company or otherwise (including in the knowledge of the officers and employees of Parent, Newco or the Company).

Each of the undersigned has caused this Agreement and Plan of Merger to be duly executed as of the date first above written.

Parent:

B. Riley Principal Merger Corp. II

By:	/s/ Daniel Shribman
Name:	Daniel Shribman
Title:	Chief Executive Officer and Chief Financial Officer

Merger Sub I:

BMRG Merger Sub, LLC

By:	/s/ Daniel Shirbman
Name:	Daniel Shribman
Title:	President

Merger Sub II:

BMRG Merger Sub II, LLC

By:	/s/ Daniel Shribman
Name:	Daniel Shribman
Title:	President

The Company:

Eos Energy Storage LLC

By:	/s/ Joe Mastrangelo
Name:	Joe Mastrangelo
Title:	Chief Executive Officer

Newco:

New Eos Energy LLC

By:	/s/ Joe Mastrangelo
Name:	Joe Mastrangelo
Title:	Chief Executive Officer

The Securityholder Representative:

AltEnergy Storage VI, LLC

By:	/s/ Russell Stidolph
Name:	Russell Stidolph
Title:	Managing Member

EXHIBIT A

WRITTEN CONSENT

OF

THE PREFERRED MEMBERS

OF

EOS ENERGY STORAGE LLC

Dated as of September [●], 2020

The undersigned, being the holders of more than fifty percent (50%) (collectively, the “Majority Preferred Members”) of the issued and outstanding Preferred Units of Eos Energy Storage LLC, a Delaware limited liability company (the “Company”), hereby adopt, consent to and approve the following:

WHEREAS, in contemplation of the Merger Agreement (as defined below), the Company intends to form a new, wholly-owned subsidiary, New Eos Energy LLC, a Delaware limited liability company (“Newco”);

WHEREAS, the Board of Directors of the Company, in accordance with the LLC Agreement (including Section 15.15 thereof), has (x) approved that certain Agreement and Plan of Merger (in substantially the form submitted to the Majority Preferred Members, the “Merger Agreement”), by and among (i) B. Riley Principal Merger Corp. II, a Delaware corporation (“B. Riley”), (ii) BMRG Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of B. Riley (“Merger Sub I”), (iii) BMRG Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of B. Riley (“Merger Sub II”), (iv) the Company, (v) Newco, and (vi) AltEnergy Storage VI, LLC, a Delaware limited liability company, in its capacity as the Securityholder Representative thereunder (in such capacity, the “Securityholder Representative”), and (y) declared that the Merger Agreement and the transactions contemplated thereby (including, without limitation, the Mergers and the Pre-Closing Reorganization (each as defined below)), and the documents referenced therein are fair to and in the best interests of the Company and the unitholders of the Company;

WHEREAS, prior to the consummation of the transactions contemplated by the Merger Agreement, the Company and Newco intend to consummate the following transactions (collectively, the “Pre-Closing Reorganization”): (i) Newco will form a Delaware limited liability company as a direct, wholly-owned subsidiary of Newco (“Newco Merger Sub”), (ii) Newco Merger Sub will merge with and into the Company, whereupon the separate corporate existence of Newco Merger Sub will cease and the Company will continue as the surviving entity after such merger and as a direct, wholly owned Subsidiary of Newco, (iii) at the effective time of the merger described in clause (ii) above, the Company will assign, and Newco will assume, the 2012 Equity Incentive Plan of the Company, and all debt and equity interests of the Company will be converted into equivalent debt and equity interests of Newco, including without limitation (A) the unitholders of the Company will collectively own (or have the right to receive, as applicable) one hundred percent (100%) of the issued and outstanding membership interest of Newco in the same proportions and on the same terms and conditions as their prior ownership interest in the Company immediately prior to such merger, (B) the optionholders of the Company will collectively own (or have the right to receive, as applicable) one hundred percent (100%) of the options of Newco in the same proportions and on the same terms and conditions as their prior ownership of the options of the Company as of immediately prior to such merger, (C) the holders of the convertible promissory notes of the Company will collectively own (or have the right to receive, as applicable) one hundred percent (100%) of the convertible promissory notes of Newco in the same proportions and on the same terms and conditions as their prior ownership of convertible promissory notes of the Company as of immediately prior to such merger, (iv) Newco will own one hundred percent (100%) of the issued and outstanding membership interests of the Company (and Newco will assume or implement any related arrangements expressly required to effectuate the foregoing, including the assumption of the 2012 Equity Incentive Plan of the Company and any outstanding awards thereunder), and (v) an election pursuant to Treasury Regulations Section 301.7701-3(c) will be made to treat the Company as an entity that is treated as disregarded from its owner for U.S. federal income tax purposes;

WHEREAS, accordingly, after giving effect to the Pre-Closing Reorganization, the undersigned will be the holders of more than fifty percent (50%) (collectively, the “Majority Newco Preferred Members”) of the issued and outstanding preferred units of Newco into which the Preferred Units of the Company were converted in the Pre-Closing Reorganization;

WHEREAS, the Pre-Closing Reorganization qualifies as an Internal Restructure (as defined in the LLC Agreement) and is intended to qualify as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder;

WHEREAS, pursuant to the Merger Agreement, (i) Merger Sub I would be merged with and into Newco, with Newco continuing as the surviving company (the “First Merger”), whereupon the separate existence of Merger Sub I would cease, and Newco would continue as the surviving company (such company, in its capacity as the surviving company of the First Merger, is sometimes referred to as the “First Surviving Company”) and become a wholly owned subsidiary of B. Riley; and (2) immediately following the First Merger and as part of the same overall transaction as the First Merger, the First Surviving Company would merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), whereupon the separate existence of the First Surviving Company would cease, and Merger Sub II would continue as the surviving company and become a wholly owned subsidiary of B. Riley; and

WHEREAS, pursuant to Section 5.7(a)(vii) of that certain Sixth Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 26, 2017 (as amended, the “LLC Agreement”), the Company is prohibited from agreeing to or entering into a merger without the affirmative vote of the Majority Preferred Members.

NOW THEREFORE, it is hereby:

RESOLVED, that the Merger Agreement and the transactions contemplated thereby, including the Mergers, be, and they hereby are, approved in all respects; and be it

FURTHER RESOLVED, that the undersigned shall take any actions and execute such documents as may be reasonably required and shall otherwise cooperate in good faith with the Company and Newco in connection with consummating the Pre-Closing Reorganization; and be it

FURTHER RESOLVED, that the undersigned are executing and delivering this written consent, confirming the foregoing authorizations and approvals, and taking the foregoing actions in their capacity as both the Majority Preferred Members and the Majority Newco Preferred Members, as applicable.

This written consent may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Facsimile, .pdf or other electronic transmissions of executed signatures to this written consent shall be deemed to be the same as an executed original.

Exh A-2

IN WITNESS WHEREOF, the undersigned members of the Company have executed this written consent effective as of the date first above written.

[●]

By:
Name:
Title:

[●]

By:
Name:
Title:

Exh A-3

EXHIBIT B

Third AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
B. RILEY PRINCIPAL MERGER CORP. II

[●], 2020

B. Riley Principal Merger Corp. II, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “B. Riley Principal Merger Corp. II”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 3, 2019 (the “Original Certificate”). An Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was filed with the Secretary of State of the State of Delaware on February 4, 2020. A Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”) was filed with the Secretary of State of the State of Delaware on May 19, 2020.

2. This Third Amended and Restated Certificate of Incorporation (the “Third Amended and Restated Certificate”), which both restates and amends the provisions of the Second Amended and Restated Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3. This Third Amended and Restated Certificate shall become effective in accordance with the DGCL on the date of filing with Secretary of State of Delaware (the “Effective Time”).

4. The text of the Second Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

Article I
NAME

The name of the corporation is Eos Energy Enterprises, Inc. (the “Corporation”).

Article II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Article III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

Exh B-1

Article IV
CAPITALIZATION

Section 4.1 Reclassification; Authorized Capital Stock.

(a) Effective upon the Effective time, (i) each share of Class A Common Stock, par value $0.0001 per share, of the Corporation that was issued and outstanding or held in treasury immediately prior to the Effective Time (the “Old Class A Common”) shall automatically and immediately be reclassified into one share of Common Stock (as defined below), and (ii) each share of Class B Common Stock, par value $0.0001 per share, of the Corporation that was issued and outstanding or held in treasury immediately prior to the Effective Time (the “Old Class B Common”) shall automatically and immediately be reclassified into one share of Common Stock, in each case, without further action of any holder of the Old Class A Common or Old Class B Common.

(b) The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 201,000,000 shares, consisting of (a) 200,000,000 shares of common stock (the “Common Stock”) and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Third Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Third Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Third Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Third Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of Common Stock shall not be entitled to vote on any amendment to this Third Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Third Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Exh B-2

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

Article V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Third Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Third Amended and Restated Certificate and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, and subject to the terms of the Director Nomination Agreement, dated as of [●], 2020, by and among the Corporation and the other parties thereto (as it may be amended and/or restated, the “Director Nomination Agreement”), shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I (“Class I Directors”), Class II (“Class II Directors”) or Class III (“Class III Directors”). The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the Effective Time, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the Effective Time, and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the Effective Time. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the Effective Time, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes (and therefore such classification) at the Effective Time, in each case, in accordance with the DGCL and the terms of the Director Nomination Agreement.

Exh B-3

(c) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3 Newly Created Directorships and Vacancies. Subject to the terms of the Director Nomination Agreement and to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to the terms of the Director Nomination Agreement and to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding the foregoing, in the event that a stockholder party to the Director Nomination Agreement provides notice to the Corporation to remove a director designated by such stockholder pursuant to the terms of the Director Nomination Agreement, whether such removal is with or without cause, the Corporation may take all steps necessary to cause such removal, to the extent permitted by applicable law, and such director may be removed with or without cause.

Section 5.5 Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Third Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Section 5.6 Quorum. A quorum for the transaction of business by the directors shall be set forth in the Bylaws.

Exh B-4

Article VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws, provided, however, that so long as the Director Nomination Agreement remains in effect, the Board shall not approve any amendment, alteration or repeal of any provision of the Bylaws, or the adoption of any new bylaw of the Corporation, that would be contrary to or inconsistent with the terms of the Director Nomination Agreement. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Third Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted. Notwithstanding the foregoing, so long as the Director Nomination Agreement remains in effect, neither the Board nor the stockholders of the Corporation may not approve any amendment, alteration or repeal of any provision of the Bylaws, or the adoption of any new bylaw of the Corporation, that would be contrary to or inconsistent with the terms of the Director Nomination Agreement without the written consent of the parties to the Director Nomination Agreement. Notwithstanding the foregoing, nothing in the Bylaws shall be deemed to limit the ability of the parties to the Director Nomination Agreement to amend, alter or repeal any provision of the Director Nomination Agreement pursuant to the terms thereof; provided that no amendment to the Director Nomination Agreement (whether or not such amendment modifies any provision of the Director Nomination Agreement to which the Bylaws are subject) shall amend the Bylaws.

Article VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Annual Meetings. Except as otherwise expressly provided by law, the annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined exclusively by resolution of the Board in its sole and absolute discretion.

Section 7.2 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

Section 7.3 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.4 No Action by Written Consent. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.

Article VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. To the full extent permitted by the DGCL and any other applicable law currently or hereafter in effect, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Exh B-5

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (any such person, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as such a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and expenses, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay any and all expenses (including, without limitation, attorneys’ fees and expenses) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of the indemnitee, to repay, without interest, all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that the indemnitee is not entitled to be indemnified for such expenses under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2: (i) shall be contract rights; (ii) shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; and (iii) shall not be conditioned upon any prior determination that an indemnitee is entitled to indemnification under this Section 8.2 with respect to the related proceeding. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Third Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Third Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

Exh B-6

Article IX
CORPORATE OPPORTUNITY

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity pursuant to Section 122(17) of the DGCL. As used herein, an “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries or (ii) any person with the right to designate any such director pursuant to the Director Nomination Agreement (or any of such person’s Affiliates or its or their respective successors, principals, directors, officers, members, managers or employees) (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, such Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation, and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue. Any amendment, repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection of any Covered Person existing at the time of such amendment, repeal or modification. For purposes of this Article IX, “Affiliate” means, with respect to any person, any other person that controls, is controlled by, or is under common control with such person.

Article X
AMENDMENT OF THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Third Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Third Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Third Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding anything to the contrary contained in this Third Amended and Restated Certificate or the Bylaws, and notwithstanding that a lesser percentage or vote may be permitted from time to time by applicable law, no provision of Article IV, Article V, Article VI, Article VIII, Article IX and this Article X (except by virtue of a filing of a Preferred Stock Designation, but subject to any vote required by law or by other provisions of this Third Amended and Restated Certificate with respect to such Preferred Stock Designation) may be altered, amended or repealed in any respect, nor may any provision of this Third Amended and Restated Certificate or of the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by this Third Amended and Restated Certificate or otherwise required by law, such alteration, amendment, repeal or adoption is approved at a meeting of the stockholders called for that purpose by the affirmative vote of the holders of at least 66 2⁄3% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, that so long as the Director Nomination Agreement remains in effect, no provision of this Third Amended and Restated Certificate may be amended, altered or repealed in any manner that would be contrary to or inconsistent with the terms of the Director Nomination Agreement.

Exh B-7

Article XI
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Third Amended and Restated Certificate or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Section 11.1 will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.1.

Section 11.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 11.3 Severability. If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

Article XII
SECTION 203 OF THE DGCL

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL as now in effect or hereafter amended, or any successor statute thereto, and the restrictions contained in Section 203 of the DGCL shall not apply to the Corporation.

[Remainder of page intentionally left blank]

Exh B-8

IN WITNESS WHEREOF, B. Riley Principal Merger Corp. II has caused this Third Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

B. Riley Principal Merger Corp. II

By:
Name:
Title:

[Signature Page to Third Amended and Restated Certificate of Incorporation]

EXHIBIT C-1

CERTIFICATE OF MERGER

OF

BMRG MERGER SUB, LLC,

a Delaware limited liability company,

WITH AND INTO

NEW EOS ENERGY LLC,

a Delaware limited liability company

(Under Section 18-209 of the Limited Liability Company Act
of the State of Delaware)

Pursuant to Section 18-209 of the Limited Liability Company Act of the State of Delaware (the “Act”), New Eos Energy LLC, a Delaware limited liability company (the “Company”), in connection with the merger of BMRG Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), with and into the Company (the “Merger”), hereby certifies as follows:

FIRST: The name, state of formation, and type of entity of each constituent entity to the Merger (the “Constituent Entities”) are:

Name	State of Formation	Type of Entity
New Eos Energy LLC	Delaware	Limited Liability Company
BMRG Merger Sub, LLC	Delaware	Limited Liability Company

SECOND: An Agreement and Plan of Merger, dated as of [●], 2020 (as modified, supplemented or amended from time to time, the “Merger Agreement”), has been approved and executed by each of the Constituent Entities in accordance with the Act.

THIRD: Upon the effectiveness of the Merger, the Company shall be the surviving entity (the “Surviving Entity”), and the name of the Surviving Entity is New Eos Energy LLC.

FOURTH: The Merger shall become effective at 9:00 AM Eastern Time on [●], 2020.

FIFTH: An executed copy of the Merger Agreement is on file at the office of the Surviving Entity at 214 Fernwood Avenue, Building B, Edison, New Jersey 08837.

SIXTH: An executed copy of the Merger Agreement will be furnished by the Surviving Entity, on request and without cost, to any member of any of the Constituent Entities.

*    *    *    *    *

IN WITNESS WHEREOF, the undersigned, for the purpose of effectuating the Merger pursuant to the Act and under penalty of perjury, does hereby declare and certify that this is the act and deed of the Company and the facts stated herein are true to the best of the undersigned’s knowledge and belief, and accordingly has hereunto signed this Certificate of Merger this ____ day of _________________, 2020.

NEW EOS ENERGY LLC
a Delaware limited liability company

By:
Name:
Its:

EXHIBIT C-2

CERTIFICATE OF MERGER

OF

NEW EOS ENERGY LLC,

a Delaware limited liability company,

WITH AND INTO

BMRG MERGER SUB II, LLC,

a Delaware limited liability company

(Under Section 18-209 of the Limited Liability Company Act
of the State of Delaware)

Pursuant to Section 18-209 of the Limited Liability Company Act of the State of Delaware (the “Act”), BMRG Merger Sub II, LLC, a Delaware limited liability company (the “Company”), in connection with the merger of New Eos Energy LLC, a Delaware limited liability company (“Merger Sub”), with and into the Company (the “Merger”), hereby certifies as follows:

FIRST: The name, state of formation, and type of entity of each constituent entity to the Merger (the “Constituent Entities”) are:

Name	State of Formation	Type of Entity
BMRG Merger Sub II, LLC	Delaware	Limited Liability Company
New Eos Energy LLC	Delaware	Limited Liability Company

SECOND: An Agreement and Plan of Merger, dated as of [●], 2020 (as modified, supplemented or amended from time to time, the “Merger Agreement”), has been approved and executed by each of the Constituent Entities in accordance with the Act.

THIRD: Upon the effectiveness of the Merger, the Company shall be the surviving entity (the “Surviving Entity”), and the name of the Surviving Entity is Eos Energy Enterprises Intermediate Holdings, LLC.

FOURTH: The certificate of formation of the Surviving Entity shall, at the effective time of the Merger and by virtue thereof, be amended and restated in its entirety as set forth in Annex A attached hereto and, as so amended and restated, shall be the certificate of formation of the Surviving Entity until further amended in accordance with the Act.

FIFTH: The Merger shall become effective at 9:01 AM Eastern Time on [●], 2020.

SIXTH: An executed copy of the Merger Agreement is on file at the office of the Surviving Entity at 214 Fernwood Avenue, Building B, Edison, New Jersey 08837.

SEVENTH: An executed copy of the Merger Agreement will be furnished by the Surviving Entity, on request and without cost, to any member of any of the Constituent Entities.

*    *    *    *    *

IN WITNESS WHEREOF, the undersigned, for the purpose of effectuating the Merger pursuant to the Act and under penalty of perjury, does hereby declare and certify that this is the act and deed of the Company and the facts stated herein are true to the best of the undersigned’s knowledge and belief, and accordingly has hereunto signed this Certificate of Merger this ____ day of _________________, 2020.

BMRG MERGER SUB II, LLC
a Delaware limited liability company

By:
Name:
Its:

Signature Page to Certificate of Merger

Annex a

AMENDED AND RESTATED certificate of formation

of

Eos Energy Enterprises Intermediate Holdings, LLC

First:	The name of the limited liability company is Eos Energy Enterprises Intermediate Holdings, LLC.

Second:	The address of the limited liability company’s registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

EXHIBIT D

LETTER OF TRANSMITTAL

To Exchange Units of New Eos Energy LLC for Shares of B. Riley Principal Merger Corp. II

This Letter of Transmittal is being sent to you in connection with the mergers (the “Mergers”) pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of September [●], 2020, by and among B. Riley Principal Merger Corp. II, a Delaware corporation (“Parent”), BMRG Merger Sub, LLC, a Delaware limited liability company (“Merger Sub I”), BMRG Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”), Eos Energy Storage LLC, a Delaware limited liability company (“Eos”), New Eos Energy LLC, a Delaware limited liability company (the “Company”), and AltEnergy Storage VI, LLC, a Delaware limited liability company, in its capacity as the Securityholder Representative thereunder (the “Securityholder Representative”). Pursuant to the Agreement, Eos (i) formed the Company as a direct, wholly-owned Subsidiary of Eos, (ii) the Company formed a Delaware limited liability company as a direct, wholly-owned Subsidiary of the Company (“Newco Merger Sub”), (iii) Newco Merger Sub merged with and into Eos, whereupon the separate corporate existence of Newco Merger Sub ceased and Eos continued as the surviving entity after such merger and as a direct, wholly owned Subsidiary of the Company, and (iv) at the effective time of the merger described in clause (iii) above, Eos assigned, and the Company assumed, the Equity Plan, and all Equity Interests of Eos was converted into equivalent Equity Interests of the Company (clauses (i)-(iv), the “Reorganization”). All capitalized terms used and not otherwise defined in this Letter of Transmittal shall have the meanings ascribed to such terms in the Agreement, attached hereto as Exhibit A.

Please read all instructions carefully. You have received this Letter of Transmittal because the Company’s records indicate that you own Units. We have set forth on the signature page to this Letter of Transmittal the number and class of Units that our records indicate are held by you. On the terms and subject to the conditions set forth in the Agreement, at the Effective Time of the First Merger, your Units issued and outstanding immediately prior to the Effective Time will be automatically cancelled and converted into the right to receive certain Parent Shares comprising your portion of the Merger Consideration.

In order to receive Parent Shares for your Units, you must:

(a)  complete and sign this Letter of Transmittal on page [10];

(b)  complete and sign the IRS Form W-9 attached hereto as Exhibit B or IRS Form W-8, as applicable;

(c)  complete and sign the Accredited Investor Questionnaire attached hereto as Exhibit C;

(d)  complete and sign the “Bad Actor” Certification attached hereto as Exhibit D;

(e)  complete and sign the signature page to the Registration Rights Agreement attached hereto as Exhibit E;

(f)  complete and sign the stock powers duly executed in blank attached hereto as Exhibit F; and

(g)  no later than [_________], 2020 deliver each of the foregoing to Continental Stock Transfer & Trust Company, transfer agent to Parent (the “Exchange Agent”), at the address below:

Continental Stock Transfer & Trust Company

Attn: [●]

Address: [●]

Exh D-1

PLEASE READ AND FOLLOW ALL INSTRUCTIONS CAREFULLY.

In accordance with the Agreement, the undersigned holder of Units of the Company (the “Holder”) hereby delivers this Letter of Transmittal and acknowledges and agrees that the Holder’s Units shall be cancelled and extinguished at the Effective Time in exchange for the right to receive the consideration in respect of such Units as set forth in the Agreement.

Notice of Action by the Unitholders.

In accordance with the Delaware Limited Liability Company Act and the Certificate of Formation of the Company (as amended, the “Certificate of Formation”) and Eos and the Limited Liability Company Agreement of the Company (as amended and restated and amended, the “Operating Agreement”) and Eos, the Reorganization, the Mergers and the Agreement have been duly approved. Copies of such written consents are attached hereto as Exhibit G. Accordingly, the Reorganization, the Mergers and the Agreement have been approved by all necessary action on the part of the Company, Eos and their respective members. In accordance with the terms of the Agreement, as so approved, you are required to execute and deliver this Letter of Transmittal and the related documents described herein in order to receive your portion of the Merger Consideration.

Acknowledgments of the Holder with Respect to the Mergers. By executing this Letter of Transmittal the Holder acknowledges and agrees that this Letter of Transmittal and all amounts payable to the Holder as a result of the Mergers are subject to, and governed by, the terms and conditions of the Agreement and the Ancillary Documents. The Holder hereby (a) irrevocably consents to, ratifies and approves the execution and performance of the Agreement and the completion of the transactions contemplated thereby (including the Reorganization and the Mergers), (b) acknowledges that such Holder does not have any appraisal rights or dissenter’s rights with respect to the Reorganization and the Mergers (whether under applicable Law, the Certificate of Formation, the Operating Agreement or otherwise), (c) agrees to be bound by the terms and conditions set forth in the Agreement applicable to the Unitholders to the same extent as if such Holder was an original party and signatory thereto and (d) acknowledges and agrees that Parent would not be willing to enter into the Agreement on the terms contemplated therein without the execution and delivery by the Holder of this Letter of Transmittal.

Acknowledgments of the Holder with Respect to the Merger Consideration.

The Holder acknowledges that the Agreement provides for the exchange of Units for Parent Shares (as defined below) in accordance with the terms and subject to the conditions (including the Holder’s execution and delivery of this Letter of Transmittal) set forth in the Agreement, and that the exact amount of consideration will depend on, among other things, the amount of Leakage (other than Permitted Leakage) and the number of Earn Out Shares (if any) that are required to be issued after the Earn Out Period pursuant to the Agreement.

The Holder hereby acknowledges and agrees that the Allocation Schedule accurately reflects the portion of the Merger Consideration and Earn Out Shares (if any) which the Holder is entitled to receive pursuant to, and in accordance with, the terms and subject to the conditions (including the Holder’s execution and delivery of this Letter of Transmittal) of the Agreement, applicable Law and the Governing Documents of the Company, and the Holder is not entitled to any consideration or payments with respect to such Holder’s Units except as and to the extent set forth in the Agreement and the Ancillary Documents.

Acknowledgements of the Holder with Respect to Indemnification.

The Holder hereby acknowledges that the Agreement provides for an indemnity by the Holders, on a several and not joint basis, in favor of the Purchaser Indemnitees for certain Losses as set forth in Article VII of the Agreement. Such indemnification obligation will survive until ninety (90) days following the expiration of the statute of limitations (giving effect to any extensions and waivers thereof) applicable to the matters subject to indemnification.

Exh D-2

The Holder hereby acknowledges that pursuant to and as more fully described in the Agreement, 40% of the Merger Consideration delivered to such Holder pursuant to Section 2.04(a) of the Agreement will be pledged to the Company at Closing to secure the Holder’s indemnification obligations set forth in Article VII of the Agreement.

Holder agrees that from time to time, at its own expense, it shall promptly execute and deliver all further instruments and documents, and take all further actions (a) that are necessary, or that Agent may reasonably request in writing, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or intended to be granted hereby with respect to any Pledged Collateral, provided, that notwithstanding anything to the contrary herein, the only actions that Holder shall be required to maintain the perfection of the security interest granted or intended to be granted hereby with respect to any Pledged Collateral shall be to maintain the effectiveness of proper UCC financing statements and/or amendments and take such actions contemplated by clause (iii) of Section 7.04(b) to permit Agent to maintain control over the Pledged Shares (for the avoidance of doubt, Holder shall not be required to deliver control agreements with respect to any deposit account or securities account included in the Pledged Collateral or obtain third party waivers or access agreements), or (b) that Agent may reasonably request in writing to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

Acknowledgements of the Holder with Respect to No Recourse.

The Holder hereby acknowledges that the Agreement may only be enforced against, and any action, suit, claim, investigation, or proceeding based upon, arising out of or related to the Agreement may only be brought against, the Persons that are expressly named as parties to the Agreement. Except to the extent named as a party to the Agreement, and then only to the extent of the specific obligations of such parties set forth in the Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or advisor of any party to the Agreement or any Subsidiary of Company will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to the Agreement or for any action, suit, claim, investigation, or proceeding based upon, arising out of or related to the Agreement (including any such action, suit, claim, investigation, or proceeding brought by the Holder or any of his, her or its successors, assigns, next-of-kin, representatives, administrators, executors, agents and any other person or entity claiming by, through, or under any of the foregoing).

Acknowledgements of the Holder with Respect to the Securityholder Representative.

The Holder acknowledges, agrees and consents that, pursuant to Section 8.14 of the Agreement, among other things, the Securityholder Representative shall act as the representative of the Securityholders (including the Holder) in respect of all matters arising under the Agreement or any of the Ancillary Documents, and shall be authorized to act, or refrain from acting, with respect to any actions to be taken by or on behalf of any Securityholder or the Securityholder Representative, including to enforce any rights granted to any Securityholder thereunder, in each case as the Securityholder Representative believes is necessary or appropriate under the Agreement and the Ancillary Documents, for and on behalf of the Securityholders, and that the Securityholders shall be bound by all such actions taken by the Securityholder Representative and no Securityholder shall be permitted to take any such actions, and that the Securityholders (including the Holder) may be required to indemnify and hold harmless the Securityholder Representative upon the terms and subject to the conditions set forth in the Agreement.

Exh D-3

Delivery of Letter of Transmittal.

The Holder understands that unless and until the Holder executes and delivers this Letter of Transmittal to the Exchange Agent, in form satisfactory to the Exchange Agent, at its address set forth on the cover of this Letter of Transmittal, no deliveries pursuant to the Agreement shall be made to the Holder. All questions as to the documents, validity, form, eligibility and acceptance for delivery will be determined by the Exchange Agent, and such determination will be final and binding. If there are any discrepancies between (a) the number of Units that any Letter of Transmittal or supporting document may indicate are owned by a Unitholder and (b) the number of Units that the Company’s records indicate such Unitholder owned of record, the Exchange Agent will work with the Company and Parent to determine in good faith the number of Units, if any, it is authorized to accept for exchange.

Representations and Warranties.

The Holder hereby represents and warrants to Parent, Merger Sub I, Merger Sub II, Eos, the Company and their respective successors and permitted assigns as follows: (i) the Holder is the sole record and beneficial owner of the number and type of Units identified on the signature page to this Letter of Transmittal and does not own any Units or any other Equity Interests of the Company of any class or kind, other than those identified on the signature page to this Letter of Transmittal and other than Company Options held by the Holder (if any); (ii) the Holder has good, valid and marketable title to such Units, free and clear of any Liens other than those arising under applicable securities Laws; (iii) the Holder has full and exclusive right, power, legal capacity (if Holder is a natural person) and authority (if Holder is an entity) to execute and deliver this Letter of Transmittal, to perform its obligations hereunder, and to make the representations and warranties set forth herein and to submit, sell, assign and deliver for surrender and cancellation such Units without restriction (other than pursuant to the organizational documents of the Company); (iv) the Holder has duly and validly executed this Letter of Transmittal, and this Letter of Transmittal constitutes a legal, valid and binding obligation of the Holder, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other Laws affecting creditors’ rights generally; (v) other than pursuant to the organizational documents of the Company, there are no outstanding rights, subscriptions, warrants, options, convertible or exchangeable securities, agreements, understandings or claims of any character relating to the Holder’s Units pursuant to which the Holder is or may become obligated to issue, sell, transfer, purchase, return, redeem or exchange such Units; (vi) the execution and delivery of this Letter of Transmittal by the Holder, the performance by the Holder of the Holder’s obligations hereunder and the compliance by the Holder with any of the provisions hereof will not, (x) if the Holder is an entity, violate or conflict with its certificate of incorporation, bylaws, certificate of formation, limited partnership agreement, limited liability company agreement, trust agreement or similar formation, governing or organizational documents, (y) violate or conflict with in any material respect (i) any Order affecting the Holder’s Units or (ii) any Law applicable to, binding upon or enforceable against the Holder, or (z) require any notice to or consent or other action by any other Person under, or result in any material breach of, or constitute a material default under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any contract, agreement, permit or other instrument to which the Holder or to which any of the Holder’s properties is a party or bound, or result in the creation of a Lien on the Units or any of the Holder’s other assets or properties; (vii) the Holder has received, read, reviewed and understands the Agreement (and all exhibits attached thereto), reviewed and understands the terms of the Mergers described therein and has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about the transactions contemplated by the Agreement and the matters set forth therein; (viii) the Holder has had an opportunity to consult with, and has relied solely upon the advice (if any) of, its legal, financial, accounting and/or tax advisors with respect to this Letter of Transmittal, the Agreement and the transactions described therein; (ix) the Holder is not party to any voting or similar agreements with respect to the Units; (x) if the Holder is an entity, it is duly organized, validly existing and in good standing under the Laws of its state of formation or incorporation; and (xii) the Holder does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by the Agreement for which the Company, Eos, the First Surviving Company, the Ultimate Surviving Company, Parent, Merger Sub I or Merger Sub II could become liable or obligated. The Holder acknowledges that Merger Sub I, Merger Sub II, Parent, the First Surviving Company, the Ultimate Surviving Company and their respective Affiliates are relying on the representations, warranties, covenants and agreements of the Holder set forth herein in connection with entering into the Agreement, accepting this Letter of Transmittal and making any deliveries contemplated hereunder or pursuant to the Agreement.

Exh D-4

The issuance (the “Parent Share Issuance”) of shares of common stock, par value $0.0001 per share, of Parent, (the “Parent Shares”), as Merger Consideration pursuant to the Agreement may be deemed to involve an “offer” and “sale” of such Parent Shares within the meaning of Section 2(3) the Securities Act of 1933, as amended (the “Securities Act”). To the extent that the Holder is deemed to have been offered and sold Parent Shares in connection with the Parent Share Issuance, the Holder represents and warrants to Parent, Merger Sub I, Merger Sub II, Eos, the Company and their respective successors and permitted assigns that:

(i)  The Holder is an “Accredited Investor” as such term is defined in Rule 501(a) under the Securities Act. The Holder will acquire the Parent Shares for the Holder’s own account solely for investment purposes and not for the account of others or with a view to the distribution or resale of such Parent Shares or any interests therein.

(ii)  The Holder has received and carefully read, reviewed and understands this Letter of Transmittal and all terms and conditions contained herein and the instructions provided in connection herewith. The Holder has been furnished with all other materials relating to the Parent Share Issuance if any, which have been requested by the Holder. Furthermore, the Holder has been afforded an opportunity to ask questions of, and receive answers from, Parent in connection with the Parent Share Issuance.

(iii)  The Holder acknowledges that: (i) the issuance of the Parent Shares pursuant to the Agreement has not been and will not be registered under the Securities Act, or the securities Laws of any U.S. state or non-U.S. jurisdiction, and that the offer and sale of the Parent Shares is being made in reliance upon federal and state exemptions for transactions not involving a public offering; and (ii) the Parent Shares may not be resold or transferred except as permitted by the Securities Act and any applicable U.S. state or non-U.S. securities Laws, pursuant to registration or exemption therefrom.

(iv)  The Holder understands that neither the U.S. Securities and Exchange Commission nor any other federal, state or non-U.S. agency has recommended, approved or endorsed the acquisition of the Parent Shares as an investment or passed on the accuracy or adequacy of the information set forth in this Letter of Transmittal or any other documents used in connection with the Parent Share Issuance. The Holder has relied on his, her or its own examination of Parent and the terms of the Parent Share Issuance, including the merits and risks involved, and has reviewed the merits and risks of the acquisition of the Parent Shares with tax, legal and investment counsel to the extent deemed advisable by the Holder.

(v)  The Holder has obtained, in the judgment of the Holder, sufficient information to evaluate the merits and risks of an investment in Parent. The Holder has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks associated with an investment in Parent and to make an informed investment decision with respect thereto. The Holder has not relied and will not rely on any representations made by, or other information (whether oral or written) furnished by or on behalf of, Parent or any of its directors, officers, employees, agents, affiliates or representatives, in connection with the Holder’s decision to invest in Parent.

(vi)  The Holder understands that the acquisition of the Parent Shares represents a highly speculative investment, which involves a high degree of risk of loss. The Holder cannot expect to be able to liquidate any investment in Parent in the case of an emergency, or perhaps at all. The Holder has adequate means to provide for the Holder’s current cash needs and possible contingencies, and his, her or its financial condition is such that he, she or it can afford to bear all risks associated with the acquisition of the Parent Shares. The Holder has the financial capacity to hold the Parent Shares for an indefinite period of time and can afford to suffer the complete loss thereof.

Exh D-5

(vii)  The Holder confirms that the Parent Shares were not offered to the Holder by any means of general solicitation or general advertising. The Holder, either directly or indirectly through its beneficial owners, as applicable, has a pre-existing business relationship with the Company.

Trust Account Waiver.

The Holder hereby acknowledges that Parent has established a segregated trust account (the “Trust Account”) for the benefit of its public shareholders, which holds proceeds of its initial public offering. For and in consideration of Parent entering into discussions with the Holder relating to this Letter of Transmittal, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Holder, for himself, herself or itself and the affiliates he, she or it has the authority to bind, hereby agrees that he, she or it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to Parent’s public shareholders), and hereby waives any claims he, she or it has or may have at any time against or with respect to the Trust Account (or distributions therefrom to Parent’s public shareholders) as a result of, or arising out of, any discussions, contracts or agreements (including this Letter of Transmittal) among Parent, Merger Sub I, Merger Sub II, Eos, the Company, the Securityholder Representative and the Holder, and will not seek recourse against the Trust Account (or distributions therefrom to Parent’s public shareholders) for any reason whatsoever.

Survival.

The representations, warranties, covenants, and agreements made herein by the Holder shall survive the execution and delivery hereof and the Closing. All authority conferred in this Letter of Transmittal and any obligation hereunder shall not be affected by, and shall survive, the death or incapacity of the Holder and any obligation of the Holder will be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the Holder.

Third Party Beneficiaries; Assignment.

The Holder expressly acknowledges and agrees that Parent, Merger Sub I, Merger Sub II, the First Surviving Company and the Ultimate Surviving Company are intended to be express third-party beneficiaries of this Letter of Transmittal. The Holder may not assign, delegate or otherwise transfer any of the Holder’s rights or obligations under this Letter of Transmittal without the prior written consent of the Ultimate Surviving Company and the Securityholder Representative. The surrender of Units hereby is irrevocable.

Additional Documentation.

The undersigned shall, upon request, execute and deliver any additional documents reasonably deemed appropriate or necessary by the Exchange Agent and/or Parent in connection with the cancellation and extinguishment of the Holder’s Units at the Effective Time pursuant to the Agreement. All authority conferred or agreed to be conferred in this Letter of Transmittal shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned.

Exh D-6

Release.

The Holder, on behalf of himself, herself or itself and his, her or its past, present, and future parents, Subsidiaries, Affiliates, divisions, related companies, successors, joint ventures and assigns hereby releases, waives, acquits and forever discharges, to the fullest extent permitted by Law, each Eos Company and each of their respective past, present, and future parents, Subsidiaries, Affiliates, divisions, related companies, joint ventures, and each of their respective past and present managers, directors, officers, agents, trustees, attorneys, employees, members/stockholders, representatives, benefit plan fiduciaries and administrators, assigns and successors from any and all claims, demands, rights, actions, suits, proceedings, liabilities, obligations, causes of action and Liabilities to such Holder as an equityholder (whether directly or indirectly) of any Eos Company of any kind or nature whatsoever, as to facts, conditions, transactions, events or circumstances prior to the Closing, and such Holder and his, her or its past, present, and future parents, Subsidiaries, Affiliates, divisions, related companies, successors, joint ventures and assigns shall not seek to recover any amounts in connection therewith from any Eos Company; provided, however, that (x) the foregoing shall not limit, modify, restrict, operate as a waiver with respect to or otherwise affect (i) the rights of any Eos Company’s directors and officers to the extent they are entitled to indemnification, exculpation, or liability, or advancement of expenses under the Governing Documents of any Eos Company, or benefits under any directors or officers insurance policy maintained by any Eos Company to the extent not related to any claims arising under the Agreement or any Ancillary Document, (ii) the rights of any Eos Company’s employees with respect to claims for compensation, benefits or advancement or reimbursement of expenses arising out of such employee’s current employment with such Eos Company, or (iii) the rights the Holder may have under the Agreement or any Ancillary Document, or (y) if any Proceeding is commenced, filed or otherwise brought by any Securityholder, then the claims, demands, rights, actions, suits, proceedings, liabilities, obligations, causes of action and Liabilities released by the foregoing shall not include any counterclaim, set-off, defense or similar right against such Securityholder, its Affiliates, or any of their respective past and present managers, directors, officers, agents, trustees, attorneys, employees, members/stockholders, representatives, benefit plan fiduciaries and administrators, assigns and successors. The Holder acknowledges and agrees that the terms and provisions under this section have been a material inducement to Parent, Merger Sub I, Merger Sub II, Eos and the Company to consummate the transactions contemplated by this Letter of Transmittal and the Agreement and that Parent, Merger Sub I, Merger Sub II, Eos and the Company have relied upon this section in consummating such transactions.

Miscellaneous.

The Holder hereby agrees and acknowledges that Section 8.08 (Governing Law; Waiver of Jury Trial; Jurisdiction) of the Agreement shall apply to this Letter of Transmittal as if set forth herein, mutatis mutandis. Parent and the Company shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Letter of Transmittal and to enforce specifically this Letter of Transmittal and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which Parent or the Company may be entitled.

Exh D-7

INSTRUCTIONS

(A)  Delivery of Letter of Transmittal. A properly completed and duly executed (1) Letter of Transmittal, (2) IRS Form W-9 or IRS Form W-8, as applicable, (3) Accredited Investor Questionnaire and (4) Bad Actor Certificate must be delivered to the Exchange Agent at its address set forth on the cover of this Letter of Transmittal.

(B)  Signature on Letter of Transmittal. This Letter of Transmittal should be signed by the registered holder of Units without any correction or change in the name of the registered holder. In the event the name of the registered holder(s) needs to be corrected or has changed (by marriage or otherwise), please print such correction or change on the form itself.

(C)  IRS Forms. Failure to provide the information on the IRS Form W-9 may subject the Holder to federal income tax withholding at the applicable rate on the payments made to the Holder or other payee with respect to such Units. The form should be completed in accordance with the instructions that accompany the form. Each Holder that is not a U.S. person must submit an appropriate and properly completed IRS Form W-8, signed under penalty of perjury, attesting to such Holder’s status. The latest version of the relevant IRS Form W-8 can be obtained at https://www.irs.gov/forms-instructions.

(D)  Accredited Investor Questionnaire. A properly completed and executed Accredited Investor Questionnaire must be delivered to the Exchange Agent along with this Letter of Transmittal.

(E)  Bad Actor Certificate. A properly completed and executed Bad Actor Certificate must be delivered to the Exchange Agent along with this Letter of Transmittal.

(F)  Miscellaneous. The Securityholder Representative anticipates that the Exchange Agent will provide notification of any defects in the execution and delivery of this Letter of Transmittal, but none of the Securityholder Representative, Parent, Eos, the Company, the First Surviving Company, the Ultimate Surviving Company, Merger Sub I or Merger Sub II shall incur any liability for failure to give such notice.

(G)  Transfer Taxes. In the event that any transfer or other taxes become payable by reason of the payment of the Merger Consideration to any person other than that of the record holder, such transferee or assignee must pay such tax to the Ultimate Surviving Company or must establish to the satisfaction of the Ultimate Surviving Company that such tax has been paid or is not applicable.

Exh D-8

HOLDER MUST COMPLETE AND SIGN HERE

The Holder acknowledges that the Holder has thoroughly read this Letter of Transmittal and agrees to be bound by the terms and conditions set forth herein and in the accompanying materials.

Signature of Holder*

Dated: ____________________, 2020

*	(Must be signed by the registered holder. If the registered holder is an entity and the signature is by an officer of a corporation, attorney-in-fact, executor, administrator, trustee, guardian or other person(s) acting in a fiduciary or representative capacity, then please set forth full title. See Instruction 2.)

Name of Holder
Tax Identification or Social Security No.

[●]

Address of Holder:

Area Code and Tel. No.:

Number and Class(es) of Units:

Class [_______] Units	Class [_______] Units	Class [_______] Units
[______]	[______]	[______]

[Signature Page to Letter of Transmittal]

Exh D-9

EXHIBIT A

AGREEMENT

(see attached)

Exh D-10

EXHIBIT B

FORM W-9

(see attached)

Exh D-11

EXHIBIT C

ACCREDITED INVESTOR QUESTIONNAIRE

(see attached)

Exh D-12

ACCREDITED INVESTOR QUESTIONNAIRE

With respect to and in connection with that certain Agreement and Plan of Merger (the “Agreement”), dated as of September [●], 2020, by and among B. Riley Principal Merger Corp. II, a Delaware corporation (“Parent”), BMRG Merger Sub, LLC, a Delaware limited liability company (“Merger Sub I”), BMRG Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”), Eos Energy Storage LLC, a Delaware limited liability company (“Eos”), New Eos Energy LLC, a Delaware limited liability company (the “Company”), and AltEnergy Storage VI, LLC, a Delaware limited liability company, in its capacity as the Securityholder Representative thereunder, the undersigned holder of equity interests of the Company (“Holder”) hereby represents and warrants to Parent, Eos, the Company, Merger Sub I and Merger Sub II that Holder is:

(Please check one or more boxes as applicable)

☐ (1) An individual who had income in excess of $200,000 in 2018 and 2019 (or joint income with my spouse in excess of $300,000 in each of those years) and has a reasonable expectation of reaching the same income level in 2020;

☐ (2) An individual whose net worth (or joint net worth with my spouse), exclusive of the value of my primary residence,1 exceeds $1,000,000;

☐ (3) (A) A “bank” as defined in Section 3(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), or any “savings and loan association” or other institution as defined in Section 3(a)(5)(A) of the Act, whether acting in its individual or fiduciary capacity; (B) a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended; (C) an “insurance company” as defined in Section 2(a)(13) the Act; (D) an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), or as a “business development company” as defined in Section 2(a)(48) of the Investment Company Act; (E) a “Small Business Investment Company” licensed by the U.S. Small Business Administration under Section 301(c) or 301(d) of the Small Business Investment Act of 1958; (F) any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; or (G) an “employee benefit plan” within the meaning of Title I of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), if the investment decision is made by a plan fiduciary, as defined in ERISA, which is either a bank, savings and loan association, insurance company or registered investment advisor, or if the employee benefit plan has total assets in excess of $5,000,000, or if a self-directed plan, the investment decisions are made solely by persons that are accredited investors;

☐ (4) A trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring securities offered, whose receipt is directed by a “sophisticated” person with such knowledge and experience in financial and business matters as described in Rule 506(b)(2)(ii) of Regulation D under the Securities Act so as to be capable of evaluating the merits and risks of an investment in the securities offered;

[1]	When determining net worth, the value of your primary residence must be excluded, and the related amount of indebtedness secured by your primary residence up to its fair market value shall also be excluded. However, indebtedness secured by your primary residence in excess of the estimated fair market value of your primary residence at the time of receipt of the securities offered should be included as a liability in your net worth calculation. Further, any additional indebtedness secured by your primary residence that is obtained within sixty (60) days prior to the issuance of the securities offered will be treated as a liability, unless such indebtedness is the result of the acquisition of your primary residence.

Exh D-13

☐ (5) An organization described in Section 501(c)(3) of the Internal Revenue Code, a corporation, Massachusetts or similar business trust or partnership, not formed for the specific purpose of acquiring securities offered, with total assets in excess of $5,000,000;

☐ (6) A private business development company, as defined in Section 202(a)(22) of the Investment Advisers Act of 1940, as amended;

☐ (7) An entity in which all of the equity owners are accredited investors as determined under any of the items (i) through (vi) above;2 or

☐ (8) None of the above apply (further information may be required to determine your accredited investor status).

Holder agrees and acknowledges that Parent, Eos, the Company, the First Surviving Company, the Ultimate Surviving Company, Merger Sub I and Merger Sub II will be relying on the information contained in this questionnaire in connection with a determination of whether Holder is an Accredited Investor as defined under Regulation D under the Securities Act.

[2]	If box (vii) is checked, each equity owner of the entity must individually complete and submit such equity owner’s own Accredited Investor Questionnaire.

[Signature Page Follows]

Exh D-14

IN WITNESS WHEREOF, the undersigned has executed this Accredited Investor Questionnaire this ______ day of _________, _____.

The investor is (check one):

___ One or more individuals ___ An entity

Investor:

Full Name (individual or entity – please print):
Signature
Name of Authorized Representative (if applicable)
Title of Authorized Representative (if applicable)
Capacity in which investment is made (individual, joint tenant, trustee etc.)

Spouse:3

Full Name
Signature
Date

[3]	The investor’s spouse need only sign this Accredited Investor Questionnaire if the investor is a natural person proving its accredited investor status based on joint income or joint net worth with the spouse under box (i) or (ii). A spouse who signs this Accredited Investor Questionnaire makes all representations set out in this Accredited Investor Questionnaire, including those relating to joint income or joint net worth, as applicable.

Signature Page to Investor Questionnaire

Exh D-15

EXHIBIT D

BAD ACTOR CERTIFICATE

(see attached)

Exh D-16

RULE 506 DISQUALIFICATION EVENT CERTIFICATE

This Certificate is being furnished to you to obtain information in connection with an issuance of the Parent Shares by Parent under Rule 506 of the Securities Act of 1933, as amended (the “Securities Act”). As used in this Certificate, “you” also refers to any entity on whose behalf you are responding.

If you are unable to make any of the certifications set forth in this Certification, please provide details where indicated in the explanation section below (you can attach additional pages if necessary). Please note that certain of these certifications are necessarily broad in scope, so if you have doubts regarding whether you can make any such certification you should error on the side of providing explanatory details. Parent may have follow-up questions for you in connection with your response.

Once you have completed this Certification, please sign it to indicate: (i) your consent for Parent to rely upon the information provided in this Certification; (ii) your acknowledgement that the Securities and Exchange Commission (the “SEC”) may require Parent to publicly disclose the information provided in this Certification, and your consent to such public disclosure; (iii) your agreement to promptly notify Parent if, as of any date following the date you sign this Certificate, you would no longer be able to make any of the certifications set forth herein if they were to be made as of such date or there are any changes to the accuracy of this Certification or the explanations or information provided herein; and (iv) your confirmation that the information contained in this Certification is true and correct, to the best of your knowledge and belief after a reasonable investigation, as of the date you sign this Certification.

Please complete this Certification and return it to the Exchange Agent.

You hereby certify that you are authorized to execute this Certificate and hereby further certify that, as of the date set forth below:

(H)	You have not been convicted, within ten years before the date hereof, of any felony or misdemeanor:

●	in connection with the purchase or sale of any security;

●	involving the making of any false filing with the SEC; or

●	arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment advisor or paid solicitor of purchasers of securities.

(I)	You are not subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before the date hereof, that, as of the date hereof, restrains or enjoins you from engaging or continuing to engage in any conduct or practice:

●	in connection with the purchase or sale of any security;

●	involving the making of any false filing with the SEC; or

●	arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities.

Exh D-17

(J)	You are not subject to a final order of a state securities commission (or an agency of officer of a state performing like functions); a state authority that supervises or examines banks, savings associations, or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

●	as of the date hereof, bars you from:

●	association with an entity regulated by such commission, authority, agency or officer;

●	engaging in the business of securities, insurance or banking; or

●	engaging in savings association or credit union activities; or

●	constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct entered within ten years before the date hereof.

(K)	You are not subject to an order of the SEC entered pursuant to Section 15(b) or 15B(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or Section 203(e) or 203(f) of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), that as of date hereof:

●	suspends or revokes your registration as a broker, dealer, municipal securities dealer or investment adviser;

●	places limitations on the activities, functions or operations of, or imposes civil money penalties on, such person; or

●	bars you from being associated with any entity or from participating in the offering of any penny stock.

(L)	You are not subject to any order of the SEC, entered within five years before the date hereof, that, as of date hereof, orders you to cease and desist from committing or causing a future violation of:

●	any scienter-based anti-fraud provision of the federal securities laws, including, but not limited to, Section 17(a)(1) of the Securities Act, Section 10(b) of the Exchange Act and Rule 10b-5 thereunder, Section 15(c)(1) of the Exchange Act and Section 206(1) of the Advisers Act or any other rule or regulation thereunder; or

●	Section 5 of the Securities Act.

(M)	You have not been suspended or expelled from membership in, or suspended or barred from association with a member of, a securities self-regulatory organization (e.g., a registered national securities exchange or a registered national or affiliated securities association) for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade.

(N)	You have not filed (as a registrant or issuer), or been named as an underwriter in any registration statement or Regulation A offering statement filed with the SEC that, within five years before the date hereof, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is, as of date hereof, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued.

(O)	You are not subject to a United States Postal Service false representation order entered within five years before the date hereof, or, as of date hereof, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations.

Exh D-18

(P)	You are not currently under investigation, and have no reason to believe you may be under investigation in the future, for any act alleged to have taken place prior to September 23, 2013, that, if convicted, would result in you not being able to make the certifications set forth in paragraphs 1 through 8 above.

If you are not able to make any of the certifications set forth herein, please explain in detail below the reason for such inability (attach additional pages if necessary):

If, as of any date following the date you sign this Certificate, you would no longer be able to make any of the certifications set forth herein if they were to be made as of such date or there are any changes to the accuracy of this Certification or the explanations or information provided herein, you agree to promptly advise Parent to that effect and to furnish any supplementary information that Parent deems appropriate.

The certifications set forth herein and any explanations and other information provided herein are correctly and fully stated as of the date hereof to the best of your knowledge, information and belief after a reasonable investigation.

Date: ______________________

[●]

[Print Name]
Signature
[Name of Entity (if signing on behalf of an entity)]
[Title (if signing on behalf of an entity)]

Exh D-19

EXHIBIT E

REGISTRATION RIGHTS AGREEMENT SIGNATURE PAGE

(see attached)

Exh D-20

EXHIBIT F

STOCK POWER

(see attached)

Exh D-21

EXHIBIT G

WRITTEN CONSENTS

(see attached)

Exh D-2

EXHIBIT E

COMPANY AND NEWCO BRINGDOWN CERTIFICATE

EOS ENERGY STORAGE LLC

AND

NEW EOS ENERGY LLC

[___________], 2020

Reference is made to that certain Agreement and Plan of Merger, dated as of September ___, 2020 (the “Merger Agreement”), by and among (i) B. Riley Principal Merger Corp. II, a Delaware corporation (“Parent”), (ii) BMRG Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub I”), (iii) BMRG Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub II”), (iv) Eos Energy Storage LLC, a Delaware limited liability company (the “Company”), (v) New Eos Energy LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of the Company (“Newco”), and (vi) AltEnergy Storage VI, LLC, a Delaware limited liability company, in its capacity as the Securityholder Representative thereunder (in such capacity, the “Securityholder Representative”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement. The undersigned, being a duly elected and acting officer of the Company and Newco, does hereby certify in the name of and on behalf of the Company and Newco, and not in his or her individual capacity, that he or she is the duly elected, qualified and acting [____] of the Company and Newco does hereby further certify pursuant to Section 2.04(b) of the Merger Agreement as follows:

1. The representations and warranties of the Company and Newco set forth in Article III of the Merger Agreement (other than the Company Fundamental Representations), in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein (other than the representations and warranties contained in Section 3.05 and in respect of the defined term “Material Contract”), are true and correct as of the date hereof (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a Material Adverse Effect.

2. The Company Fundamental Representations, in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, are true and correct in all respects as of the date hereof (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date), other than de minimis inaccuracies.

3. The Company and Newco have performed or complied in all material respects with each covenant required by the Merger Agreement to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by the Company and Newco on or prior to the date hereof.

4. There has not been a Material Adverse Effect since the date of the Merger Agreement.

5. The Governing Documents of the Company and Newco attached hereto as Exhibit A are in full force and effect.

6. The resolutions of the Board, the governing bodies of Newo and the Company Unitholder Approval approving the Merger Agreement and the other transactions contemplated thereby were duly adopted.

[signature page follows]

Exh E-1

IN WITNESS WHEREOF, the undersigned has executed this Company and Newco Bringdown Certificate as of the date first written above.

Company:
Eos Energy Storage LLC

By:
Name:
Title:

Newco:
New Eos Energy LLC

By:
Name:
Title:

[Signature Page to Company and Newco Bringdown Certificate]

Exh E-2

EXHIBIT A

GOVERNING DOCUMENTS

See attached.

Exh E-3

EXHIBIT F

B. Riley Principal Merger Corp. II

299 Park Avenue

21st Floor

New York, New York 10171

[●], 2020

B. Riley Principal Sponsor Co. II, LLC

299 Park Avenue

21st Floor

New York, New York 10171

Re: Earn Out

Dear Sir/Madam:

Reference is hereby made to (i) that certain Agreement and Plan of Merger, dated as of September [●], 2020 (the “Merger Agreement”), by and among B. Riley Principal Merger Corp. II, a Delaware corporation (“Parent”), BMRG Merger Sub, LLC, a Delaware limited liability company, BMRG Merger Sub II, LLC, a Delaware limited liability company, Eos Energy Storage LLC, a Delaware limited liability company (the “Company”), and the other parties thereto, and (ii) that certain letter agreement, dated as of May 19, 2020 (the “Insider Letter”), by and among Parent, B. Riley FBR, Inc., and B. Riley Principal Sponsor Co. II, LLC, a Delaware limited liability company (“Sponsor”). Capitalized terms used herein but not otherwise defined shall have the respective meanings given to such terms in the Merger Agreement, except that “Transfer” shall have the meaning given to such term in the Insider Letter.

Prior to the consummation of the actions contemplated by the Merger Agreement, Sponsor owns 4,295,000 shares of Class B common stock of Parent (the “Sponsor Class B Shares”). At the Closing, the Sponsor Class B Shares will be converted into an equal number of common shares of Parent (“Parent Shares”, and such 4,295,000 Parent Shares owned by Sponsor after giving effect to such conversion, the “Sponsor Shares”).

In connection with the Closing, the parties hereby agree that 1,718,000 Sponsor Shares (the “Earn Out Shares”) will be subject to certain restrictions as follows:

1.	Following the Closing, Sponsor shall not Transfer a block of 859,000 Sponsor Shares (the “Block A Sponsor Shares”) unless and until either (i) the closing share price of Parent Shares on the principal securities exchange or securities market on which the Parent Shares are then traded equals or exceeds $12.00 per share for any 20 trading days within any consecutive 30-trading day period during the Earn Out Period (as defined below) or (ii) a Change of Control (or a definitive agreement providing for a Change of Control having been entered into) during the Earn Out Period (each of clauses (i) and (ii), a “Block A Triggering Event”), unless, in the case of a Block A Triggering Event that is a Change of Control, the value of the consideration to be received by the holders of the Parent Shares in such Change of Control transaction is less than $12.00 per share. If a Block A Triggering Event does not occur during the period from (and excluding) the Closing Date to (and including) the day that is the fifth anniversary of the Closing Date (the “Earn Out Period”), the Block A Sponsor Shares shall be automatically forfeited and cancelled for no consideration.

2.	Following the Closing, Sponsor shall not Transfer an additional block of 859,000 Sponsor Shares (the “Block B Sponsor Shares”) unless and until either (i) the closing share price of Parent Shares on the principal securities exchange or securities market on which the Parent Shares are then traded equals or exceeds $16.00 per share for any 20 trading days within any consecutive 30-trading day period during the Earn Out Period or (ii) a Change of Control (or a definitive agreement providing for a Change of Control having been entered into) during the Earn Out Period (each of clauses (i) and (ii), a “Block B Triggering Event”, and together with a Block A Triggering Event, a “Triggering Event”), unless, in the case of a Block B Triggering Event that is a Change of Control, the value of the consideration to be received by the holders of the Parent Shares in such Change of Control transaction is less than $16.00 per share. If a Block B Triggering Event does not occur during the Earn Out Period, the Block B Sponsor Shares shall be automatically forfeited and cancelled for no consideration.

3.	Notwithstanding the foregoing or anything else herein to the contrary, if Parent shall, at any time or from time to time, after the date of the Merger Agreement effect a stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change or transaction affecting the outstanding Parent Shares, the numbers of Block A Sponsor Shares and Block B Sponsor Shares subject to the restrictions set forth in, and the stock price targets set forth in, paragraphs 1 and 2, shall be equitably adjusted for such stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change or transaction. Any adjustment under this paragraph 3 shall become effective at the close of business on the date the stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change or transaction becomes effective.

4.	Any dividends or distributions payable with respect to the Block A Sponsor Shares or Block B Sponsor Shares during the Earn Out Period shall be paid into escrow by Parent. If a Block A Triggering Event or Block B Triggering Event occurs, the funds held in escrow (including any interest and investment income accrued thereon) in respect of the Block A Sponsor Shares and/or Block B Sponsor Shares, as applicable, shall be immediately disbursed in immediately available funds in U.S. dollars to an account specified in writing by Sponsor. If a Block A Triggering Event or a Block B Triggering Event does not occur during the Earn Out Period, the funds held in escrow (including any interest and investment income accrued thereon) in respect of the Block A Sponsor Shares or Block B Sponsor Shares, as applicable, shall be immediately disbursed in immediately available funds in U.S. dollars to an account specified in writing by Parent. The parties hereto agree that Sponsor shall be treated as the owner of the funds held in escrow for income tax purposes and will report all income, if any, that is earned on, or derived from, the funds held in escrow as income of Sponsor in the taxable year in which such income is properly includable. Parent shall issue an IRS Form 1099 (or a similar form or notice) relating to such taxable income to and in the name of Sponsor until the termination of the escrow arrangement set forth in this paragraph 4. In order to permit Sponsor (or its direct or indirect beneficial owners) to satisfy its tax obligations with respect to such taxable income, Parent shall deliver to Sponsor an amount equal to 30% of the amount of such taxable income (“Tax Distribution”) during the period covered by and included on any Form 1099 (or similar form or notice) delivered to Sponsor. Payment of such Tax Distribution shall be made from the funds held in escrow solely to the extent of available funds.

5.	Notwithstanding anything to the contrary set forth herein, Sponsor may exercise all of its existing rights, powers and privileges with respect to the Sponsor Shares other than the Earn Out Shares to the extent specifically set forth herein.

The parties hereto hereby agree that the provisions and obligations set forth in Sections 8.03 (Assignment), 8.04 (Severability), 8.06 (Entire Agreement), 8.07 (Counterparts; Electronic Delivery) and 8.08 (Governing Law; Waiver of Jury Trial; Jurisdiction) of the Merger Agreement shall apply, mutatis mutandis, to this letter agreement.

[Signature page follows]

Exh F-2

Sincerely,

B. RILEY PRINCIPAL MERGER CORP. II

By:
Name:
Title:

Acknowledged and Agreed:

B. RILEY PRINCIPAL SPONSOR CO. II, LLC

By:
Name:
Title:

[Signature Page to Letter Agreement]

Exh F-3

EXHIBIT G

New Eos Energy LLC

STATEMENT UNDER TREASURY REGULATIONS SECTIONS 1.897-2(h) AND 1.1445-2(c)(3) RELATING TO STATUS OF MEMBERSHIP INTERESTS OF EOS ENERGY STORAGE LLC AS A “UNITED STATES REAL PROPERTY INTEREST”

Reference is made to the Agreement and Plan of Merger, dated as of September [●], 2020 (the “Agreement”), by and among Eos Energy Storage LLC, a Delaware limited liability company, BMRG Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), BMRG Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”), New Eos Energy LLC, a Delaware limited liability company (the “Company”), B. Riley Principal Merger Corp. II, a Delaware corporation (the “Parent”), and AltEnergy Storage VI, LLC, a Delaware limited liability company, in its capacity as the Securityholder Representative thereunder.

[Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) provides that a transferee of a United States real property interest (as defined in Section 897(c) of the Code) must withhold tax if the transferor is a foreign person. To inform the Parent, Merger Sub and Merger Sub II that withholding of tax is not required under Section 1445 of the Code in connection with the transactions contemplated under the Agreement, t]/[T]1he undersigned hereby certifies the following on behalf of the Company:

1.	The Company is a Delaware limited liability company and is treated as a corporation for U.S. federal income tax purposes.

2.	The Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and the applicable Treasury Regulations during the five-year period ending on the date hereof.

3.	As of the date of this certificate, the membership interests of the Company are not “United States real property interests” within the meaning of Section 897(c)(1) of the Code.

4.	The Company’s registered office is at [●].

5.	The Company’s U.S. employer identification number is [●].

6.	The Company understands that this certification may be disclosed to the U.S. Internal Revenue Service by the Parent, Merger Sub or Merger Sub II and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury, the undersigned, a responsible officer of the Company, declares (i) that the undersigned has examined this certification and, to the best of the undersigned’s knowledge and belief, it is true, correct, and complete and (ii) that the undersigned has the authority to sign this document on behalf of the Company.

New Eos Energy LLC

By:
Name:	[ ]
Title:	[ ]

Date:	[●], 2020

1 Note to Draft: To be confirmed.

[Letterhead of Company providing FIRPTA Certificate]

[Date]

CERTIFIED MAIL & RETURN RECEIPT REQUESTED

Internal Revenue Service
Ogden Service Center
P.O. Box 409101
Ogden, UT 84409

Re: NOTICE OF STATEMENT UNDER TREASURY REGULATIONS SECTIONS 1.897-2(h) AND 1.1445-2(c)(3) [PURSUANT TO TREASURY REGULATIONS SECTION 1.897-2(h)(2)]2

Dear Sir or Madam:

At the request of B. Riley Principal Merger Corp. II, a Delaware corporation (the “Parent”), BMRG Merger Sub, LLC (“Merger Sub”), a Delaware limited liability company and BMRG Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”), in connection with the mergers contemplated under the Agreement and Plan of Merger dated as of September [●], 2020, New Eos Energy LLC (the “Company”) provided the attached statement (the “Statement”) to the Parent, Merger Sub and Merger Sub II on [●], 2020. The undersigned, being a duly authorized officer of the Company, hereby affirms the following:

(i)	This notice is being provided to the Internal Revenue Service pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3);

(ii)	The following information relates to the corporation providing this notice:

Name:	New Eos Energy LLC
Address:	[●]

U.S. Employer Identification Number:	[●]

(iii)	The attached statement was not requested by a foreign interest holder. The attached statement was voluntarily provided by the Company in response to a request from the Parent, Merger Sub and Merger Sub II in accordance with Treasury Regulation Section 1.1445-2(c)(3)(i). The following information relates to the Parent, Merger Sub and Merger Sub II:

Name:	B. Riley Principal Merger Corp. II

2 Note to Draft: To be confirmed.

Address:	[●]

U.S. Employer Identification Number:	[●]

Name:	BMRG Merger Sub, LLC
Address:	[●]

U.S. Employer Identification Number:	[●]

Name:	BMRG Merger Sub II, LLC
Address:	[●]

U.S. Employer Identification Number:	[●]

(iv)	The Company has provided to the Parent, Merger Sub and Merger Sub II the attached Statement, certifying that: (A) the Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable Treasury Regulations during the five-year period ending on the date of the Statement and (B) as of the date of the Statement, the membership interest of the Company are not “United States real property interests” within the meaning of Section 897(c)(1) of the Code.

Under penalties of perjury, the undersigned, a responsible officer of the Company declares (i) that the undersigned has examined this affidavit and the attached certificate and, to the best of the undersigned’s knowledge and belief, this affidavit and the attached certificate is true, correct and complete and (ii) that the undersigned has the authority to execute this document on behalf of the Company.

New Eos Energy LLC

By:
Name:	[ ]
Title:	[ ]

Date:	[●], 2020

EXHIBIT H

DIRECTOR NOMINATION AGREEMENT

This Director Nomination Agreement (this “Agreement”), dated as of [●], 2020 (the “Effective Time”), is entered into by and among B. Riley Principal Merger Corp. II, a Delaware corporation (“Parent”), Eos Energy Storage LLC, a Delaware limited liability company (the “Company”), the Persons listed on the signature pages hereto under the heading “Sellers” (collectively, the “Sellers”)1, AltEnergy Storage VI, LLC, a Delaware limited liability company, in its capacity as the Seller Representative (as defined in Section 18 below), and B. Riley Principal Sponsor Co. II, LLC, a Delaware limited liability company (the “Sponsor”). Each of Parent, the Company, the Sellers, the Seller Representative and the Sponsor may be referred to herein as a “Party” and collectively as the “Parties”. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Section 3 of this Agreement.

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of September [●], 2020 (the “Merger Agreement”), by and among Parent, BMRG Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), BMRG Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub II”), the Company, New Eos Energy LLC, a Delaware limited liability company, and the Seller Representative, in its capacity as the Securityholder Representative thereunder, Merger Sub will merge with and into the Company, the separate existence of Merger Sub will thereupon cease, and the Company will become a wholly owned subsidiary of Parent;

WHEREAS, pursuant to the Merger Agreement, the equity securities of the Company issued and outstanding immediately prior to Closing will be exchanged for equity securities of Parent upon the terms of and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, in connection with the Merger Agreement, the Parties wish to set forth their understandings with respect to certain director nomination rights of Parent following the Effective Time.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Board of Directors.

(a) Subject to the terms and conditions of this Agreement, from and after the Effective Time and in connection with the 2021 Annual Meeting and the 2022 Annual Meeting, the Sellers and the Sponsor shall have the right to designate such number of persons to be appointed or nominated, as the case may be (including any successor, each, a “Nominee”) for election to the board of directors of Parent (the “Board”) as provided in Section 1(c) in connection with the annual or special meeting of stockholders of Parent, as the case may be, in which members of the Board are to be elected (each, a “Meeting”), by giving written notice to Parent not later than ten days after receiving notice of the date of such Meeting provided to the Sponsor and the Seller Representative; provided, however, that the initial Board shall be elected or appointed as set forth in Section 1(b).

1 Note to Draft: To include sufficient “Seller” signatories to have over 50% pro forma ownership.

(b) The Parties shall take all necessary actions within their control, including but not limited to calling a meeting of the Board or executing an action by unanimous written consent of the Board, such that, as of the Effective Time: (i) the size of the Board shall be set at seven (7) members; and (ii) the Board to be either elected by Parent’s stockholders at the Meeting held to approve the business combination transactions or appointed to the Board as of the Effective Time shall be comprised of the following persons: (A) the Seller Director (as defined below) (who shall be Russ Stidolph), the Sponsor Director (as defined below) (who shall be Daniel Shribman) and Krishna P. Singh, each of which will be Class III Directors with terms ending at Parent’s 2023 Annual Meeting; (B) the Chief Executive Officer of the Company and one (1) Independent Nominee (as defined below) will be Class II Directors with terms ending at Parent’s 2022 Annual Meeting; and (C) two (2) Independent Nominees will be Class I Directors with terms ending at Parent’s 2021 Annual Meeting.

(c) Subject to the terms and conditions of this Agreement, from and after the Effective Time (and subject to the provisions of Section 16), the Parties shall, as promptly as practicable, take all necessary and desirable actions within their control (including, without limitation, calling special meetings of the Board and the stockholders and recommending, supporting and soliciting proxies), so that:

(i) for so long as the Sponsor (together with its Affiliates) Beneficially Owns any shares of Parent’s Common Stock, the Sponsor shall have the right to appoint, nominate or designate one (1) Class III Director to the Board (the “Sponsor Director”);

(ii) for so long as the Sellers (together with their Affiliates) Beneficially Own any shares of Parent’s Common Stock, the Seller Representative shall have the right to appoint, nominate or designate one (1) Class III Director to the Board (the “Seller Director”);

(iii) Krishna P. Singh shall be a Class III Director; provided, however, that if he is unable or unwilling to serve as a Director, then such Class III Director shall be a person appointed, nominated or designated in accordance with the procedures set forth in Section 1(c)(v) below (or Section 1(c)(vii) below, as applicable), mutatis mutandis;

(iv) the then-current Chief Executive Officer of Parent shall be a Class II Director;

(v) for as long as each of (x) the Sellers (together with their Affiliates) and (y) the Sponsor (together with its Affiliates) Beneficially Owns any shares of Parent’s Common Stock, the Seller Representative and the Sponsor shall have the right, by mutual agreement, to appoint, nominate or designate one (1) Class II Director to the Board;

Exh H-2

(vi) for as long as each of (x) the Sellers (together with their Affiliates) and (y) the Sponsor (together with its Affiliates) Beneficially Owns any shares of Parent’s Common Stock, the Seller Representative and the Sponsor shall have the right, by mutual agreement, to appoint, nominate or designate two (2) Class I Directors to the Board (collectively with the Nominee in Section 1(c)(v) and, if applicable, the Nominee appointed, nominated or designated pursuant to the proviso of Section 1(c)(iii), the “Independent Nominees”); and

(vii) if only one of (x) the Sellers (together with their Affiliates) or (y) the Sponsor (together with its Affiliates) Beneficially Owns any shares of Parent’s Common Stock, the Party that (together with its Affiliates) Beneficially Owns any shares of Parent’s Common Stock shall have the right to appoint, nominate or designate the Independent Nominees without the other Party’s consent or agreement.

(d) The Parties shall take all necessary actions within their control to ensure that: (i) the applicable Nominees are included in the Board’s slate of nominees to the stockholders of Parent for each election of Directors and recommended by the Board at any meeting of stockholders called for the purpose of electing directors; and (ii) each applicable Nominee up for election is included in the proxy statement prepared by management of Parent in connection with Parent’s solicitation of proxies or consents in favor of the foregoing for every meeting of the stockholders of Parent called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the stockholders of Parent or the Board with respect to the election of members of the Board. The Sellers and the Sponsor hereby agree, in any election of the members of the Board, not to cast any vote for any person not appointed, nominated or designated in accordance with the procedures set forth in Section 1(c) and not to grant any proxy or become party to any voting trust or other agreement or arrangement which is inconsistent with, conflicts with or violates any provision of this Agreement.

(e) If a vacancy occurs because of the death, disability, disqualification, resignation or removal of the Seller Director or the Sponsor Director for any other reason, then the Seller Representative or the Sponsor, respectively, shall be entitled to designate such person’s successor, and the Parties shall, within ten days of such designation, take all necessary actions within their control such that such vacancy shall be filled with such successor Nominee, it being understood that any such successor designee shall serve the remainder of the term of the Director whom such designee replaces. Notwithstanding anything to the contrary, the director position for such Nominee shall not be filled pending such designation and appointment, unless the Party fails to designate such replacement for more than fifteen (15) days, after which Parent may appoint an interim successor Director (an “Interim Director”) until the Party makes such designation. With respect to any Interim Director appointed pursuant to this Section 1(e), as a condition to such Interim Director’s appointment to the Board, Parent shall require such Interim Director to deliver to Parent an irrevocable resignation letter pursuant to which such Interim Director shall resign from the Board and all applicable committees thereof effective within ten (10) days upon the designation of the Party to replace such Interim Director at any time following the date of such Interim Director’s appointment to the Board.

Exh H-3

(f) If a Nominee is not elected because of such Nominee’s death, disability, disqualification, withdrawal as a nominee or for any other reason, the Seller Representative and/or the Sponsor, as applicable, shall be entitled to designate promptly another Nominee and the Parties shall take all necessary actions within their control such that the director position for which such Nominee was nominated shall not be filled pending such designation or the size of the Board shall be increased by one and such vacancy shall be filled with such successor Nominee within ten days of such designation. Notwithstanding anything to the contrary, the director position for which such Nominee was nominated shall not be filled pending such designation and appointment, unless the Party fails to designate such Nominee for more than fifteen (15) days, after which Parent may appoint an Interim Director who may serve as a director if duly elected until the Party makes such designation. With respect to any Interim Director appointed pursuant to this Section 1(f), as a condition to such Interim Director’s appointment to the Board, Parent shall require such Interim Director to deliver to Parent an irrevocable resignation letter pursuant to which such Interim Director shall resign from the Board and all applicable committees thereof effective within ten (10) days upon the designation of the Nominee to replace such Interim Director at any time following the date of such Interim Director’s appointment to the Board.

(g) The Sponsor Director and the Seller Director, if not employees or affiliates of the Sellers or the Sponsor, shall be entitled to compensation consistent with the compensation received by other non-employee Directors, including any fees and equity awards. In addition, Parent shall pay the reasonable, documented out-of-pocket expenses incurred by each of the Sponsor Director and the Seller Director in connection with his or her services provided to or on behalf of Parent, including attending meetings (including committee meetings) or events attended on behalf of Parent at Parent’s request.

(h) In accordance with Parent’s Organizational Documents, the Board may from time to time by resolution establish and maintain one or more committees of the Board, each committee to consist of one or more Directors. Parent shall notify the Sellers and the Sponsor in writing of any new committee of the Board to be established at least fifteen (15) days prior to the effective establishment of such committee. If requested by the Seller Representative or the Sponsor, Parent shall take all necessary steps within its control to cause the Seller Director and the Sponsor Director to be appointed as a member of each committee of the Board unless such designation would violate any legal restriction on such committee’s composition or the rules and regulations of any applicable exchange on which Parent’s securities may be listed (subject in each case to any applicable exceptions).

(i) Parent shall (i) purchase directors’ and officers’ liability insurance in an amount and pursuant to terms determined by the Board to be reasonable and customary and (ii) for so long as any Director nominated to the Board pursuant to the terms of this Agreement serves as a Director of Parent, maintain such coverage with respect to such Directors; provided, that upon removal or resignation of such Director for any reason, Parent shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six years from any such event in respect of any act or omission occurring at or prior to such event.

Exh H-4

(j) For so long as any Sponsor Director or Seller Director serves as a Director of Parent, Parent shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any such Director, as applicable, nominated pursuant to this Agreement as and to the extent consistent with applicable Law, including but not limited to any such rights to indemnification or exculpation in Parent’s Organizational Documents (except to the extent such amendment or alteration permits Parent to provide broader indemnification or exculpation rights, in the aggregate and on an individual basis, on a retroactive basis, than permitted prior thereto).

(k) Notwithstanding anything herein to the contrary, if the Sellers or the Sponsor has the right to designate one or more Nominees and has not exercised such right or such Nominee has not been elected as a Sponsor Director or Seller Director, as the case may be (such that there is no Sponsor Director or Seller Director, as applicable, on the Board), then each of (x) the Seller Representative and/or (y) the Sponsor, as applicable, may elect at such time in its sole discretion to designate one Board observer (regardless of how many rights to designate Nominees the Sponsor may have) (the “Board Observer”) by the giving of written notice to Parent of such election (an “Observation Election”). The Board Observer shall have the right to attend and participate in all meetings of the Board or any committees thereof in a non-voting capacity; provided, however, that the Board Observer may be excluded from attending any such meeting (or the relevant portion thereof) to the extent that the Board determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve any evidentiary or attorney-client privilege or similar rights. Parent shall simultaneously give such Board Observer copies of all notices, consents, minutes and other materials, financial or otherwise, which Parent provides to the Board; provided, however, that the Board Observer may be excluded from receiving any such materials (or the relevant portions thereof) to the extent that the Board determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve any evidentiary or attorney-client privilege or similar rights. The Board Observer’s rights to receive information and materials and to attend Board or committee meetings are subject to the Board Observer executing and delivering to Parent an agreement to abide by all Parent policies (including trading policies) applicable to members of the Board and a confidentiality agreement reasonably acceptable to Parent. The Seller Representative or the Sponsor, as applicable, may revoke any such Observation Election at any time upon written notice to Parent after which the Seller Representative or the Sponsor, as applicable, shall be entitled to designate a replacement Board Observer.

(l) Parent acknowledges and agrees that the Sponsor Director and the Seller Director may share any information concerning Parent and its subsidiaries received by them, from or on behalf of Parent or its designated representatives, with the Sellers and the Sponsor, as applicable, and its designated representatives; provided, however, that the Sellers and the Sponsor and their designated representatives shall be required to execute and deliver to Parent an agreement to abide by all Parent policies applicable to members of the Board and a confidentiality agreement reasonably acceptable to Parent to protect confidential information of Parent or confidential information of third parties that Parent is required to hold in confidence, or for other similar reasons; provided, further, that the Sponsor Director and the Seller Director shall not share any such information if Parent informs such Director that such sharing could be reasonably expected to compromise or otherwise adversely affect Parent’s and/or its affiliates’ ability to assert any attorney-client privilege or similar rights.

Exh H-5

(m) At least four (4) Directors nominated in accordance with this Agreement must qualify at all times as “independent” pursuant to the applicable listing standards of the Approved Stock Exchange and the U.S. Securities and Exchange Commission.

(n) If the Chief Executive Officer of Parent is serving as a Director and shall cease to be the Chief Executive Officer of Parent for any reason, the Parties shall take all necessary actions within their control to remove such Director from the Board as soon as reasonably practicable.

(o) For the avoidance of doubt, a reduction in the percentage of Common Stock Beneficially Owned by a Party and its Affiliates that occurs following a vacancy resulting from a Nominee who is the Sponsor Director or the Seller Director ceasing to serve as a Director for any reason shall not impact such Party’s right to fill such vacancy. In addition, no Party shall be obligated to designate all (or any) of the Directors it is entitled to designate pursuant to this Agreement and the failure to do so shall not constitute a waiver of its rights hereunder.

Section 2. Actions Requiring Special Approval. Without the prior approval of (x) the Sponsor (so long as the Sponsor (together with its Affiliates) Beneficially Owns any shares of Parent’s Common Stock) and (y) the Sellers (for so long as the Sellers (together with their Affiliates) Beneficially Own any shares of Parent’s Common Stock), from and after the Effective Time, Parent shall not take or omit to take, as applicable, or agree to take or omit to take, as applicable, directly or indirectly, any action to increase or decrease the size of the Board other than as provided in Section 1 hereof or to make a change to the classes on which the Directors serve.

Section 3. Definitions.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Annual Meeting” means any meeting of the stockholders of Parent held for the purpose of electing the Directors of Parent.

“Approved Stock Exchange” means the Nasdaq, the New York Stock Exchange or any other national securities exchange on which any of the shares of common stock of Parent is listed.

“Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act of 1934, as amended.

Exh H-6

“Board” has the meaning set forth in Section 1(a).

“Board Observer” has the meaning set forth in Section 1(k).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by Law to close.

“Class I Director” has the meaning set forth in the Third Amended and Restated Certificate of Incorporation of Parent.

“Class II Director” has the meaning set forth in the Third Amended and Restated Certificate of Incorporation of Parent.

“Class III Director” has the meaning set forth in the Third Amended and Restated Certificate of Incorporation of Parent.

“Closing” has the meaning ascribed to it in the Merger Agreement.

“Common Stock” has the meaning set forth in the Third Amended and Restated Certificate of Incorporation of Parent.

“Company” has the meaning set forth in the preamble.

“Director” means a member of the Board until such individual’s death, disability, disqualification, resignation or removal.

“Effective Time” has the meaning set forth in the preamble.

“Independent Nominees” has the meaning set forth in Section 1(c).

“Law” has the meaning ascribed to it in the Merger Agreement.

“Merger Agreement” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the recitals.

“Nominee” has the meaning set forth in Section 1(a).

“Observation Election” has the meaning set forth in Section 1(k).

“Organizational Documents” means Parent’s certificate of incorporation and bylaws, as in effect at the Effective Time, as the same may be amended from time to time.

“Parent” has the meaning set forth in the preamble.

“Party” has the meaning set forth in the preamble.

Exh H-7

“Person” means any individual, firm, corporation, partnership, limited liability Parent, incorporated or unincorporated association, joint venture, joint stock Parent, governmental agency or instrumentality or other entity of any kind.

“Proceeding” has the meaning ascribed to it in the Merger Agreement.

“Seller Director” has the meaning set forth in Section 1(c).

“Sellers” has the meaning set forth in the preamble.

“Sponsor” has the meaning set forth in the preamble.

“Sponsor Director” means has the meaning set forth in Section 1(c).

Section 4. Assignment; Benefit of Parties. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors, legal representatives and assignees for the uses and purposes set forth and referred to herein. Notwithstanding the foregoing, Parent may not assign any of its rights or obligations hereunder without the prior written consent of the Shareholder Representative and the Sponsor. Nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

Section 5. Remedies. The Parties shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The Parties agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to other rights and remedies hereunder, the Parties shall be entitled to seek specific performance and/or injunctive or other equitable relief (without posting a bond or other security) from any court of Law or equity of competent jurisdiction in order to enforce or prevent any violation of the provisions of this Agreement.

Section 6. Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), received by fax or email (with hard copy to follow) prior to 5:00 p.m. Eastern Time on a Business Day or delivery by reputable overnight express courier (charges prepaid) or (b) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to a Party shall be sent to the addresses indicated below:

(a) If to Parent, and following the Closing, the Company:

B. Riley Principal Merger Corp. II
299 Park Avenue
21st Floor
New York, New York 10171
Attn:	Daniel Shribman
Email:	dshribman@brileyfin.com

Exh H-8

with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020-1095
Attn:	Joel Rubinstein
Luke Laumann
Fax:	[●]
Email:	joel.rubinstein@whitecase.com
llaumann@whitecase.com

(b) If to the Sellers, and prior to the Closing, the Company:

Eos Energy Storage LLC
3920 Park Ave
Edison, NJ 08820
Attn:	Joe Mastrangelo
Email:	jmastrangelo@eosenergystorage.com

with a copy (which shall not constitute notice) to:

Morrison Cohen LLP
909 Third Avenue, 27th Floor
New York, New York, 10022
Attn:	David LaGalia, Esq. Zachary Jacobs, Esq.
Email:	dlagalia@morrisoncohen.com zjacobs@morrisoncohen.com

Exh H-9

(c) If to the Seller Representative:

_____________
_____________

Attn:
Email:

with a copy (which shall not constitute notice) to:

Morrison Cohen LLP
909 Third Avenue, 27th Floor
New York, New York, 10022
Attn:	David LaGalia, Esq. Zachary Jacobs, Esq.
Email:	dlagalia@morrisoncohen.com zjacobs@morrisoncohen.com

(d) If to the Sponsor:

B. Riley Principal Sponsor Co. II, LLC
299 Park Avenue
21st Floor
New York, New York 10171
Attn:	Daniel Shribman
Email:	dshribman@brileyfin.com

with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020-1095
Attn:	Joel Rubinstein Luke Laumann
Fax:	[●]
Email:	joel.rubinstein@whitecase.com llaumann@whitecase.com

Exh H-10

Section 7. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

Section 8. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any person or entity other than the Parties and their respective successors and assigns any remedy or claim under or by reason of this Agreement or any terms, covenants or conditions hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the Parties and their respective successors and assigns.

Section 9. Further Assurances. Each of the Parties hereby agrees that it will hereafter execute and deliver any further document, agreement, instruments of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof.

Section 10. Counterparts. This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the Party who executed the same, but all of such counterparts shall constitute the same agreement.

Section 11. Governing Law. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 12. Jurisdiction; WAIVER OF TRIAL BY JURY. Each of the Parties submits to the exclusive jurisdiction of first, the courts of the State of New York or if such court declines jurisdiction, then to the federal court sitting in the State of New York, Borough of Manhattan in the City of New York, in any action or Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 12, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity. Each party to this Agreement hereby IRREVOCABLY waives all rights to trial by jury in any action, suit or Proceeding brought to resolve any dispute between or among any of the parties (whether arising in contract, tort or otherwise) arising out of, connected with, related or incidental to this Agreement, the transactions contemplated hereby and/or the relationships established among the parties hereunder. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Exh H-11

Section 13. Entire Agreement. This Agreement, together with the Merger Agreement, the agreements referenced herein and the other agreements entered into in connection with the consummation of the transactions contemplated by the Merger Agreement, constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective subsidiaries relating to the transactions contemplated hereby.

Section 14. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, the remaining provisions of this Agreement shall be reformed, construed and enforced to the fullest extent permitted by Law and to the extent necessary to give effect to the intent of the Parties.

Section 15. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Parties unless such modification is approved in writing by the Parties. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 16. Termination. This Agreement shall not be applicable to the nomination and election of Directors to be elected at the 2023 Annual Meeting and thereafter. Notwithstanding anything to the contrary contained herein, on the earlier to occur of (i) the 2023 Annual Meeting, and (ii) at such time, if any, when both (x) the Sponsor (together with its respective Affiliates and permitted assignees) and (y) the Sellers (together with their respective Affiliates and permitted assignees) cease to Beneficially Own any shares of Parent’s Common Stock, this Agreement shall expire and terminate automatically; provided, however, that Sections 1(g), (i), and (j), Sections 3 through 8, Sections 11 through 15, this Section 16, Section 17 and Section 18 shall survive the termination of this Agreement.

Section 17. Enforcement. Each of the Parties covenant and agree that the disinterested Directors of the Board have the right to enforce, waive or take any other action with respect to this Agreement on behalf of Parent.

Section 18. Seller Representative. AltEnergy Storage VI, LLC shall act as the representative of the Sellers (in such capacity, the “Seller Representative”) in respect of all matters arising under this Agreement, and shall be authorized to act, or refrain from acting, with respect to any actions to be taken by or on behalf of the Sellers or the Seller Representative, including to enforce any rights granted to the Sellers hereunder, in each case as the Seller Representative believes is necessary or appropriate under this Agreement, for and on behalf of the Sellers. The Sellers shall be bound by all such actions taken by the Seller Representative. Without limiting the generality of the foregoing, the Seller Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement, and to consent to any amendment hereof or thereof on behalf of all Sellers and their respective successors. Parent, the Company and the Sponsor shall be entitled to rely on all statements, representations, decisions of, and actions taken or omitted to be taken by, the Seller Representative relating to this Agreement.

* * * * *

Exh H-12

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Time.

Parent:
B. Riley Principal Merger Corp. II

By:
Name:
Title:

The Company:
Eos Energy Storage LLC

By:
Name:
Title:

Sellers:
[●]

By:
Name:
Title:

The Seller Representative:
[●]

By:
Name:
Title:

The Sponsor:
B. Riley Principal Sponsor Co. II, LLC

By:
Name:
Title:

EXHIBIT I

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made as of [ ], 2020 by and among Eos Energy Enterprises, Inc., a Delaware corporation (the “Company”), each of the other persons listed on the signature pages hereto (each, a “Securityholder” and collectively, the “Securityholders”), and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement (together with the Securityholders, each a “Holder” and, collectively, the “Holders”).

RECITALS

WHEREAS, this Agreement is made and entered into in connection with the closing of the business combination (the “Business Combination”) contemplated by that certain Agreement and Plan of Merger, dated as of September [●], 2020 (the “Merger Agreement”), by and among the Company, BMRG Merger Sub, LLC, a Delaware limited liability company, BMRG Merger Sub II, LLC, a Delaware limited liability company, Eos Energy Storage LLC, a Delaware limited liability company, New Eos Energy LLC, a Delaware limited liability company, and AltEnergy Storage VI, LLC, a Delaware limited liability company (“AltEnergy Demanding Holder”), in its capacity as the Securityholder Representative thereunder;

WHEREAS, pursuant to the Merger Agreement, the Company will issue to the Securityholders and other Holders shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”), as consideration in the Business Combination;

WHEREAS, pursuant to the Merger Agreement, the Company agreed to register for resale under the Securities Act the shares of Common Stock issued to the Securityholders and other Holders; and

WHEREAS, the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, and the parties hereto shall set forth their agreement with respect to certain other matters, as set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

Section 1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company (if not Joe Mastrangelo), after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Company has a bona fide business purpose for not making such information public.

Exh I-1

“Affiliate” shall mean, with respect to any specified Holder, any person or entity who directly or indirectly, controls, is controlled by or is under common control with such Holder, including, without limitation, any general partner, managing member, officer, director or trustee of such Holder, or any investment fund or registered investment company now or hereafter existing which is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Holder.

“Agreement” shall have the meaning given in the Preamble.

“AltEnergy Demanding Holder” shall have the meaning given in the Recitals.

“Blackout Period” shall have the meaning given in Section 3.4(b).

“Business Combination” shall have the meaning given in the Preamble.

“Business Day” shall mean any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Common Stock” shall have the meaning given in the Preamble.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble.

“Demanding Holder” shall have the meaning given in Section 2.2(a).

“Effectiveness Deadline” shall have the meaning given in Section 2.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-3” shall have the meaning given in Section 2.4.

“Founder Holders” shall mean “Holders” as defined in the Founder Registration Rights Agreement.

“Founder Registrable Securities” shall mean “Registrable Securities” as defined in the Founder Registration Rights Agreement

“Founder Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of May 19, 2020, by and between the Company, B. Riley Principal Sponsor Co. II, LLC, a Delaware limited liability company, and the other parties thereto.

“Holders” shall have the meaning given in the Preamble.

“Lock-Up Period” shall mean the period ending on the earlier of (A) one year after the Closing Date or (B) subsequent to the Closing Date, (x) if the last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

“Maximum Number of Securities” shall have the meaning given in Section 2.2(b).

Exh I-2

“Merger Agreement” shall have the meaning given in the Recitals.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period or any other lock-up period, as the case may be, under this Agreement and any other applicable agreement between such Holder and the Company, and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.3.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the shares of Common Stock issued by the Company to the Securityholders and any other Holders pursuant to the Merger Agreement and (b) any other equity security of the Company issued or issuable to any Holder with respect to any such shares of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone and delivery expenses;

(d) reasonable fees and disbursements of counsel for the Company;

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(e) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration (including the expenses of any special audit and “comfort letters” required by or incident to such performance); and

(f) reasonable fees and expenses of one legal counsel selected by the Demanding Holders in connection with an Underwritten Offering.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Suspension Period” shall have the meaning given in Section 3.4(a).

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean an offering in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

Article II
REGISTRATIONS

Section 2.1 Registration Statement. The Company shall, as soon as practicable after the Closing Date, but in any event within forty-five (45) days after the Closing Date, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this Section 2.1 and shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in any event no later than the earlier of (a) sixty (60) days (or ninety (90) days if the Commission notifies the Company that it will “review” the Registration Statement) after the Closing Date and (b) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). The Registration Statement filed with the Commission pursuant to this Section 2.1 shall be on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this Section 2.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its commercially reasonable efforts to cause a Registration Statement filed pursuant to this Section 2.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another registration statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this Section 2.1, but in any event within three (3) Business Days of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this Section 2.1 (including any documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

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Section 2.2 Underwritten Offering.

(a) In the event that any Holder elects to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering of all or part of such Registrable Securities that are registered by such Registration Statement, then the Company shall, upon the written demand of AltEnergy Demanding Holder or its designee (any such Holder, a “Demanding Holder”), enter into an underwriting agreement in a form as is customary in Underwritten Offerings of equity securities with the managing Underwriter or Underwriters selected by the Demanding Holder in consultation with the Company, and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. Such underwriting agreement shall be satisfactory in form and substance to the Company and the Demanding Holder. In addition, the Company shall give prompt written notice to each other Holder regarding such proposed Underwritten Offering, and such notice shall offer such Holders the opportunity to include in the Underwritten Offering such number of Registrable Securities as each such Holder may request. Each such Holder shall make such request in writing to the Company within five Business Days after the receipt of any such notice from the Company, which request shall specify the number of Registrable Securities intended to be disposed of by such Holder.

(b) If the managing Underwriter or Underwriters in an Underwritten Offering, in good faith, advises the Company and the Demanding Holder that the dollar amount or number of Registrable Securities that the Demanding Holder desires to sell, taken together with all other shares of Common Stock or other equity securities that the Company or any other Holder desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows:

(i) first, pro rata to (A) Registrable Securities of the Holders (including the Demanding Holders) who have elected to participate in the Underwritten Offering pursuant to Section 2.2(a) and (B) Founder Registrable Securities of Founder Holders exercising their rights to register their Founder Registrable Securities pursuant to the Founder Registration Rights Agreement, which can be sold without exceeding the Maximum Number of Securities;

Exh I-5

(ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), to shares of Common Stock held by persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons, which collectively can be sold without exceeding the Maximum Number of Securities; and

(iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i) or clause (ii), shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.

(c) A Demanding Holder shall have the right to withdraw all or any portion of its Registrable Securities included in an Underwritten Offering pursuant to this Section 2.2 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters of its intention to withdraw from such Underwritten Offering prior to the pricing of such Underwritten Offering and such withdrawn amount shall no longer be considered an Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Offering prior to its withdrawal under this Section 2.2(c).

(d) The Company shall not be obligated to effect any Underwritten Offering pursuant to this Section 2.2 (x) if the Demanding Holder, together with the holders of any other securities of the Company entitled to inclusion in such Underwritten Offering, propose to sell Registrable Securities and such other securities (if any), the aggregate proceeds of which are anticipated to be less than $15,000,000, or (y) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

Section 2.3 Piggyback Registration.

(a) If at any time the Company proposes to file a Registration Statement under the Securities Act with respect to an Underwritten Offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.2 hereof) on a form that would permit registration of Registrable Securities, other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) on Form S-4, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five days after receipt of such written notice (in the case of an “overnight” or “bought” offering, such requests must be made by the Holders within three Business Days after the delivery of any such notice by the Company) (such Registration a “Piggyback Registration”); provided, however, that if the Company has been advised in writing by the managing Underwriter(s) that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing or distribution of the Common Stock in the Underwritten Offering, then (1) if no Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), the Company shall not be required to offer such opportunity to the Holders or (2) if any Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.3(b). Subject to Section 2.3(b), the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Section 2.3 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. If no written request for inclusion from a Holder is received within the specified time, each such Holder shall have no further right to participate in such Underwritten Offering. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

Exh I-6

(b) If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Sections 2.2 and 2.3, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(i) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), pro rata to (1) the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Sections 2.2 and 2.3 hereof; and (2) the Founder Registrable Securities of Founder Holders exercising their rights to register their Founder Registrable Securities pursuant to the Founder Registration Rights Agreement, which can be sold without exceeding the Maximum Number of Securities, and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), shares of Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(ii) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), pro rata to (1) the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Sections 2.2 and 2.3 hereof; and (2) the Founder Registrable Securities of Founder Holders exercising their rights to register their Founder Registrable Securities pursuant to the Founder Registration Rights Agreement, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

Exh I-7

(c) Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to withdraw from such Piggyback Registration prior to the pricing of such Underwritten Offering. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.3.

(d) For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration effected under Section 2.2 hereof.

Section 2.4 Registrations on Form S-3. The Holders of Registrable Securities may at any time, and from time to time, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or similar short form registration statement that may be available at such time (“Form S-3”); provided, however, that the Company shall not be obligated to effect such request through an Underwritten Offering. Within five days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form S-3, the Company shall promptly give written notice of the proposed Registration on Form S-3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on Form S-3 shall so notify the Company, in writing, within ten days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than 12 days after the Company’s initial receipt of such written request for a Registration on Form S-3, the Company shall register all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that the Company shall not be obligated to effect any such Registration pursuant to Section 2.3 hereof if (i) a Form S-3 is not available for such offering, or (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $10,000,000.

Article III
COMPANY PROCEDURES

Section 3.1 General Procedures. The Company shall use its commercially reasonable efforts to effect the Registration of Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as practicable:

(a) subject to Section 2.1, prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective pursuant to the terms of this Agreement until all of such Registrable Securities have been disposed of;

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(b) prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all of such Registrable Securities have been disposed of in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c) prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and to one legal counsel selected by the Holders, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel selected by such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

(d) prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(e) use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

(f) provide a transfer agent and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g) advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(h) at least five days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;

(i) notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

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(j) permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

(k) obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request;

(l) on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated as of such date, of counsel representing the Company for the purposes of such Registration, addressed to the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as are customarily included in such opinions and negative assurance letters;

(m) in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, on terms agreed to by the Company with the managing Underwriter of such offering;

(n) make available to its security holders, as soon as reasonably practicable, an earnings statement (which need not be audited) covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

(o) if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $30,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

(p) otherwise, in good faith, take such customary actions necessary to effect the registration of such Registrable Securities contemplated hereby.

Section 3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders and the Company that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Section 3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in the underwriting agreement for such Underwritten Offering and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting agreement. Each Holder proposing to distribute its Registrable Securities through an Underwritten Offering for equity securities of the Company hereunder shall enter into an underwriting agreement with the underwriters, which underwriting agreement shall contain such representations, covenants, indemnities (subject to Article IV) and other rights and obligations as are customary in underwritten offerings of equity securities; provided, however, that no such Holder shall be required to make any representations or warranties to or agreements with the Company or the Underwriters other than representations, warranties or agreements regarding such Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

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Section 3.4 Suspension of Sales; Adverse Disclosure.

(a) Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed (any such period, a “Suspension Period”).

(b) If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration (including in connection with an Underwritten Offering) at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, then the Company may, upon giving prompt written notice to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement (including in connection with an Underwritten Offering) for the shortest period of time, but in no event more than 30 days, determined in good faith by the Company to be necessary for such purpose (any such period, a “Blackout Period”). In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities.

(c) The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4. Notwithstanding anything to the contrary in this Section 3.4, in no event shall any Suspension Period or any Blackout Period continue for more than 30 days in the aggregate during any 365-day period.

Section 3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to:

(a) file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings (the delivery of which will be satisfied by the Company’s filing of such reports on the Commission’s EDGAR system); and

(b) the Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Exh I-11

Article IV
INDEMNIFICATION AND CONTRIBUTION

Section 4.1 Indemnification.

(a) The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls (within the meaning of the Securities Act) such Holder (and the directors and officers thereof) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

(b) In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

(c) Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof (other than reasonable costs of investigation) or any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld); provided, however, that (x) if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within 20 days after receiving notice from such indemnified party, (y) if such indemnified party who is a defendant in any action or proceeding that is also brought against the indemnifying party reasonably shall have concluded that there may be one or more legal defenses available to such indemnified party that are not available to the indemnifying party or (z) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the indemnified party shall have the right to assume or continue its own defense and the indemnifying party shall be liable for any expenses therefor. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

Exh I-12

(d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

(e) If the indemnification provided under this Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 4.1(a), Section 4.1(b) and Section 4.1(c) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1(e). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1(e) from any person who was not guilty of such fraudulent misrepresentation.

Article V
TRANSFER RESTRICTIONS

Section 5.1 Lock-Up. Each Holder agrees that it, he or she shall not Transfer any Registrable Securities until the expiration of the Lock-Up Period.

Exh I-13

Section 5.2 Permitted Transferees. Notwithstanding the provisions set forth in Section 5.1, Transfers of the Registrable Securities that are held by the Holder or any of their Permitted Transferees (that have complied with this Section 5.2), are permitted to the following (each of which shall be considered a “Permitted Transferee”): (a) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, (b) in the case of an entity, to such Holder’s Affiliates, members, stockholders, partners or other equity holders, (c) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (d) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (e) in the case of an individual, pursuant to a qualified domestic relations order; (f) by virtue of the laws of the State of Delaware; or (g) in the event of the Company’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Closing Date; provided, however, that in the case of clauses (a) through (f), these Permitted Transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein.

Article VI
MISCELLANEOUS

Section 6.1 Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), received by fax or email (with hard copy to follow) prior to 5:00 p.m. Eastern Time on a Business Day or delivery by reputable overnight express courier (charges prepaid) or (b) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to a Holder or the Company shall be sent to the addresses indicated below:

Notices to any Holder: [_______] [_______] [_______] Attention: [_______] Fax: [_______] Email: [_______]

with a copy to (which shall not constitute notice):

Morrison Cohen LLP

909 Third Avenue, 27th Floor

New York, New York, 10022

Attention: David LaGalia, Esq.

Zachary Jacobs, Esq.

Fax: [●]

Email: dlagalia@morrisoncohen.com

zjacobs@morrisoncohen.com

Eos Energy Storage LLC 3920 Park Ave Edison, NJ 08820 Attention: Joe Mastrangelo Fax: [●] Email: jmastrangelo@eosenergystorage.com with a copy to (which shall not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020-1095

Attention: Joel Rubinstein

Luke Laumann

Fax: [●]

Email: joel.rubinstein@whitecase.com

llaumann@whitecase.com

Section 6.2 Assignment; No Third Party Beneficiaries.

(a) This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

Exh I-14

(b) Prior to the expiration of the Lock-up Period, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a Transfer of Registrable Securities by such Holder to a Permitted Transferee; provided, in each case, that such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement. Following the expiration of the Lock-up Period, the rights granted to a Holder by the Company hereunder may be transferred or assigned (but only with all related obligations) by a Holder only to (i) a Permitted Transferee of such Holder, or (ii) a transferee or assignee that is a transferee or assignee of not less than 50,000 Registrable Securities (as presently constituted and subject to subsequent adjustments for share splits, share dividends, reverse share splits and the like); provided, that (x) such transfer or assignment of Registrable Securities is effected in accordance with applicable securities laws (subject to reasonable verification by the Company), (y) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred and (z) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement.

(c) This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

(d) This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and this Section 6.2, except that the Founder Holders, severally and not jointly, shall be express third party beneficiaries of Section 2.2(b)(i) and Section 2.3(b).

(e) No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 and (ii) the written agreement of the assignee, in the form attached hereto as Exhibit A, to be bound by the terms and provisions of this Agreement. Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

(f) A Unitholder (as defined in the Merger Agreement) may be admitted as a Holder herein after the execution of this Agreement upon the receipt by the Company of a duly completed and executed written agreement to be bound by the terms and provisions of this Agreement in form and substance satisfactory to the Company.

Section 6.3 Counterparts. This Agreement and agreements, certificates, instruments and documents entered into in connection herewith may be executed and delivered in one or more counterparts and by fax or email, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No party hereto shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each party hereto forever waives any such defense.

Section 6.4 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereof. Each party irrevocably submits to the exclusive jurisdiction of any New York State or United States Federal court sitting in The City of New York, Borough of Manhattan, over any suit, action or proceeding arising out of or relating to this Agreement. Each party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Any such process or summons to be served upon any party may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 6.1. Such mailing shall be deemed personal service and shall be legal and binding upon any party in any action, proceeding or claim. Each party waives, to the fullest extent permitted by law, any other requirements of or objections to personal jurisdiction with respect thereto. Each party agrees that the other party shall be entitled to recover all of its reasonable attorneys’ fees and expenses relating to any action or proceeding and/or incurred in connection with the preparation therefor if any of them is the prevailing party in such action or proceeding. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Exh I-15

Section 6.5 Specific Performance. Each party hereto recognizes and affirms that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching party would have no adequate remedy at law) and the non-breaching party would be irreparably damaged. Accordingly, each party hereto agrees that each other party hereof shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any proceeding, in addition to any other remedy to which such person may be entitled.

Section 6.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 6.7 Interpretation. The headings and captions used in this Agreement have been inserted for convenience of reference only and do not modify, define or limit any of the terms or provisions hereof.

Section 6.8 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

Section 6.9 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of equity interests of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

Section 6.10 Term. This Agreement shall terminate upon the date as of which no Holders (or permitted assignees under Section 6.2) hold any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

Section 6.11 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, upon the written request by the Company, each Holder shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.

* * * * *

Exh I-16

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first written above.

Company:
Eos Energy Enterprises, Inc.

By:
Name:
Title

Exh I-17

Securityholders:

[●]

Exh I-18

EXHIBIT A

JOINDER

Joinder

The undersigned is executing and delivering this Joinder pursuant to the Registration Rights Agreement, dated as of __________________ (as the same may hereafter be amended, the “Registration Rights Agreement”), among [Eos Energy Enterprises, Inc.], a Delaware corporation (the “Company”), and the other person named as parties therein.

By executing and delivering this Joinder to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Registration Rights Agreement as a Holder in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s ________________ number of shares of _____________________ shall be included as Registrable Securities under the Registration Rights Agreement.

Accordingly, the undersigned has executed and delivered this Joinder as of the ___ day of ____________, ____.

[●]

Signature of Stockholder
[Print Name of Stockholder]

Address:

Agreed and Accepted as of:

[Eos Energy Enterprises, Inc.]

By:
Its:

Exhibit A to Registration Rights Agreement

EXHIBIT J

PARENT BRINGDOWN CERTIFICATE
B. RILEY PRINCIPAL MERGER CORP. II
[___________], 2020

Reference is made to that certain Agreement and Plan of Merger, dated as of September ___, 2020 (the “Merger Agreement”), by and among (i) B. Riley Principal Merger Corp. II, a Delaware corporation (“Parent”), (ii) BMRG Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub I”), (iii) BMRG Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub II”), (iv) Eos Energy Storage LLC, a Delaware limited liability company (the “Company”), (v) New Eos Energy LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of the Company (“Newco”), and (vi) AltEnergy Storage VI, LLC, a Delaware limited liability company, in its capacity as the Securityholder Representative thereunder (in such capacity, the “Securityholder Representative”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement. The undersigned, being a duly elected and acting officer of Parent, does hereby certify in the name of and on behalf of Parent, and not in [his/her] individual capacity, that [he/she] is the duly elected, qualified and acting [____] of Parent, and does hereby further certify pursuant to Section 2.04(c) of the Merger Agreement as follows:

1. The representations and warranties of Parent, Merger Sub I and Merger Sub II set forth in Article IV of the Merger Agreement (other than the Parent Fundamental Representations), in each case, without giving effect to any materiality or Parent Material Adverse Effect qualifiers contained therein, are true and correct as of the date hereof (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date) except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a material adverse effect on Parent’s, Merger Sub I’s or Merger Sub II’s ability to consummate the transactions contemplated by the Merger Agreement.

2. The Parent Fundamental Representations, in each case, without giving effect to any materiality or Parent Material Adverse Effect qualifiers contained therein, are true and correct in all respects as of the date hereof (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date), other than de minimis inaccuracies.

3. There has not been a Parent Material Adverse Effect since the date of the Merger Agreement.

4. Parent, Merger Sub I and Merger Sub II have performed or complied in all material respects with each covenant required by the Merger Agreement to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Parent, Merger Sub I or Merger Sub II, as applicable, on or prior to the date hereof.

5. The Third A&R Certificate has been filed with the Secretary of State of the State of Delaware.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Parent Bringdown Certificate as of the date first written above.

B. Riley Principal Merger Corp. II

By:
Name:
Title:

[Signature Page to Parent Bringdown Certificate]

Exh J-2

EXHIBIT K

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

New Eos Energy LLC

a Delaware Limited Liability Company

Dated as of [●], 2020

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of New Eos Energy LLC (the “Company”), dated as of this [●] day of [●], 2020, by Eos Energy Enterprises, Inc., a Delaware corporation, as the sole member of the Company (the “Member”).

RECITALS

WHEREAS, on the date hereof, BMRG Merger Sub II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Member, merged with and into the Company, with the Company continuing as the surviving company and a wholly-owned Subsidiary of the Member;

WHEREAS, the Member now wishes to amend and restate that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of _____, 2020, as amended (the “Existing LLC Agreement”), in its entirety to govern the affairs of the Company and the conduct of its business in accordance with the provisions of the Delaware Limited Liability Company Act and any successor statute, as amended from time to time (the “Act”); and

WHEREAS, subject to the terms hereof, the Member and the Company acknowledge and agree that this Agreement hereby replaces and supersedes the existing limited liability company agreement of the Company and any and all prior limited liability company agreements of the Company.

NOW, THEREFORE, the Member hereby agrees as follows:

ARTICLE I

FORMATION

1.1 Formation.

(a) The Company was formed as a limited liability company pursuant to the provisions of the Act. The Certificate of Formation of the Company (the “Certificate of Formation”) has been filed in the Office of the Secretary of State of the State of Delaware in conformity with the Act. The rights and obligations of the Member and the terms and conditions of the Company shall be governed by the Act and this Agreement. To the extent the Act and this Agreement are inconsistent with respect to any subject matter covered in this Agreement, this Agreement shall govern, but only to the extent permitted by law.

1.2 Name. The name of the Company is New Eos Energy LLC, and its business shall be carried on in such name with such variations and changes as the Member shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

Exh K-2

1.3 Business Purpose; Powers. The Company is formed for the purpose of engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

1.4 Registered Agent; Registered Office. The location of the registered office of the Company and the Company’s registered agent shall be as set forth in the Certificate of Formation. The Company may, from time to time as determined by the Member, change the Company’s registered office and/or registered agent and shall forthwith amend the Certificate of Formation to reflect such change(s). The Company may also have offices at such other places as the Member may from time to time determine.

1.5 Place of Business. The business address of the Company shall be determined by the Member. The Company may from time to time have such other place or places of business within or without the State of Delaware as the Member may deem advisable.

1.6 Term. Subject to the provisions of the Act and Article VIII below, the Company shall have perpetual existence.

1.7 Tax Classification; Requirement of Separate Books and Records and Segregation of Assets and Liabilities. The Member acknowledges that (a) it is the intention of the Company to be treated as a “corporation” for United States federal, state and local income tax purposes and (b) the Company shall make all elections necessary to be so treated. In all events, however, the Company shall keep books and records separate from those of its sole Member and shall at all times segregate and account for all of its assets and liabilities separately from those of its sole Member.

1.8 Title to Assets; Transactions. The Company shall keep title to all of its assets in its own name and not in the name of its Member. The Company shall enter into and engage in all transactions in its own name and not in the name of its Member.

1.9 Business Transactions of the Member with the Company. The Member may lend money to, borrow money from, act as surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with, the Company and, subject to applicable law, shall have the same rights and obligations with respect to any such matter as a person who is not the Member.

1.10 Fiscal Year. The fiscal year of the Company for financial statement and federal income tax purposes shall be determined by the Member.

Exh K-3

ARTICLE II

THE MEMBER

2.1 The Member. The name and address of the Member is as follows:

Name	Address

Eos Energy Enterprises, Inc.	3920 Park Ave
Edison, NJ 08820

2.2 Actions by the Member; Meetings. The Member may approve a matter or take any action at a meeting or without a meeting by the written consent of the Member. Meetings of the Member may be called at any time by the Member.

2.3 Liability of Member. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member. The Member shall not be required to contribute or lend funds to the Company.

2.4 Power to Bind the Company. The Member (acting in his capacity as such) shall have the authority to bind the Company to any third party with respect to any matter.

2.5 Admission of Members. New members shall be admitted only upon the approval of the Member.

ARTICLE III

MANAGEMENT

3.1 Management. The Company shall be managed by the Member, who shall be free to delegate management authority to any officers of the Company appointed in writing by the Member.

ARTICLE IV

CAPITAL CONTRIBUTIONS

4.1 Capital Contributions. As of the date hereof, the Member has made a capital contribution to the Company on the date and in the amount reflected in the books and records of the Company. The Member may (but shall not be obligated to) make additional capital contributions in such form and at such time as the Member shall determine in his sole and absolute discretion; provided, however, that any such additional capital contributions shall be evidenced in writing and recorded in the books and records of the Company.

Exh K-4

ARTICLE V

PROFITS, LOSSES AND DISTRIBUTIONS

5.1 Profits and Losses. For financial accounting and tax purposes, the Company’s net profits or net losses shall be determined on an annual basis in a manner determined by the Member.

5.2 Distributions. Subject only to (i) the laws of fraudulent conveyance of the State of Delaware, (ii) the provisions of the Act, and (iii) any other contractual restrictions agreed to by the Company or its Member in writing, the Company shall have authority to distribute cash or property to the Member, in such amounts, at such times and as of such record dates as the Member shall determine.

ARTICLE VI

TRANSFER OF MEMBERSHIP INTERESTS

6.1 Transfer of Membership Interests. The Member may sell, assign, transfer, convey, gift, exchange or otherwise dispose of any or all of its membership interests in the Company (the “Membership Interests”) and, upon receipt by the Company of a written agreement by the person or business entity to whom such Membership Interests are to be transferred agreeing to be bound by the terms of this Agreement, such person shall be admitted as a member.

ARTICLE VII

EXCULPATION AND INDEMNIFICATION

7.1 Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law (including any duty of care or duty of loyalty or other fiduciary duty) or in equity, neither the Member nor any officer, director, employee, representative or agent of the Company (individually, a “Covered Person” and, collectively, the “Covered Persons”) shall be liable to the Company or any other person for any act or omission (in relation to the Company, its property or the conduct of its business or affairs, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by the Agreement, provided such act or omission does not constitute intentional fraud or willful misconduct.

Exh K-5

7.2 Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 7.2 with respect to (i) any Claim with respect to which such Covered Person has engaged in intentional fraud or willful misconduct or (ii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Member. Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 7.2.

7.3 Amendments. Any repeal or modification of this Article VII by the Member shall not adversely affect any rights of such Covered Person pursuant to this Article VII, including the right to indemnification and to the advancement of expenses of a Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

7.4 Survival. Notwithstanding anything herein to the contrary, the rights of an Indemnitee (as defined in the Existing LLC Agreement) under Article 11 of the Existing Agreement and under any applicable directors and officers insurance policies of the Company shall expressly survive and not be limited or otherwise affected by this Agreement and/or any further amendment, restatement, modification or replacement hereto or hereof. The Indemnitees are intended express third party beneficiaries of the rights set forth in this Section 7.4 and Article 11 of the Existing LLC Agreement.

ARTICLE VIII

DISSOLUTION, WINDING UP AND LIQUIDATING DISTRIBUTIONS

8.1 Dissolution Triggers. The Company shall dissolve only upon the first to occur of any of the following events (each, an “Event of Dissolution”):

(a) Upon the cancellation of the Certificate of Formation in the manner provided in the Act; or

(b) The entry of a decree of judicial dissolution under the Act.

8.2 Liquidation. In the event that an Event of Dissolution shall occur, then the Company shall be liquidated and its affairs shall be wound up. All proceeds from such liquidation shall be distributed in accordance with the provisions of the Act, and all Membership Interests in the Company shall be cancelled.

8.3 Final Accounting. Upon the occurrence of an Event of Dissolution, prior to any liquidation, a proper accounting shall be made by the Member from the date of the last previous accounting to the date of dissolution.

8.4 Distribution in Kind. All or any portion of the Company’s assets may be distributed in kind in the event the Member determines that it is in the best interest of the Company.

Exh K-6

8.5 Cancellation of Certificate. Following the occurrence of an Event of Dissolution, the Member shall cause the Company to execute and file articles of dissolution in accordance with the Act.

ARTICLE IX

BOOKS AND RECORDS

9.1 Books and Records. The Company shall keep books and records at its principal place of business, which shall set forth an accurate account of all transactions of the Company and which shall enable the Company to comply with the requirement under Section 1.7 above that it segregate and account for its assets and liabilities separately from those of the Member.

ARTICLE X

MISCELLANEOUS

10.1 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Member and its successors, transferees, and assigns.

10.2 Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning. No provision of this Agreement is to be interpreted as a penalty upon, or forfeiture by, any party to this Agreement.

10.3 Entire Agreement; No Oral Operating Agreements. This Agreement constitutes the entire agreement with respect to the affairs of the Company and the conduct of its business, and, subject to Section 7.4 hereof, supersedes all prior agreements and understandings, whether oral or written. The Company shall have no oral operating agreements.

10.4 Amendments to the Agreement. Amendments to this Agreement and to the Certificate of Formation shall be approved in writing by the Member. An amendment shall become effective as of the date specified in the approval of the Member or if none is specified as of the date of such approval or as otherwise provided in the Act.

10.5 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

10.6 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Member regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Member with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

10.7 Governing Law. The laws of the State of Delaware, without regard to its conflicts of law principles, shall govern the validity of this Agreement, the construction and interpretation of its terms, and organization and internal affairs of the Company and the limited liability of its managers and the Member.

10.8 No Third-Party Beneficiary. This Agreement is made solely for the benefit of the Member and no other person shall have any rights, interest, or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise, other than pursuant to Article VII.

[Signature page follows]

Exh K-7

IN WITNESS WHEREOF, the undersigned does hereby agree to comply with and be bound by the provisions hereof.

SOLE MEMBER:

Eos Energy Enterprises, Inc.

By:
Name:
Title:

Exh K-8

EXHIBIT L

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on [●], 2020, by and between B. Riley Principal Merger Corp. II, a Delaware corporation (“BMRG”), and the undersigned subscriber (the “Subscriber”).

WHEREAS, concurrently with the execution of this Subscription Agreement, BMRG is entering into an agreement (the “Business Combination Agreement”) for a business combination (the “Business Combination”) with Eos Energy Storage LLC, a Delaware limited liability company (the “Target”);

WHEREAS, in connection with the Business Combination, the Subscriber desires to subscribe for and purchase from BMRG, immediately prior to the consummation of the Business Combination, that number of shares of BMRG’s Class A common stock, par value $0.0001 per share (“Common Stock”), set forth on the signature page hereto (the “Subscribed Shares”), for a purchase price of $10.00 per share (the “Per Share Price” and the aggregate of such Per Share Price for all Subscribed Shares being referred to herein as the “Purchase Price”), in a private placement (the “Private Placement”), and BMRG desires to issue and sell to the Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to BMRG; and

WHEREAS, concurrently with the execution of this Subscription Agreement, BMRG is entering into subscription agreements (the “Other Subscription Agreements” and together with the Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Subscribers” and together with the Subscriber, the “Subscribers”), pursuant to which such investors have agreed to purchase on the closing date of the Business Combination (the “Closing Date”), inclusive of the Subscribed Shares, an aggregate amount of up to [ ] shares of Common Stock, at the Per Share Price (the “Other Subscribed Shares” and, together with the Subscribed Shares, the “Collective Subscribed Shares”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), the Subscriber hereby agrees to subscribe for and purchase, and BMRG hereby agrees to issue and sell to the Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “Subscription”).

2. Closing.

(a) The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the Closing Date immediately prior to the consummation of the Business Combination.

(b) At least five (5) Business Days before the anticipated Closing Date, BMRG shall deliver written notice to the Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to BMRG. No later than two (2) Business Days after receiving the Closing Notice, the Subscriber shall deliver to BMRG such information as is reasonably requested in the Closing Notice in order for BMRG to issue the Subscribed Shares to the Subscriber. The Subscriber shall deliver to BMRG, on or prior to 8:00 a.m. (Eastern time) (or as soon as practicable after BMRG or its transfer agent (the “Transfer Agent”) delivers evidence of the issuance to the Subscriber of the Subscribed Shares on and as of the Closing Date) on the Closing Date the Purchase Price in cash via wire transfer to the account specified in the Closing Notice against (and concurrently with) delivery by BMRG to the Subscriber of (i) the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or state or federal securities laws), in the name of the Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by the Subscriber, as applicable, and (ii) written notice from BMRG or the Transfer Agent evidencing the issuance to the Subscriber of the Subscribed Shares on and as of the Closing Date. In the event that the consummation of the Business Combination does not occur within two (2) Business Days after the anticipated Closing Date specified in the Closing Notice, BMRG shall promptly (but in no event later than two (2) Business Days after the anticipated Closing Date specified in the Closing Notice) return the funds so delivered by the Subscriber to BMRG by wire transfer in immediately available funds to the account specified by the Subscriber, and any book entries showing the Subscriber as the owner of the Subscribed Shares shall be deemed cancelled. BMRG’s obligation under the immediately preceding sentence shall survive any termination of this Agreement. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

3. Closing Conditions.

(a) The Closing shall be subject to the satisfaction or valid waiver by BMRG, on the one hand, and such Subscriber, on the other hand, of the conditions that, on the Closing Date:

(i) no suspension of the qualification of the Subscribed Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(ii) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting the consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition; and

(iii) all conditions precedent to the closing of the Business Combination, including the approval of BMRG’s stockholders, shall have been satisfied or waived (other than those conditions which, by their nature, are to be satisfied at the closing of the Business Combination, including without limitation as a result of the Private Placement).

(b) The obligation of BMRG to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction or valid waiver by BMRG of the additional conditions that, on the Closing Date, with respect to the Subscriber:

(i) all representations and warranties of the Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Closing Date (except for such representations and warranties that are made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true in all respects) as of such specified date); and

(ii) the Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(c) The obligation of the Subscriber to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction or valid waiver by the Subscriber of the additional conditions that, on the Closing Date:

(i) all representations and warranties of BMRG contained in this Subscription Agreement shall be true and correct in all material respects (other than the representations and warranties that are qualified as to materiality or BMRG Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Closing Date (except for such representations and warranties that are made as of a specific date, which shall be true and correct in all material respects (other than the representations and that are qualified as to materiality or BMRG Material Adverse Effect, which representations and warranties shall be true in all respects) as of such specified date); and

Exh L-2

(ii) BMRG shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(d) Prior to or at the Closing, the Subscriber shall deliver to BMRG a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.

4. Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5. BMRG Representations and Warranties. BMRG represents and warrants to the Subscriber that:

(a) BMRG is duly incorporated, validly existing and in good standing as a corporation under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) The Subscribed Shares have been duly authorized and, when issued and delivered to the Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive rights created under BMRG’s amended and restated certificate of incorporation (as amended) or under the laws of the State of Delaware.

(c) This Subscription Agreement has been duly executed and delivered by BMRG and, assuming the due authorization, execution and delivery of the same by the Subscriber, is the valid and legally binding obligation of BMRG, enforceable against BMRG in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(d) The execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares and the compliance by BMRG with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of BMRG pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which BMRG is a party or by which BMRG is bound or to which any of the property or assets of BMRG is subject, which would have a material adverse effect on the business, financial condition, stockholders’ equity or results of operations of BMRG, taken as a whole, or the ability of BMRG to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares (a “BMRG Material Adverse Effect”); (ii) the organizational documents of BMRG; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over BMRG or any of its properties that would have a BMRG Material Adverse Effect.

(e) Assuming the accuracy of the representations and warranties of the Subscriber, BMRG is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including the New York Stock Exchange (the “NYSE”) or The Nasdaq Stock Market (“Nasdaq”)) or other person in connection with the execution, delivery and performance by BMRG of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) the filing with the U.S. Securities and Exchange Commission (the “SEC”) of the Registration Statement (as defined below), (ii) filings required by applicable state securities laws, (iii) if applicable, the filing of a Notice of Exempt Offering of Securities on Form D with the SEC under Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), (iv) a filing with the SEC of a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby, (v) filings or approvals required by the NYSE or Nasdaq, (vi) those required to consummate the Business Combination as provided by the Business Combination Agreement, (vii) the filing of notification under the Hart Scott Rodino Antitrust Improvements Act of 1976, if applicable, and (viii) those the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a BMRG Material Adverse Effect.

Exh L-3

(f) The authorized and issued capital stock of BMRG are as set forth in BMRG’s prospectus filed pursuant to Rule 424(b)(4) on May 20, 2020 (the “Prospectus”). All issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights. Except as set forth in the Prospectus, other subscription agreements for the Private Placement and the Business Combination Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from BMRG any shares of Common Stock or other equity interests in BMRG (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests.

(g) BMRG has made available to the Subscriber (including via the SEC’s EDGAR system) a copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document filed by BMRG with the SEC since its initial public offering (“IPO”). None of BMRG’s filings with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), contained, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(h) The issued and outstanding shares of BMRG’s Common Stock (which prior to the closing of the Business Combination is named Class A common stock and upon such closing will be renamed common stock) are registered pursuant to Section 12(b) of the Exchange Act and are currently listed for trading on the NYSE under the symbol “BMRG.” Other than as has been disclosed by BMRG in its filings with the SEC, there is no suit, action, proceeding or investigation pending or, to the knowledge of BMRG, threatened against BMRG by the NYSE or the SEC with respect to any intention by such entity to deregister the shares of Common Stock or prohibit or terminate the listing of the shares of Common Stock on the NYSE.

(i) BMRG is not, and immediately after receipt of payment for the Subscribed Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(j) Except for the specific representations and warranties contained in this Section 5 and in any certificate or agreement delivered pursuant hereto, none of BMRG, any person on behalf of BMRG, including without limitation B. Riley FBR, Inc. and any other placement agent for the sale of the Subscribed Shares (each a “Placement Agent”), or any of BMRG’s affiliates (collectively, the “BMRG Parties”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to BMRG, this offering or the Business Combination, and the BMRG Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Subscriber in Section 6 and in any certificate or agreement delivered pursuant hereto, BMRG specifically disclaims that it, or anyone on its behalf, is relying upon any other representations or warranties that may have been made by any Subscriber Party (as defined below).

6. Subscriber Representations and Warranties. The Subscriber represents and warrants to BMRG that:

(a) The Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.

(b) This Subscription Agreement has been duly executed and delivered by the Subscriber, and assuming the due authorization, execution and delivery of the same by BMRG, this Subscription Agreement shall constitute the valid and legally binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Subscriber at the Closing will have sufficient funds to pay the Purchase Price pursuant to Section 1 of this Subscription Agreement.

Exh L-4

(c) The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by the Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Subscriber pursuant to the terms of, (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Subscriber is a party or by which the Subscriber is bound or to which any of the property or assets of the Subscriber is subject; (ii) the organizational documents of the Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a material adverse effect on the Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares (a “Subscriber Material Adverse Effect”).

(d) The Subscriber (i) is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if the Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act) and the Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided BMRG with the requested information on Schedule A following the signature page hereto). The Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares.

(e) The Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act. The Subscriber understands that the Subscribed Shares may not be resold, transferred, pledged or otherwise disposed of by the Subscriber absent an effective registration statement under the Securities Act, except (i) to BMRG or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book-entry position representing the Subscribed Shares shall contain a legend to such effect. The Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares.

(f) The Subscriber understands and agrees that the Subscriber is purchasing the Subscribed Shares directly from BMRG. The Subscriber further acknowledges that there have not been, and the Subscriber is not relying on, any representations, warranties, covenants or agreements made to the Subscriber by BMRG, any other party to the Business Combination or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of BMRG included in this Subscription Agreement.

(g) In making its decision to purchase the Subscribed Shares, the Subscriber has relied solely upon independent investigation made by the Subscriber. Without limiting the generality of the foregoing, the Subscriber has not relied on any statements or other information provided by BMRG (other than as set forth herein) or any Placement Agent concerning BMRG, the Business Combination or the Subscribed Shares. The Subscriber acknowledges and agrees that the Subscriber has received such information as the Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to BMRG, the Business Combination and the Target. The Subscriber represents and agrees that the Subscriber and the Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Subscriber and the Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. The Subscriber acknowledges that certain information provided by BMRG was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.

Exh L-5

(h) The Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between the Subscriber and BMRG or by means of contact from any Placement Agent, and the Subscribed Shares were offered to the Subscriber solely by direct contact between the Subscriber and BMRG or by contact between the Subscriber and any Placement Agent. The Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to the Subscriber, by any other means. The Subscriber acknowledges that BMRG represents and warrants that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

(i) The Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares. The Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and the Subscriber has had an opportunity to seek, and has sought, such accounting, legal and tax advice as the Subscriber has considered necessary to make an informed investment decision.

(j) The Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for the Subscriber and that the Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Subscriber’s investment in BMRG. The Subscriber acknowledges specifically that a possibility of total loss exists.

(k) The Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.

(l) The Subscriber does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof the Subscriber has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of BMRG.

(m) The Subscriber acknowledges and agrees that the book-entry position representing the Subscribed Shares (or each certificate representing such securities if subsequently requested and obtained by the Subscriber) will bear or reflect, as applicable, a legend substantially similar to the following:

“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) PURSUANT TO ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (III) TO THE COMPANY, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE. THE COMPANY MAY REQUIRE THE DELIVERY OF A WRITTEN OPINION OF COUNSEL, CERTIFICATIONS AND/OR ANY OTHER INFORMATION IT REASONABLY REQUIRES TO CONFIRM THE SECURITIES ACT EXEMPTION FOR SUCH TRANSACTION.”

(n) The Subscriber’s acquisition and holding of the Subscribed Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

Exh L-6

(o) If the Subscriber is not a U.S. person as defined in Rule 902 under the Securities Act or a United States person as defined in the Code, the Subscriber hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Subscribed Shares or any use of this Subscription Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Subscribed Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Subscribed Shares. The Subscriber’s subscription and payment for and continued beneficial ownership of the Subscribed Shares will not violate any applicable securities or other laws of the Subscriber’s jurisdiction.

(p) The Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Subscriber is permitted to do so under applicable law. If the Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, the Subscriber maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. The Subscriber also represents that, to the extent required, the Subscriber maintains policies and procedures reasonably designed to ensure that the funds held by the Subscriber and used to purchase the Subscribed Shares were legally derived.

(q) The Subscriber acknowledges that in connection with the offer and sale of the Subscribed Shares, (i) no disclosure or offering document has been delivered to the Subscriber by any Placement Agent or any of their respective affiliates and (ii) no Placement Agent has acted as the Subscriber’s financial advisor or fiduciary.

(r) Except for the specific representations and warranties contained in this Section 6 and in any certificate or agreement delivered pursuant hereto, none of the Subscriber nor any person acting on behalf of the Subscriber nor any of the Subscriber’s affiliates (the “Subscriber Parties”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Subscriber and this offering, and the Subscriber Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by BMRG in Section 5 of this Subscription Agreement and in any certificate or agreement delivered pursuant hereto, the Subscriber specifically disclaims that it, or anyone on its behalf, is relying upon any representations or warranties that may have been made by BMRG or any person acting on behalf of BMRG or any of BMRG’s affiliates.

(s) No broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber.

(t) If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Internal Revenue Code of 1986, as amended, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that neither BMRG, nor any of its respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares.

Exh L-7

7. Registration of Subscribed Shares.

(a) BMRG agrees that, prior to the Closing Date, BMRG will file with the SEC (at BMRG’s sole cost and expense) a registration statement registering the resale of the Subscribed Shares (the “Registration Statement”), and BMRG shall use its commercially reasonable efforts to have the Registration Statement declared effective upon the Closing, but no later than sixty (60) calendar days following the Closing Date (the “Effectiveness Deadline”), provided, that the Effectiveness Deadline shall be extended to ninety (90) calendar days after the Closing Date if the Registration Statement is reviewed by, and receives comments from, the SEC. BMRG will provide a draft of the Registration Statement to the Subscriber for review at least two (2) business days in advance of filing the Registration Statement. Notwithstanding the foregoing, if the SEC prevents BMRG from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Subscribed Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Subscribed Shares which is equal to the maximum number of Subscribed Shares as is permitted by the SEC. In such event, the number of Subscribed Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders. BMRG agrees that BMRG will cause such Registration Statement to remain effective until the earlier of (i) two years from the issuance of the Subscribed Shares, (ii) the date on which all of the Subscribed Shares shall have been sold, or (iii) on the first date on which the Subscriber can sell all of its Subscribed Shares (or shares received in exchange therefor) under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold.

(b) BMRG further agrees that, in the event that the Registration Statement has not been declared effective by the Effectiveness Deadline (a “Registration Default” and the date on which such Registration Default occurs, a “Default Date”), then in addition to any other rights may have hereunder or under applicable law, on the Default Date and on each monthly anniversary of such Default Date (if the Registration Default shall not have been cured by such date) until the Registration Default is cured, BMRG shall pay to Subscriber an amount in cash, as partial liquidated damages and not as a penalty (“Liquidated Damages”), equal to 1.0% of the Purchase Price paid by Subscriber pursuant to this Subscription Agreement for any Subscribed Shares held by Subscriber on the Default Date; provided, however, that if Subscriber fails to provide BMRG with any information requested by BMRG that is required to be provided in such Registration Statement with respect to such Subscriber as set forth herein, then, for purposes of this Section 7, the Effectiveness Deadline shall be extended until two (2) Business Days following the date of receipt by BMRG of such required information from Subscriber; and in no event shall BMRG be required hereunder to pay to such Subscriber pursuant to this Subscription Agreement an aggregate amount that exceeds 12.0% of the Purchase Price paid by Subscriber for its Subscribed Shares. The Liquidated Damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of a month prior to the cure of a Registration Default, except in the case of the first Default Date. BMRG shall deliver the cash payment to Subscriber with respect to any Liquidated Damages by the fifth Business Day after the date payable. If BMRG fails to pay said cash payment to Subscriber in full by the fifth Business Day after the date payable, BMRG will pay interest thereon at a rate of 5.0% per annum (or such lesser maximum amount that is permitted to be paid by applicable law, and calculated on the basis of a year consisting of 360 days) to Subscriber, accruing daily from the date such Liquidated Damages are due until such amounts, plus all such interest thereon, are paid in full. Notwithstanding the foregoing, nothing shall preclude Subscriber from pursuing or obtaining any available remedies at law, specific performance or other equitable relief with respect to this Section 7 in accordance with applicable law.

Exh L-8

(c) For as long as the Registration Statement shall remain effective pursuant to the immediately preceding sentence, BMRG will file all reports, and provide all customary and reasonable cooperation, necessary to enable the Subscriber to resell the Subscribed Shares pursuant to the Registration Statement or Rule 144 of the Securities Act (when Rule 144 of the Securities Act becomes available to BMRG), as applicable, qualify the Subscribed Shares for listing on the applicable stock exchange, and update or amend the Registration Statement as necessary to include the Subscribed Shares. The Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of Subscribed Shares to BMRG (or its successor) upon request to assist BMRG in making the determination described above. BMRG’s obligations to include the Subscribed Shares in the Registration Statement are contingent upon the Subscriber furnishing in writing to BMRG such information regarding the Subscriber, the securities of BMRG held by the Subscriber and the intended method of disposition of the Subscribed Shares as shall be reasonably requested by BMRG to effect the registration of the Subscribed Shares, and shall execute such documents in connection with such registration as BMRG may reasonably request that are customary of a selling stockholder in similar situations. The Subscriber shall not be entitled to use the Registration Statement for an underwritten offering of Subscribed Shares. BMRG may delay filing or suspend the use of any such registration statement if it determines that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of BMRG or would require premature disclosure of information that could materially adversely affect BMRG (each such circumstance, a “Suspension Event”); provided, that, (i) BMRG shall not so delay filing or so suspend the use of the Registration Statement for a period of more than ninety (90) consecutive days or more than two (2) times in any three hundred sixty (360) day period and (ii) BMRG shall use commercially reasonable efforts to make such registration statement available for the sale by the Subscriber of such securities as soon as practicable thereafter. Upon receipt of any written notice from BMRG (which notice shall not contain any material non-public information regarding BMRG) of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Subscriber agrees that (i) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Subscriber receives copies of a supplemental or amended prospectus (which BMRG agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by BMRG that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by BMRG unless otherwise required by law or subpoena. If so directed by BMRG, the Subscriber will deliver to BMRG or, in the Subscriber’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares in the Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (i) to the extent the Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

(d) BMRG shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless the Subscriber (to the extent a seller under the Registration Statement), the officers, directors, agents, partners, members, managers, stockholders, affiliates, employees and investment advisers of the Subscriber, each person who controls the Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, managers, stockholders, agents, affiliates, employees and investment advisers of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”) that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by BMRG of the Securities Act, the Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 7, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding the Subscriber furnished in writing to BMRG by the Subscriber expressly for use therein. BMRG shall notify the Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7 of which BMRG is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Subscribed Shares by the Subscriber. Notwithstanding the forgoing, BMRG’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of BMRG (which consent shall not be unreasonably withheld or delayed).

Exh L-9

(e) The Subscriber shall, severally and not jointly with any other subscriber in this offering, indemnify and hold harmless BMRG, its directors, officers, agents and employees, each person who controls BMRG (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding the Subscriber furnished in writing to BMRG by the Subscriber expressly for use therein. In no event shall the liability of the Subscriber be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Subscribed Shares giving rise to such indemnification obligation. The Subscriber shall notify BMRG promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7 of which the Subscriber is aware. Notwithstanding the forgoing, the Subscriber’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Subscriber (which consent shall not be unreasonably withheld or delayed).

8. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms and (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such breach. BMRG shall promptly notify the Subscriber of any termination of the Business Combination Agreement promptly after the termination thereof.

9. Additional Agreements and Waivers of the Subscriber.

(a) The Subscriber hereby acknowledges that BMRG has established a trust account (the “Trust Account”) containing the proceeds of the IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of BMRG’s public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of BMRG entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Subscriber hereby (i) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (ii) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with BMRG, and (iii) will not seek recourse against the Trust Account for any reason whatsoever; provided however, that nothing in this Section 9(a) shall be deemed to limit the Subscriber’s right to distributions from the Trust Account in accordance with BMRG’s amended and restated certificate of incorporation in respect of Common Stock of BMRG acquired by any means other than pursuant to this Subscription Agreement.

(b) The Subscriber hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with it, shall execute any short sales or engage in other hedging transactions of any kind with respect to securities of BMRG during the period of the date of this Subscription Agreement through the Closing.

(c) Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

Exh L-10

10. Miscellaneous.

(a) All notices and other communications given or made pursuant to this Subscription Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail or facsimile (if provided), during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (iii) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications sent to BMRG shall be sent to: 299 Park Avenue, 21st Floor, New York, New York 10171, Attn: Daniel Shribman, email: dshribman@brileyfin.com, with a copy to BMRG’s counsel at: White & Case LLP, 1221 Avenue of the Americas, New York, New York 10020, Attn: Joel L. Rubinstein, Esq., email: joel.rubinstein@whitecase.com.

All communications to the Subscriber shall be sent to the Subscriber’s address as set forth on the signature page hereof, or to such e-mail address, facsimile number (if any) or address as subsequently modified by written notice given in accordance with this Section 10(a).

(b) Neither this Subscription Agreement nor any rights that may accrue to the Subscriber hereunder (other than the Subscribed Shares acquired hereunder, if any) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to BMRG or to any Placement Agent may be transferred or assigned.

(c) BMRG may request from the Subscriber such additional information as BMRG may deem necessary to evaluate the eligibility of the Subscriber to acquire the Subscribed Shares, and the Subscriber shall provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures.

(d) The Subscriber acknowledges that BMRG and any Placement Agent will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Subscriber agrees to promptly notify BMRG if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects. The Subscriber agrees that the purchase by the Subscriber of the Subscribed Shares from BMRG at the Closing will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Subscriber as of the time of such purchase. The Subscriber further acknowledges and agrees that the Target and any Placement Agent are third-party beneficiaries of the representations and warranties of the Subscriber contained in Section 6 of this Subscription Agreement. BMRG acknowledges that the Subscriber will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, BMRG agrees to promptly notify the Subscriber if any of the acknowledgements, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects. BMRG agrees that the sale by it of the Subscribed Shares to the Subscriber at the Closing will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Subscriber as of the time of such sale.

(e) Each of BMRG and the Subscriber is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(f) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

(g) This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, waiver, or termination is sought; provided, that, this Subscription Agreement may be amended, modified, waived or terminated with the written consent of BMRG and the Subscribers then holding a majority of the Collective Subscribed Shares then committed to be purchased at the Closing by (or, if after the Closing, then held by) all Subscribers (the “Required Subscribers”). Upon the effectuation of such waiver, modification, amendment or termination with the consent of the Required Subscribers in conformance with this Section 10(g), such amendment, modification, waiver or termination shall be binding on all Subscribers and effective as to all of the Subscription Agreements. BMRG shall promptly give written notice thereof to Subscriber if Subscriber has not previously consented to such amendment, modification, waiver or termination in writing; provided that the failure to give such notice shall not affect the validity of such amendment, modification, waiver or termination. Notwithstanding anything to the contrary herein, (i) no amendment, modification or waiver shall be effective against any Subscriber unless such amendment, modification or waiver applies to all Subscribers equally, (ii) any amendment, modification or waiver that has a disproportionate effect on a Subscriber (considered apart from any disproportionate effect owing to the number of Subscribed Shares held by such Subscriber), shall require the consent of such Subscriber, (iii) any amendment to Section 5(h) or Section 7 of this Subscription Agreement shall require the consent of the undersigned Subscriber and (iv) any amendment to Section 5, Section 10(d), this Section 10(g) and Section 11 may not be amended, terminated or waived in a manner that is material and adverse to any Placement Agent without the written consent of such Placement Agent.

Exh L-11

(h) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as specifically set forth herein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective permitted successor and assigns.

(i) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(j) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(k) This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(l) Except as otherwise provided in Section 10(d) of this Subscription Agreement, this Subscription Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(m) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

Exh L-12

(n) THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE. THE PARTIES (I) HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE JURISDICTION OF THE STATE COURTS OF NEW YORK AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS SUBSCRIPTION AGREEMENT, (II) AGREE NOT TO COMMENCE ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS SUBSCRIPTION AGREEMENT EXCEPT IN STATE COURTS OF NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND (III) HEREBY WAIVE, AND AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS SUBSCRIPTION AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

(o) BMRG agrees that it will not, without the prior written consent of the Subscriber, use in advertising or otherwise use publicly the name of the Subscriber with respect to this Subscription Agreement; provided, however, that BMRG may identify the Subscriber (i) as required by applicable law, rule or regulation, including as may be required in any securities filings made in connection with the Business Combination and in the Registration Statement, (ii) in information and documents submitted to its stockholders seeking required consents or waivers to transactions or other actions that require such consent or waiver, and (iii) other non-public communications with third parties where disclosure of the capitalization of BMRG is required.

11. Exculpation. The Subscriber agrees that no other subscriber for shares of Common Stock of BMRG in connection with the Business Combination, nor any Placement Agent, shall be liable to the Subscriber for any action heretofore or hereafter taken or omitted to be taken by any of them in connection therewith. BMRG agrees that the Subscriber shall not be liable for any action taken or omitted to be taken by any other subscriber of shares of Common Stock in connection with the Business Combination.

[Signature Pages Follow]

Exh L-13

IN WITNESS WHEREOF, each of BMRG and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

B. RILEY PRINCIPAL MERGER CORP. II

By:
Name:
Title:

[Signature Page to BMRG Subscription Agreement]

SUBSCRIBER:

Print Name:

By:
Name:
Title:

Address for Notices:

Name in which shares are to be registered (if different): ___________________________________________

Number of Subscribed Shares subscribed for:	_____________________
Price Per Subscribed Share:	$10.00
Aggregate Purchase Price:	$____________________

[Signature Page to BMRG Subscription Agreement]

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF THE SUBSCRIBER

This Schedule A must be completed and signed by the Subscriber and constitutes part of the Subscription Agreement

A.	ACCREDITED INVESTOR STATUS

(Please check the applicable boxes):

☐	The Subscriber is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act for one or more of the following reasons:

☐	The Subscriber is a bank, as defined in Section 3(a)(2) of the Securities Act or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in an individual or a fiduciary capacity.

☐	The Subscriber is a broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended.

☐	The Subscriber is an insurance company, as defined in Section 2(13) of the Securities Act.

☐	The Subscriber is an investment company registered under the Investment Company Act of 1940 or a business development company, as defined in Section 2(a)(48) of that act.

☐	The Subscriber is a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

☐	The Subscriber is a plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if the plan has total assets in excess of $5 million.

☐	The Subscriber is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is being made by a plan fiduciary, as defined in Section 3(21) of such act, and the plan fiduciary is either a bank, an insurance company, or a registered investment adviser, or if the employee benefit plan has total assets in excess of $5 million.

☐	The Subscriber is a private business development company, as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

☐	The Subscriber is a corporation, Massachusetts or similar business trust, limited liability company, or partnership, or an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, that was not formed for the specific purpose of acquiring the Securities, and that has total assets in excess of $5 million.

☐	The Subscriber is a trust with total assets in excess of $5 million not formed for the specific purpose of acquiring the Securities, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act.

☐	The Subscriber is a director or executive officer of BMRG.

A-1

☐	The Subscriber is a natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his or her purchase exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence must not be included as an asset; (b) indebtedness secured by the person’s primary residence up to the estimated fair market value of the primary residence must not be included as a liability (except that if the amount of such indebtedness outstanding at the time of calculation exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess must be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the residence must be included as a liability.

☐	The Subscriber is a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

☐	The Subscriber is an entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

B.	AFFILIATE STATUS

(Please check the applicable box)

The Subscriber:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of BMRG or acting on behalf of an affiliate of BMRG.

SUBSCRIBER:

Print Name:

By:
Name:
Title:

A-2

EXHIBIT M

Directors and Officers

Directors:

1.	Daniel Shribman

2.	Russell Stidolph

3.	Joseph Mastrangelo

4.	Dr. Krishna P. Singh

5.	[To be mutually agreed upon by B. Riley Principal Sponsor Co. II, LLC and AltEnergy Storage VI, LLC as Securityholder Representative]

6.	[To be mutually agreed upon by B. Riley Principal Sponsor Co. II, LLC and AltEnergy Storage VI, LLC as Securityholder Representative]

7.	[To be mutually agreed upon by B. Riley Principal Sponsor Co. II, LLC and AltEnergy Storage VI, LLC as Securityholder Representative]

Officers:

1.	Joseph Mastrangelo – Chief Executive Officer

2.	Mack Treece – Chief Strategic Alliances Officer

3.	Dr. Balakrishnan G. Iyer – Chief Commercial Officer

4.	Sagar Kurada – Chief Financial Officer

5.	Franzi Fortlouis – Secretary

6.	Daniel Friberg – Senior Vice President Engineering

7.	Nathan McCormick – Senior Vice President Operations

8.	Partha Day, PhD – Senior Vice President Supply Chain

9.	Tracey Czajak – Vice President Human Resources

10.	Ronen Cohen – Vice President Finance and Strategy

11.	Jean-François Audebert, PhD – VP Quality and EHS

12.	Francis Richey – Director – Research & Development